UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities and Exchange Act of 1934
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☑	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12
M & F Worldwide Corp.

(Name of Registrant as Specified in Its Charter)
(N/A)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☑	Fee computed as shown below per Exchange Act Rules 14a-6(i)(1) and 0-11.

	(1)	Title of each class of securities to which transaction applies: common stock of the Company, par value $0.01 per share.

	(2)	Aggregate number of securities to which transaction applies: 10,939,931 shares of common stock.

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

In accordance with Exchange Act Rule 0-11(c), the filing fee of $31,753.15 was determined by multiplying .00011610 by the aggregate merger consideration of $273,498,275. The aggregate merger consideration was calculated by multiplying the 10,939,931 outstanding shares of common stock to be acquired pursuant to the merger and the merger consideration of $25.00 per share.

	(4)	Proposed maximum aggregate value of transaction:

$273,498,275

	(5)	Total fee paid:

$31,753.15

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing registration statement number, or the Form or Schedule and date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Preliminary Copy — Subject to Completion
M & F WORLDWIDE CORP.
35 East 62nd Street
New York, NY 10065
[•], 2011
To Our Stockholders:
     We cordially invite you to attend a special meeting of the stockholders of M & F Worldwide Corp., a Delaware corporation (“M & F Worldwide”, the “Company”, “we”, “our” or “us”), which we will hold at [•], New York, NY, on [•], 2011, at [•] a.m. local time.
     At the special meeting, holders of our common stock, par value $0.01 per share (“common stock”), will be asked to consider and vote upon a proposal to approve an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), dated as of September 12, 2011, by and among the Company, MX Holdings One, LLC, a Delaware limited liability company (“Parent”), MX Holdings Two, Inc., a Delaware corporation (“Merger Sub”), and, solely as specified therein, MacAndrews & Forbes Holdings Inc., a Delaware corporation (“Holdings”), pursuant to which Merger Sub will be merged with and into the Company and each share of common stock outstanding at the effective time of the merger (other than shares owned by the Company, Merger Sub, and holders who have perfected and not withdrawn a demand for appraisal rights) will be canceled and converted into the right to receive $25.00, in cash, without interest. The capital stock of each of Merger Sub and Parent is 100% beneficially owned by Holdings, which is 100% beneficially owned by Ronald O. Perelman. Mr. Perelman beneficially owns approximately 43.4% of the outstanding common stock.
     To assist in evaluating the fairness to our stockholders of the merger, our board of directors formed a special committee of independent directors to consider and negotiate the terms and conditions of the merger and to make a recommendation to our board of directors.
     Our board of directors, after receiving the recommendation of the special committee, has approved and adopted the Merger Agreement and determined that the merger is advisable, fair to and in the best interest of the Company and its stockholders (other than Holdings and its affiliates). Our board of directors unanimously (other than Mr. Perelman, Barry F. Schwartz, William C. Bevins, Stephen G. Taub and Charles T. Dawson) recommends that the stockholders of the Company vote “FOR” the proposal to approve the Merger Agreement. Mr. Perelman, Mr. Schwartz and Mr. Bevins abstained from the vote of the board of directors because of their affiliation with Holdings, and Mr. Taub and Mr. Dawson abstained from the vote of the board of directors because they are employees of our subsidiaries.
     The enclosed proxy statement describes the Merger Agreement, the merger and related agreements and provides specific information concerning the special meeting. In addition, you may obtain information about us from documents filed with the Securities and Exchange Commission. We urge you to, and you should, read the entire proxy statement carefully, including the appendices, as it sets forth the details of the Merger Agreement and other important information related to the merger.

     Your vote is very important. The merger cannot be completed unless holders of a majority of the (i) outstanding shares of common stock vote in favor of the approval of the Merger Agreement and (ii) outstanding shares of common stock (excluding shares owned by Holdings or its affiliates) vote in favor of the approval of the Merger Agreement. If you fail to vote on the Merger Agreement, the effect will be the same as a vote against the approval of the Merger Agreement.
     While stockholders may exercise their right to vote their shares in person, we recognize that many stockholders may not be able to attend the special meeting. Accordingly, we have enclosed a proxy that will enable you to vote your shares on the matters to be considered at the special meeting even if you are unable to attend. If you desire to vote in accordance with the board of directors’ recommendation, you need only sign, date and return the proxy in the enclosed postage-paid envelope to record your vote. Otherwise, please mark the proxy to indicate your vote; date and sign the proxy; and return it in the enclosed postage-paid envelope. You also may vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.
     Voting by proxy will not prevent you from voting your shares in person if you subsequently choose to attend the special meeting. You may also access the proxy materials on the Internet at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm.
Very truly yours,
Barry F. Schwartz
Chief Executive Officer and President
     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.
This proxy statement is dated [•], 2011
and is first being mailed to stockholders on or about [•], 2011.

Preliminary Copy — Subject to Completion
M & F WORLDWIDE CORP.
35 East 62nd Street
New York, NY 10065
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
TO BE HELD ON [•], 2011
To Our Stockholders:
     A special meeting of stockholders of M & F Worldwide Corp., a Delaware corporation (“M & F Worldwide”, the “Company”, “we”, “our” or “us”), will be held at [•], New York, NY, on [•], 2011, at [•] a.m. local time, for the following purposes:
1.	to consider and vote on a proposal to approve the Agreement and Plan of Merger, (as it may be amended from time to time, the “Merger Agreement”), dated as of September 12, 2011, by and among the Company, MX Holdings One, LLC, a Delaware limited liability company, MX Holdings Two, Inc., a Delaware corporation, and, solely as specified therein, MacAndrews & Forbes Holdings Inc., a Delaware corporation;

2.	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement; and

3.	to act upon other business as may properly come before the special meeting or any adjournment or postponement thereof.
     The holders of record of our common stock, par value $0.01 per share (“common stock”), at the close of business on [•], 2011, are entitled to notice of and to vote at the special meeting or at any adjournment or postponement thereof. All stockholders of record are cordially invited to attend the special meeting in person. A list of our stockholders will be available at our headquarters located at 35 East 62nd Street, New York, NY, during ordinary business hours for ten days prior to the special meeting.
     Your vote is important, regardless of the number of shares of common stock you own. The approval of the Merger Agreement by the affirmative vote of holders of a majority of the (i) outstanding shares of common stock and (ii) outstanding shares of common stock (excluding shares owned by Holdings or its affiliates) is a condition to the consummation of the merger. The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of holders of a majority of the voting power present and entitled to vote. Even if you plan to attend the special meeting in person, we request that you complete, sign, date and return the enclosed proxy and thus ensure that your shares will be represented at the special meeting if you are unable to attend.
     You also may vote your shares by proxy using a toll-free telephone number or the Internet. We have provided instructions on the proxy card for using these convenient services.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to vote, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the Merger Agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
     Your proxy may be revoked at any time before the vote at the special meeting by following the procedures outlined in the accompanying proxy statement. If you are a stockholder of record and do attend the special meeting and wish to vote in person, you may revoke your proxy and vote in person.
By order of the Board of Directors
M & F WORLDWIDE CORP.
[•], 2011
     Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders To be Held on [•], 2011
We have elected to provide access to our proxy materials both by sending you this full set of proxy materials, including a proxy card, and by notifying you of the availability of our proxy materials on the Internet. The proxy materials are available at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm.

i

SUMMARY TERM SHEET
     This Summary Term Sheet discusses the material information contained in this proxy statement, including with respect to the Merger Agreement, as defined below, and the merger. We encourage you to read carefully this entire proxy statement, its annexes and the documents referred to or incorporated by reference in this proxy statement, as this Summary Term Sheet may not contain all of the information that may be important to you. The items in this Summary Term Sheet include page references directing you to a more complete description of that topic in this proxy statement.
The Parties to the Merger Agreement
M & F Worldwide Corp.
35 East 62nd Street
New York, NY 10065
Tel: 212-572-8600
     M & F Worldwide Corp., referred to herein as “M & F Worldwide”, the “Company”, “we”, “our” or “us”, is a Delaware corporation. M & F Worldwide is a holding company that operates through four business segments: Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries. See “Important Information Regarding M & F Worldwide and its Directors and Executive Officers—Information Regarding M & F Worldwide” beginning on page 100.
     Additional information about M & F Worldwide is contained in its public filings, which are incorporated by reference hereto. See “Where You Can Find Additional Information” beginning on page 118.
MacAndrews & Forbes Holdings Inc.
35 East 62nd Street
New York, NY 10065
Tel: 212-572-8600
     MacAndrews & Forbes Holdings Inc., referred to herein as “Holdings”, is a Delaware corporation. Holdings is a diversified holding company with interests in biotechnology, check printing and check related products and services, consumer products, defense, education, entertainment, financial services, gaming and other industries. The capital stock of Holdings is 100% owned by Ronald O. Perelman. See “Important Information Regarding the Holdings Filing Persons and their Directors and Executive Officers—Holdings” beginning on page 108.

MX Holdings One, LLC
35 East 62nd Street
New York, NY 10065
Tel: 212-572-8600
     MX Holdings One, LLC, referred to herein as “Parent”, is a Delaware limited liability company. Parent is a wholly owned subsidiary of Holdings and was formed solely for the purpose of holding the shares of common stock of Merger Sub and other related transactions. Parent has not engaged in any business other than in connection with the merger and other related transactions. See “Important Information Regarding the Holdings Filing Persons and their Directors and Executive Officers—Parent” beginning on page 108.
MX Holdings Two, Inc.
35 East 62nd Street
New York, NY 10065
Tel: 212-572-8600
     MX Holdings Two, Inc., referred to herein as “Merger Sub”, is a Delaware corporation. Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions. See “Important Information Regarding the Holdings Filing Persons and their Directors and Executive Officers—Merger Sub” beginning on page 108.
The Merger Proposal
     You will be asked to consider and vote upon the proposal to approve the Agreement and Plan of Merger, dated as of September 12, 2011, by and among the Company, Parent, Merger Sub and, solely as specified therein, Holdings, which, as it may be amended from time to time, is referred to herein as the “Merger Agreement”. The Merger Agreement provides that Merger Sub will be merged with and into the Company, and each outstanding share of common stock, par value $0.01 per share, of the Company, referred to herein as the “common stock”, other than shares owned by the Company, Merger Sub, and holders who have perfected and not withdrawn a demand for appraisal rights, which are collectively referred to herein as “excluded shares”, will be converted into the right to receive $25.00 in cash, without interest and less any required withholding taxes.
The Special Meeting (Page 20)
     The special meeting will be held at [•], New York, NY, on [•], 2011, at [•] a.m. local time.
Record Date and Quorum (Page 20)
     The holders of record of the common stock as of the close of business on [•], the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting.

     The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting.
Required Vote (Page 20)
     For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of the common stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger Agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of the common stock outstanding at the close of business on the record date and not owned by Holdings or its affiliates must vote “FOR” the approval of the Merger Agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the merger. Holdings and its affiliates are referred to herein as “excluded stockholders”, and the stockholders of the Company other than Holdings or its affiliates are referred to herein as “unaffiliated stockholders”.
     As of the record date, there were [19,333,931] shares of common stock outstanding, of which Mr. Perelman may be deemed to beneficially own 8,394,000 shares (consisting of 7,248,000 shares of common stock held through MFW Holdings One LLC, a wholly owned subsidiary of Holdings and referred to herein as “MFW Holdings One”, 1,012,666 shares of common stock held through MFW Holdings Two LLC, a wholly owned subsidiary of Holdings and referred to herein as “MFW Holdings Two”, and 133,334 shares of common stock held directly by Mr. Perelman), representing in the aggregate approximately 43.4% of the outstanding shares of common stock as of the record date. Mr. Perelman, MFW Holdings One and MFW Holdings Two are collectively referred to herein as the “Holdings Investors”. The Holdings Investors, Holdings, Parent and Merger Sub are collectively referred to herein as the “Holdings Filing Persons”.
     The Holdings Investors have agreed to contribute to Merger Sub immediately prior to the effective time of the merger the shares of common stock held by them in exchange for shares of common stock of Merger Sub. Holdings has agreed to vote all shares of common stock that it beneficially owns in favor of approving the Merger Agreement. See “Agreements Involving Common Stock; Transactions Between Holdings Filing Persons and the Company—Contribution Agreement” beginning on page 113.
     In addition, excluded stockholders other than the Holdings Investors own an additional 16,000 shares of common stock, and have each agreed to vote such shares in favor of approving the Merger Agreement. See “Important Information Regarding M & F Worldwide and its Directors and Executive Officers” beginning on page 100.
     Because the excluded stockholders may be deemed to beneficially own 8,410,000 shares of outstanding common stock, an additional [5,461,966] shares of common stock (representing a majority of the outstanding shares of common stock held by unaffiliated stockholders), or approximately [28.25]% of the outstanding shares of common stock, must vote in favor of the Merger Agreement to satisfy the required vote under the Merger Agreement. The directors and current executive officers of the Company (other than any such director or executive officer who is an excluded stockholder), all of whom have expressed their intent to vote in favor of the proposal to approve the Merger Agreement, may be deemed to beneficially own an additional 194,316 shares of common stock (not including shares held through the Outside Directors Deferred Compensation Plan).
Conditions to the Merger (Page 95)
     Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions, none of which may be waived:
•	the Merger Agreement must have been approved by the affirmative vote of holders of a majority of the (i) outstanding shares of common stock and (ii) outstanding shares of common stock excluding shares owned by Holdings and its affiliates;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, referred to herein as the “Hart-Scott-Rodino Act”, must have expired or been terminated; and

•	no law or order shall have been enacted, issued or entered by a governmental entity that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the Merger Agreement.
     The obligation of the Company to complete the merger is subject to the satisfaction or waiver of the following conditions, any of which may be waived:
•	the representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date) in the manner described in “The Merger Agreement—Conditions to the Merger” beginning on page 95; and

•	Parent and Merger Sub must have performed in all material respects all obligations that they are required to perform under the Merger Agreement prior to the closing date of the merger.
     The respective obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following conditions, any of which may be waived:
•	the Company’s representations and warranties in the Merger Agreement must be true and correct both when made and as of the closing date of the merger (except with respect to certain representations and warranties made as of a specified date) in the manner described in “The Merger Agreement—Conditions to the Merger” beginning on page 95;

•	the Company must have performed in all material respects all obligations that it is required to perform under the Merger Agreement prior to the closing date of the merger; and

•	from the date of the Merger Agreement, there shall not have occurred any “material adverse effect” on the Company, as described in “The Merger Agreement—Conditions to the Merger” beginning on page 95.
When the Merger Will be Completed
     We anticipate completing the merger during the fourth quarter of 2011 subject to approval of the Merger Agreement by the Company’s stockholders as specified herein and the satisfaction of the other closing conditions.
Purposes and Reasons for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Special Committee and of our Board of Directors (Page 36)
     Our board of directors formed a special committee, referred to herein as the “special committee”, comprised of four independent directors (Martha L. Byorum, Viet D. Dinh, Paul M. Meister and Carl B. Webb) for the purpose of investigating, evaluating and negotiating the proposal made by Holdings on June 13, 2011, to acquire the common stock and, as appropriate, reject or recommend to our full board of directors the proposal by Holdings. On September 10, 2011, the special committee unanimously (i) determined that the Merger Agreement is advisable, fair to and in the best interests of the stockholders (other than Holdings and its affiliates), and (ii) recommended that the board of directors approve the Merger Agreement. After considering such recommendation, the board of directors of the Company unanimously (other than the abstaining directors, as defined below), (i) approved and adopted the Merger Agreement, (ii) determined that the Merger Agreement is advisable, fair to and in the best interest of the Company’s stockholders (other than Holdings and its affiliates) and (iii) resolved to recommend that the stockholders of the Company approve the Merger Agreement. Accordingly, the board of directors (other than the abstaining directors) recommends that you vote “FOR” the proposal to approve the Merger Agreement. Mr. Perelman, Barry F. Schwartz and William C. Bevins abstained from the vote of the board of directors because of their affiliation with Holdings, and Stephen G. Taub and Charles T. Dawson abstained from the vote of the board of directors because they are employees of subsidiaries of the Company. Each of Mr. Perelman, Mr. Schwartz, Mr. Bevins, Mr. Taub and Mr. Dawson is referred to herein as an “abstaining director.”
     In evaluating the fairness and advisability of the Merger Agreement, the special committee considered, among other factors, the following, each of which the special committee believes supports its determination as to fairness:
•	the then-current and historical market prices of the Company’s common stock;

•	information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends;

•	their views that the value of continuing as an independent public company would not be as valuable as the merger consideration being offered because of the potential risks and uncertainties associated with the future prospects of the Company;

•	the Company’s highly leveraged capital structure and the significant risks relating to refinancing the Company’s existing debt, particularly in light of the volatile state of the debt financing markets, which the special committee believed would persist, and risks to the Company’s business;

•	the fact that the Company’s stockholders other than Holdings and its affiliates will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares;

•	the presentation by Evercore Group L.L.C., referred to herein as “Evercore”, to the special committee on September 10, 2011 and the oral opinion delivered by Evercore to the special committee (which was subsequently confirmed in writing) that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its written opinion, the $25.00 per share merger consideration was fair, from a financial point of view, to the holders of shares of Company common stock (other than Holdings and its affiliates), as more fully described in the section titled “Special Factors—Opinion of Evercore Group L.L.C.” beginning on page 41;

•	the terms of the Merger Agreement, as more fully described in the section titled “The Merger Agreement” beginning on page 82;

•	the requirement that the Merger Agreement must be approved by the holders of a majority of the outstanding common stock of the Company, other than shares held by Holdings or any of its affiliates; and

•	the additional factors described in detail under “Special Factors—Purposes and Reasons for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Special Committee and of our Board of Directors” beginning on page 36.
     The Company’s board of directors, in making its determination as to the fairness and advisability of the Merger Agreement and the merger, considered a number of factors, including the following:
•	the process undertaken by the special committee and its advisors in connection with evaluating the proposed merger, as described above in the section titled “Special Factors—Background of the Merger” beginning on page 25;

•	the opinion, dated September 10, 2011, of Evercore to the special committee as described above and as more fully described in the section titled “Special Factors—Opinion of Evercore Group L.L.C.” beginning on page 41;

•	their own views that the value of continuing as an independent public company would not be as valuable as the merger consideration being offered because of the potential risks and uncertainties associated with the future prospects of the Company; and

•	the additional factors described in detail under “Special Factors—Purposes and Reasons for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Special Committee and of our Board of Directors” beginning on page 36.
     For a more complete discussion of the factors considered by our board of directors in reaching its decision to approve and adopt the Merger Agreement and the merger, see “Special Factors—Purposes and Reasons for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Special Committee and of our Board of Directors”.
Opinion of Evercore Group L.L.C. (Page 41 and Annex B)
     On September 10, 2011, at a meeting of the special committee, Evercore delivered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 10, 2011, that, as of such date and based upon the procedures followed and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of common stock (other than Holdings and its affiliates) entitled to receive such merger consideration. The full text of Evercore’s written opinion is attached as Annex B to this proxy statement. The opinion was addressed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to the holders of shares of common stock (other than Holdings and its affiliates) entitled to receive such merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the special committee, our board of directors or to any other person in respect of the merger, including as to how any holder of shares of common stock should vote or act in respect of the merger.
Holdings Filing Persons’ Purpose and Reasons for the Merger (Page 53)
     The Holdings Filing Persons’ purpose for engaging in the merger is to increase Mr. Perelman’s beneficial ownership of common stock from his current position of approximately 43.4% of the outstanding common stock to 100%. Upon completion of the merger, the Company will become an indirect wholly owned subsidiary of Holdings, which is 100% owned by Mr. Perelman. See “Special Factors—Holdings Filing Persons’ Purposes and Reasons for the Merger” beginning on page 53 for an additional discussion as to why the Holdings Filing Persons are pursuing the merger at this time.

Holdings Filing Persons’ Position as to Fairness of the Merger (Page 54)
     The Holdings Filing Persons believe that the merger is fair to the stockholders of the Company other than Holdings and its affiliates. In arriving at their position as to the fairness of the merger, the Holdings Filing Persons considered the factors discussed in the section entitled “Special Factors—Holdings Filing Persons’ Position as to Fairness” beginning on page 54.
Plans for M & F Worldwide after the Merger (Page 61)
     It is expected that the Company’s operations will be conducted substantially as they currently are being conducted. See “Special Factors—Plans for M & F Worldwide after the Merger” beginning on page 61 for an additional discussion as to the Holdings Filing Persons’ plans for the Company after the merger.
Certain Effects of the Merger (Page 68)
     If the conditions to the closing of the merger are either satisfied or, to the extent permitted, waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its and Merger Sub’s rights, privileges, immunities, powers and franchises continuing unaffected by the merger. Upon completion of the merger, shares of common stock other than excluded shares will be converted into the right to receive $25.00 per share, without interest and less any required withholding taxes. Following the completion of the merger, the common stock will no longer be publicly traded, and you will cease to have any ownership interest in the Company.
Interests of the Company’s Directors and Executive Officers in the Merger (Page 70)
     In considering the recommendation of the special committee and the board of directors with respect to the Merger Agreement, you should be aware that some of the Company’s directors and executive officers have interests in the merger that may be different from, or in addition to, the interests of the Company’s stockholders generally. Common stock beneficially owned by Mr. Perelman, a director of the Company, will not be cancelled in the merger, and he and his affiliates will acquire the remaining capital stock of the Company, as discussed in the section entitled “Special Factors—Certain Effects of the Merger” beginning on page 68. Other interests of officers and directors that may be different from or in addition to the interests of the Company’s stockholders include the treatment of deferred compensation plan stock accounts, possibility of employment with the Company following the effective time and indemnification and insurance arrangements with officers and directors following the effective time, as well as the other interests discussed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger” beginning on page 70. The special committee and the board of directors were aware of the different or additional interests set forth herein and considered such interests along with other matters in approving the Merger Agreement and the transactions contemplated thereby, including the merger.

Financing of the Merger (Page 71)
     Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $273.5 million plus fees and expenses. See “The Merger Agreement—Estimated Fees and Expenses”. These payments are expected to be funded by a combination of debt financing and funds available to the surviving corporation at the effective time of the merger. In connection with the signing of the Merger Agreement, Holdings received an amended and restated debt commitment letter, dated as of September 9, 2011, referred to herein as the “Commitment Letter”, from Deutsche Bank Trust Company Americas, referred to herein as “Deutsche Bank”, pursuant to which, subject to the conditions set forth therein, Deutsche Bank has committed to provide to Parent up to $250 million through a senior secured term loan facility. The proceeds of the loan will be used to (i) fund a portion of the aggregate merger consideration and pay fees and expenses incurred in connection therewith and (ii) refinance and/or repay existing indebtedness owed by certain subsidiaries of Holdings to Deutsche Bank. The consummation of the merger is not conditioned upon receipt of any financing.
Material United States Federal Income Tax Consequences (Page 73)
     If you are a U.S. holder, the receipt of cash in the merger will generally be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, your receipt of cash in exchange for your shares of common stock will generally cause you to recognize a gain or loss measured by the difference, if any, between the cash you receive in the merger and your adjusted basis in your shares. If you are a non-U.S. holder, you generally will not be subject to United States federal income tax unless you have certain connections to the United States. You should consult your tax advisor for a full understanding of how the merger will affect your taxes.
Regulatory Approvals (Page 75)
     The merger is subject to review under the Hart-Scott-Rodino Act. The initial filings under the Hart-Scott-Rodino Act were made on September 21, 2011, for each of the Company and Mr. Perelman. On [•], 2011, the waiting period under the Hart-Scott-Rodino Act regarding Mr. Perelman’s acquisition of shares of M & F Worldwide pursuant to the merger expired.
Litigation (Page 76)
     Beginning on June 14, 2011, following the announcement on June 13, 2011 by Holdings of its proposal to acquire the outstanding shares of common stock not owned by it for cash, six putative stockholder class action lawsuits were filed in the Delaware Court of Chancery, referred to herein as the “Delaware actions”, and the Supreme Court for the State of New York, referred to herein as the “New York actions”, challenging the merger. The Delaware actions and the New York actions each name as defendants the Company, each of the current members of the Company’s board of directors and Holdings, and allege that the individual defendants breached their fiduciary duties under Delaware law in connection with the merger, and that Holdings aided and abetted those alleged breaches.

     The complaints in the Delaware actions and New York actions seek, among other things, to preliminarily and permanently enjoin any transaction arising from the proposal, an accounting for any damages resulting from the alleged wrongs, and rescissory damages if a transaction is consummated prior to any final judgment. Plaintiffs further seek the costs of the action, including reasonable attorneys’ fees and such other relief as may be just and proper.
     On July 14, 2011, the parties to the Delaware actions stipulated to the consolidation of those actions into a single action, referred to herein as the “consolidated action”. On September 14, 2011, the Delaware Court of Chancery granted the parties’ Stipulated Order of Class Certification and Case Management, which, among other things, certified the consolidated action as a class action pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2) without opt-out rights. The class consists of all persons who held shares of common stock (excluding defendants named in the consolidated complaint in the consolidated action and any person, firm, trust, corporation or other entity affiliated with any of the defendants) at any time during the period from and including June 13, 2011, through the date of consummation of the merger.
     On September 15, 2011, the Court granted defendants’ cross-motion to dismiss or stay the proposed lead New York action, dismissing that action without prejudice. On September 26, 2011, the parties to the remaining New York action entered into a stipulation dismissing that action without prejudice and without prejudice to plaintiff’s right to intervene in the Delaware actions.
     Defendants believe that the remaining lawsuits are entirely without merit and intend to defend these actions vigorously.
Dissenters’ Rights of Appraisal (Page 76 and Annex C)
     M & F Worldwide stockholders who do not vote in favor of the Merger Agreement and who perfect their appraisal rights under Delaware law will have the right to a judicial appraisal of the fair value of their shares of common stock. In addition to not voting in favor of the merger, the stockholder must deliver to M & F Worldwide a written demand for appraisal of such stockholder’s shares prior to the vote on the Merger Agreement and continue to hold such shares until the consummation of the merger.
No Solicitation of Transactions (Page 91)
     Pursuant to the Merger Agreement, neither the Company nor its officers, directors and representatives will:
•	initiate, solicit, or knowingly encourage, induce or assist any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal”, as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 91;

•	execute or enter into any contract with respect to an acquisition proposal, other than an acceptable confidentiality agreement;

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of our subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates, designees or representatives) with the intent to initiate, solicit, encourage, induce or assist the making, submission or commencement of, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.
     We may, prior to the approval of the Merger Agreement by our stockholders at the special meeting, in response to a bona fide written acquisition proposal, participate in discussions regarding such acquisition proposal solely to clarify the terms of such acquisition proposal and if our board of directors has determined in good faith that the acquisition proposal is or could reasonably be expected to result in a “superior proposal”, as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 91, and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of our board of directors under applicable laws, we may:
•	furnish access and non-public information relating to the Company to the person who has made such acquisition proposal; and

•	participate in discussions and negotiations regarding such acquisition proposal.
     The Company may not (i) withdraw, modify or amend the board of directors’ recommendation in any manner adverse to Parent, (ii) approve, endorse or recommend an acquisition proposal or, (iii) at any time following receipt of an acquisition proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and merger as promptly as practicable (but in any event within five business days after receipt of any reasonable written request to do so from Parent), each of the foregoing referred to herein as an “Adverse Company Recommendation”.
     Notwithstanding these restrictions, prior to the approval of the Merger Agreement by our stockholders, our board of directors may, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties, in response to (i) a superior proposal received by our board of directors after the date of the Merger Agreement or (ii) an “intervening event”, as defined in the section entitled “The Merger Agreement—No Solicitation of Transactions” beginning on page 91, make an Adverse Company Recommendation, but only if
•	we first provide Parent prior written notice, at least three business days in advance, that we intend to make such Adverse Company Recommendation, and, in the case of a superior proposal, are prepared to terminate the Merger Agreement to enter into a contract with respect to a superior proposal; and

•	during the three business days after the receipt of such notice (it being understood and agreed that in the case of a superior proposal, any material change to the financial or other terms and conditions of such superior proposal shall require an additional notice by us to Parent of a two business day period which may, in whole or in part, run concurrently with the initial three business day period), we have negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that there is no longer a basis to make such Adverse Company Recommendation.
Termination (Page 97)
     The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Parent may terminate the Merger Agreement if:
•	the merger has not been completed by March 31, 2012, except that this right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of, or resulted in, the failure to timely complete the merger;

•	the Merger Agreement has been submitted to our stockholders for approval and the required vote has not been obtained; or

•	any final nonappealable injunction, order, decree, judgment or ruling, permanently enjoins or otherwise prohibits the merger.
     Parent may terminate the Merger Agreement if:
•	prior to stockholder approval of the Merger Agreement, our board effects an Adverse Company Recommendation; or

•	there is a breach of any representation, warranty, covenant or agreement on the part of the Company such that (if such breach occurred or was continuing as of the closing date) the conditions relating to the Company’s representations, warranties, covenants and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.
     The Company may terminate the Merger Agreement if:
•	prior to stockholder approval of the Merger Agreement, in response to a superior proposal or intervening event, our board effects an Adverse Company Recommendation in compliance with the terms and conditions specified in the Merger Agreement; or

•	there is a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub such that (if such breach occurred or was continuing as of the closing date) the conditions relating to Parent’s and Merger Sub’s representations, warranties, covenants and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.
Termination Fees; Reimbursement of Expenses (Page 98)
     The Company is required to pay a termination fee of $8,250,000 to Parent:
•	if we terminate the Merger Agreement as provided above as a result of an Adverse Company Recommendation made in connection with the receipt of a superior proposal; or

•	if Parent terminates the Merger Agreement as a result of an Adverse Company Recommendation made in connection with the receipt or announcement of an acquisition proposal.
     The Company is required to pay all of Parent’s, Merger Sub’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred on or prior to the termination, not to exceed $4,000,000:
•	if we terminate or if Parent terminates the Merger Agreement because of a failure to obtain the required vote of our stockholders and, prior to our stockholders’ vote, an acquisition proposal was made or publicly announced and such acquisition proposal was not publicly withdrawn without qualification at least five business days prior to our stockholder vote;

•	if Parent terminates upon an Adverse Company Recommendation, under circumstances in which the $8,250,000 termination fee described above is not payable; or

•	if we terminate the Merger Agreement as provided above because of an Adverse Company Recommendation made in connection with an intervening event.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers address briefly some questions you may have regarding the special meeting, the Merger Agreement and the merger. These questions and answers may not address all questions that may be important to you as a stockholder of the Company. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement.
Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Merger Sub with and into the Company pursuant to the Merger Agreement. Following the effective time of the merger, the Company would be privately held by the Holdings Investors.

Q:	What will I receive in the merger?

A:	If the merger is completed, you will receive $25.00 in cash, without interest and less any required withholding taxes, for each share of common stock that you own. For example, if you own 100 shares of common stock, you will receive $2,500 in cash in exchange for your shares of common stock, less any required withholding taxes. You will not be entitled to receive shares in the surviving corporation.

Q:	Where and when is the special meeting?

A:	The special meeting will take place on [•], 2011, starting at [•] a.m. local time at [•], New York, NY.

Q:	What matters will be voted on at the special meeting?

A:	You will be asked to consider and vote on the following proposals:
•	to approve the Merger Agreement;

•	to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Merger Agreement; and

•	to act upon other business that may properly come before the special meeting or any adjournment or postponement thereof.
Q:	What vote of our stockholders is required to approve the Merger Agreement?

A:	For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of common stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger Agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of common stock outstanding at the close of business on the record date and not owned by excluded stockholders must vote “FOR” the approval of the Merger Agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the merger.

As of the record date, there are [19,333,931] shares of common stock outstanding. Excluded stockholders may be deemed to beneficially own 8,410,000 shares of common stock. Accordingly, an additional [5,461,966] shares of common stock (representing a majority of the outstanding shares of common stock held by unaffiliated stockholders), or approximately [28.25]% of the outstanding shares of common stock, must vote in favor of the Merger Agreement to satisfy the required vote under the Merger Agreement. The directors and current executive officers of the Company (other than any such director or executive officer that is an excluded stockholder), all of whom have expressed their intent to vote in favor of the proposal to approve the Merger Agreement, may be deemed to beneficially own an additional 194,316 shares of common stock (not including shares held through the Outside Directors Deferred Compensation Plan).

Q:	What vote of our stockholders is required to approve the proposal to adjourn the special meeting, if necessary, to solicit additional proxies?

A:	The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies requires the affirmative vote of the holders of a majority of the voting power of common stock present or represented by proxy at the special meeting and entitled to vote on the matter.

Q:	How does the Company’s board of directors recommend that I vote?

A:	Our board of directors (other than the abstaining directors), acting upon the unanimous determination of the special committee, unanimously recommends that our stockholders vote “FOR” the approval of the Merger Agreement and “FOR” the adjournment proposal. You should read “Special Factors—Purposes and Reasons for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Special Committee and of our Board of Directors” for a discussion of the factors that our board of directors considered in deciding to recommend the approval of the Merger Agreement. See also “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”.

Q:	What effects will the merger have on M & F Worldwide?

A:	M & F Worldwide’s common stock is currently registered under the Securities Exchange Act of 1934, as amended, referred to herein as the “Exchange Act”, and is quoted on the New York Stock Exchange, referred to herein as “NYSE”, under the symbol “MFW”. As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by the Holdings Investors and Parent. Following consummation of the merger, registration of the common stock and our reporting obligations under the Exchange Act will be terminated upon application to the Securities and Exchange Commission, referred to herein as the “SEC”. In addition, upon consummation of the merger, the common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.

Q:	What happens if the merger is not consummated?

A:	If the Merger Agreement is not approved by the Company’s stockholders or if the merger is not consummated for any other reason, the Company’s stockholders will not receive any payment for their shares in connection with the merger. Instead, the Company will remain a public company and shares of common stock will continue to be listed and traded on NYSE. Under specified circumstances, the Company may be required to pay Parent a termination fee or reimburse Parent and Merger Sub for their costs and expenses up to $4,000,000. See “The Merger Agreement—Termination Fees”.

Q:	What do I need to do now?

A:	We urge you to read this proxy statement carefully, including its annexes and the documents referred to as incorporated by reference in this proxy statement, and to consider how the merger affects you. If you are a stockholder of record, you can ensure that your shares are voted at the special meeting by submitting your proxy via:
•	telephone, using the toll-free number listed on each proxy card;

•	the Internet, at the address provided on each proxy card; or

•	mail, by completing, signing, dating and mailing each proxy card and returning it in the envelope provided.
If you hold your shares in “street name” through a broker, bank or other nominee you should follow the directions provided by your broker, bank or other nominee regarding how to instruct your broker, bank or other nominee to vote your shares. Without those instructions, your shares will not be voted, which will have the same effect as voting against the merger.

Q:	Should I send in my stock certificates or other evidence of ownership now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with detailed written instructions for exchanging your shares of common stock for the merger consideration. If your shares of common stock are held in “street name” by your broker, bank or other nominee, you may receive instructions from your broker, bank or other nominee as to what action, if any, you need to take to effect the surrender of your “street name” shares in exchange for the merger consideration. Please do not send your certificates in now.

Q:	Can I revoke my vote?

A:	Yes, you can revoke your vote at any time before your proxy is voted at the special meeting. If you are a stockholder of record, you may revoke your proxy by notifying the Company’s Corporate Secretary in writing at M & F Worldwide Corp., 35 East 62nd Street, New York, NY 10065, or by submitting a new proxy by telephone, the Internet or mail, in each case, dated after the date of the proxy being revoked. In addition, your proxy may be revoked by attending the special meeting and voting in person (simply attending the special meeting will not cause your proxy to be revoked).

Please note that if you hold your shares in “street name” and you have instructed a broker, bank or other nominee to vote your shares, the above-described options for revoking your vote do not apply, and instead you must follow the instructions received from your broker, bank or other nominee to revoke your vote.

Q:	What does it mean if I get more than one proxy card or voting instruction card?

A:	If your shares are registered differently or are held in more than one account, you will receive more than one proxy or voting instruction card. Please complete and return all of the proxy cards or voting instruction cards you receive (or submit each of your proxies by telephone or the Internet, if available to you) to ensure that all of your shares are voted.

Q:	Who will count the votes?

A:	A representative of our transfer agent, American Stock Transfer & Trust Company, LLC, will count the votes and act as an inspector of election.

Q:	Who can help answer my other questions?

A:	If you have more questions about the merger, or require assistance in submitting your proxy or voting your shares or need additional copies of the proxy statement or the enclosed proxy card, please contact D.F. King & Co., Inc., our proxy solicitor, at (800) 848-3416 (toll free) or (212) 269-5550 (collect). If your broker, bank or other nominee holds your shares, you should also call your broker, bank or other nominee for additional information.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION
     This proxy statement, and the documents incorporated by reference in this proxy statement, include “forward-looking statements” that reflect our current views as to future events and financial performance with respect to our operations, the expected completion and timing of the merger and other information relating to the merger. These statements can be identified by the fact that they do not relate strictly to historical or current facts. There are forward-looking statements throughout this proxy statement, including, among others, under the headings “Summary Term Sheet”, “Questions and Answers About the Special Meeting”, “Special Meeting”, “Special Factors”, and “Important Information Regarding M & F Worldwide and its Directors and Executive Officers”, and in statements containing the words “aim”, “anticipate”, “are confident”, “estimate”, “expect”, “will be”, “will continue”, “will likely result”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in conjunction with a discussion of future operating or financial performance. You should be aware that forward-looking statements involve known and unknown risks and uncertainties. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the actual results or developments we anticipate will be realized, or even if realized, that they will have the expected effects on the business or operations of the Company. These forward-looking statements speak only as of the date on which the statements were made and we undertake no obligation to update or revise any forward-looking statements made in this proxy statement or elsewhere as a result of new information, future events or otherwise, except as required by law. In addition to other factors and matters contained in or incorporated by reference in this document, we believe the following factors could cause actual results to differ materially from those discussed in the forward-looking statements:
•	the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement;

•	the outcome of any legal proceedings that have been or may be instituted against the Company and others relating to the Merger Agreement;

•	the inability to complete the merger due to the failure to obtain stockholder approval (including the approval of holders of a majority of the outstanding shares of common stock (excluding shares owned by Holdings or its affiliates)) or the failure to satisfy other conditions to consummation of the merger, including the expiration of the waiting period under the Hart-Scott-Rodino Act;

•	the failure of the merger to close for any other reason;

•	the risk that the pendency of the merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the merger;

•	the fact that directors and officers of M & F Worldwide have interests in the merger that are different from, or in addition to, the interests of M & F Worldwide stockholders generally in recommending that M & F Worldwide stockholders vote to approve the Merger Agreement;

•	the effect of the announcement of the merger on our client and customer relationships, operating results and business generally; and

•	the amount of the costs, fees, expenses and charges related to the merger;
and other risks detailed in our filings with the SEC, including our most recent filings on Forms 10-Q and 10-K. See “Where You Can Find Additional Information”. Many of the factors that will determine our future results are beyond our ability to control or predict. In light of the significant uncertainties inherent in the forward-looking statements contained herein, readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. We cannot guarantee any future results, levels of activity, performance or achievements.

THE SPECIAL MEETING
Time, Place and Purpose of the Special Meeting
     This proxy statement is being furnished to our stockholders as part of the solicitation of proxies by our board of directors for use at the special meeting to be held on [•], 2011, starting at [•] a.m. local time at [•], New York, NY, or at any adjournment or postponement thereof.
     The purpose of the special meeting is for our stockholders to consider and vote upon the approval of the Merger Agreement. Our stockholders must approve the Merger Agreement for the merger to occur. If our stockholders fail to approve the Merger Agreement, the merger will not occur. A copy of the Merger Agreement is attached to this proxy statement as Annex A. This proxy statement and the enclosed form of proxy are first being mailed to our stockholders on or about [•], 2011.
Record Date and Quorum
     The holders of record of common stock as of the close of business on [•], 2011, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. On the record date, [19,333,931] shares of common stock were outstanding.
     The presence at the special meeting, in person or by proxy, of the holders of a majority of shares of common stock outstanding on the record date will constitute a quorum, permitting the Company to conduct its business at the special meeting. Any shares of common stock held in treasury by the Company or by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Once a share is represented at the special meeting, it will be counted for the purpose of determining a quorum at the special meeting and any adjournment or postponement of the special meeting. However, if a new record date is set for the adjourned special meeting, then a new quorum will have to be established. Proxies received but marked as abstentions and broker non-votes, if any, will be included in the calculation of the number of shares considered to be present at the special meeting.
Required Vote
     For the Company to complete the merger, under Delaware law, stockholders holding at least a majority in voting power of the common stock outstanding at the close of business on the record date must vote “FOR” the approval of the Merger Agreement. In addition, it is a condition to the consummation of the merger that stockholders holding at least a majority in voting power of common stock outstanding at the close of business on the record date and not owned by excluded stockholders must vote “FOR” the approval of the Merger Agreement. A failure to vote your shares of common stock or an abstention from voting will have the same effect as a vote against the merger.
     As of the record date, there were [19,333,931] shares of common stock outstanding, of which Mr. Perelman may be deemed to beneficially own 8,394,000 shares (consisting of

7,248,000 shares of common stock held through MFW Holdings One, 1,012,666 shares of common stock held through MFW Holdings Two, and 133,334 shares of common stock held directly by Mr. Perelman), representing in the aggregate approximately 43.4% of the outstanding shares of common stock as of the record date.
     The Holdings Investors have agreed to contribute immediately prior to the effective time of the merger the shares of common stock held by them to Merger Sub in exchange for shares of common stock of Merger Sub. See “Agreements Involving Common Stock; Transactions Between Holdings Filing Persons and the Company—Contribution Agreement”. Holdings has agreed to vote all shares of common stock beneficially owned by it in favor of approving the Merger Agreement.
     In addition, excluded stockholders other than the Holdings Investors own an additional 16,000 shares of common stock, and have each agreed to vote such shares in favor of approving the Merger Agreement. See “Important Information Regarding M & F Worldwide and its Directors and Executive Officers”.
     Because the excluded stockholders may be deemed to beneficially own 8,410,000 shares of common stock, an additional [5,461,966] shares of common stock (representing a majority of the outstanding shares held by unaffiliated stockholders), or approximately [28.25]% of the outstanding shares of common stock, must vote in favor of the Merger Agreement to satisfy the required vote under the Merger Agreement. The directors and current executive officers of the Company (other than any such director or executive officer who is an excluded stockholder), all of whom have expressed their intent to vote in favor of the proposal to approve the Merger Agreement, may be deemed to beneficially own an additional 194,316 shares of common stock (not including shares held through the Outside Directors Deferred Compensation Plan).
Voting; Proxies; Revocation
     Attendance
     All holders of shares of common stock as of the close of business on [•], 2011, the record date for voting at the special meeting, including stockholders of record and beneficial owners of common stock registered in the “street name” of a bank, broker or other nominee, are invited to attend the special meeting. If you are a stockholder of record, please be prepared to provide proper identification, such as a driver’s license. If you hold your shares in “street name”, you will need to provide proof of ownership, such as a recent account statement or letter from your bank, broker or other nominee, along with proper identification.
     Voting in Person
     Stockholders of record will be able to vote in person at the special meeting. If you are not a stockholder of record, but instead hold your shares in “street name” through a bank, broker or other nominee, you must provide a proxy executed in your favor from your bank, broker or other nominee in order to be able to vote in person at the special meeting.

     Voting by Proxy
     To ensure that your shares are represented at the special meeting, we recommend that you vote promptly by proxy, even if you plan to attend the special meeting in person.
     If you are a stockholder of record, you may vote by proxy using one of the methods described below.
     Vote by Telephone or via the Internet. This proxy statement/prospectus is accompanied by a proxy card with instructions for voting. You may vote by telephone by calling the toll-free number or via the Internet by accessing the Internet address as specified on the enclosed proxy card. Your shares will be voted as you direct in the same manner as if you had completed, signed, dated and returned your proxy card, as described below.
     Vote by Proxy Card. If you complete, sign, date and return the enclosed proxy card by mail so that it is received before the special meeting, your shares will be voted in the manner directed by you on your proxy card.
     If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of the approval of the Merger Agreement and the proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies. If you fail to return your proxy card, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the Merger Agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies.
     If your shares are held by a bank, broker or other nominee on your behalf in “street name”, your bank, broker or other nominee will send you instructions as to how to vote your shares by proxy. Many banks and brokerage firms have a process for their customers to provide voting instructions by telephone or via the Internet, in addition to providing for a vote by proxy card.
     In accordance with the rules of the NYSE, banks, brokers and other nominees who hold shares of common stock in “street name” for their customers do not have discretionary authority to vote the shares with respect to the approval of the Merger Agreement. Accordingly, if banks, brokers or other nominees do not receive specific voting instructions from the beneficial owner of such shares they may not vote such shares with respect to the approval of the Merger Agreement. Such shares will not be counted for purposes of determining whether a quorum is present at the special meeting and will have the same effect as a vote against the approval of the Merger Agreement, but will not affect the vote regarding the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies. For shares of common stock held in “street name”, only shares of common stock affirmatively voted “FOR” approval of the Merger Agreement will be counted as a favorable vote for such proposal.
     Revocation of Proxies
     Your proxy is revocable. If you are a stockholder of record, you may revoke your proxy at any time before the vote is taken at the special meeting by:

•	submitting a new proxy with a later date, by using the telephone or Internet voting procedures described above, or by completing, signing, dating and returning a new proxy card by mail to the Company;

•	attending the special meeting and voting in person; or

•	sending written notice of revocation to the Corporate Secretary of M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065.
     Attending the special meeting without taking one of the actions described above will not in itself revoke your proxy. Please note that if you want to revoke your proxy by mailing a new proxy card to the Company or by sending a written notice of revocation to the Company, you should ensure that you send your new proxy card or written notice of revocation in sufficient time for it to be received by the Company before the day of the special meeting.
     If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee in order to revoke your proxy or submit new voting instructions.
Abstentions
     Abstentions will be included in the calculation of the number of shares of common stock represented at the special meeting for purposes of determining whether a quorum has been achieved. Abstaining from voting will have the same effect as a vote “AGAINST” the proposal to approve the Merger Agreement.
Adjournments and Postponements
     Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies. In the event that there is present, in person or by proxy, sufficient favorable voting power to secure the vote of the stockholders of the Company necessary to approve the Merger Agreement, the Company does not anticipate that we will adjourn or postpone the special meeting unless the Company is advised by counsel that failure to do so could reasonably be expected to result in a violation of U.S. federal securities laws. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow the Company’s stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned or postponed.
Solicitation of Proxies
     We will bear the cost of solicitation of proxies. This includes the charges and expenses of brokerage firms and others for forwarding solicitation material to beneficial owners of our outstanding common stock. We may solicit proxies by mail, personal interview, e-mail, telephone, or via the Internet. The Company has retained D.F. King & Co., Inc., a proxy solicitation firm, to assist it in the solicitation of proxies for the special meeting and will pay D.F. King & Co., Inc. a customary fee, plus reimbursement of out-of-pocket expenses.

SPECIAL FACTORS
Background of the Merger
     Mr. Perelman, who currently beneficially owns approximately 43.4% of the common stock, has been the largest stockholder of the Company and a member of its board of directors since 1995. Holdings, of which Mr. Perelman owns 100% of the capital stock, provides the services of Mr. Schwartz, the Company’s President and Chief Executive Officer, and Mr. Paul G. Savas, the Company’s Chief Financial Officer, as well as other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services pursuant to the terms of a management services agreement. See “Agreements Involving Common Stock; Transactions between Holdings Filing Persons and the Company—Management Services Agreement”.
     Since his initial acquisition of securities of the Company, Mr. Perelman has periodically reviewed his investment in the Company, and from time to time has considered making additional investments in the Company. In early May 2011, Mr. Perelman began to consider the possibility of engaging in a “going private” transaction with the Company. Mr. Perelman considered such a transaction at this time because he believed that the market was discounting the common stock as a result of recent declines in the Company’s financial performance and poor market conditions, and that the Company’s stockholders would welcome the opportunity to consider a transaction whereby they could immediately realize the value of their investment in the Company through the receipt of cash, at a premium to recent trading prices.
     At this time, Mr. Perelman informed certain officers and employees of Holdings, including Mr. Schwartz and Mr. Savas, of his consideration of a transaction. Representatives of Holdings thereafter consulted with Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), Holdings’ legal counsel, regarding the legal ramifications of engaging in a “going private” transaction, including the desirability of including safeguards to ensure the procedural fairness of the transaction, such as requiring that the transaction be approved by a special committee of the board of directors of the Company and by holders of a majority of the outstanding shares of common stock other than Holdings and its affiliates.
     On or about May 23, 2011, Holdings initiated discussions with representatives from Moelis & Company LLC, referred to herein as “Moelis”, about representing Holdings as its financial advisor in connection with a potential transaction, and on May 24, 2011, Holdings orally engaged Moelis to serve as its financial advisor. Following its engagement, Moelis commenced due diligence with respect to the Company and its subsidiaries.
     During the week of May 30, 2011, representatives of Holdings and Moelis participated in phone calls with lawyers from Skadden to discuss potential transaction structures and related matters. Following these discussions, Holdings determined that a transaction would be structured best as a merger, and that it should be subject to the approval of both a special committee of the Company’s board of directors as well as holders of a majority of the outstanding shares of common stock other than Holdings and its affiliates.

     On or about May 30, 2011, representatives of Holdings began discussions with Deutsche Bank regarding the possibility of obtaining financing in connection with a transaction.
     On May 31, 2011, Moelis was provided with five year financial projections for the Company’s subsidiaries, Harland Clarke Holdings Corp., referred to herein as “HCHC”, and Mafco Worldwide Corporation, referred to herein as “Mafco Flavors”, which were initially prepared in April 2011 in connection with a contemplated amendment and extension of HCHC’s senior secured term loan facility and a contemplated refinancing transaction of certain indebtedness of Mafco Flavors, which ultimately were not consummated.
     On June 2 and June 3, 2011, Moelis and representatives of Holdings discussed the financial projections that were provided on May 31, 2011 and reviewed business segment performance and key business risks associated with the Company. On June 8, 2011, representatives of Moelis, Holdings and Skadden met at Holdings’ offices for an additional diligence session.
     On June 9, 2011, Moelis and Holdings entered into an engagement agreement. On the same day, Moelis made a presentation to the management of Holdings regarding its preliminary valuation analysis of the Company. See “Special Factors—Summary of Presentations by the Financial Advisor to Holdings”.
     On June 10, 2011, representatives of Holdings, Skadden and Moelis discussed an appropriate price with respect to a Holdings proposal to acquire the remaining common stock not held by it. On the same day, Deutsche Bank delivered a commitment letter for financing the transaction.
     During the period from June 10, 2011 through June 12, 2011, Mr. Schwartz made courtesy phone calls to the members of the Company’s board of directors, alerting them to a forthcoming proposal. No terms of a proposed transaction were discussed during those calls. Also on June 10, 2011, a partner at Ernst & Young, LLP, the Company’s auditor, was contacted by Holdings to inform him of a forthcoming proposal.
     On June 13, 2011, Mr. Schwartz sent a letter to the Company’s board of directors, proposing a transaction pursuant to which a subsidiary of Holdings would be merged with and into the Company and all outstanding shares of common stock not owned by Holdings would be converted into the right to receive $24.00 per share in cash. The full text of the letter was filed with the SEC on June 13, 2011, and is set forth below.
June 13, 2011
Board of Directors
M & F Worldwide Corp.
35 East 62nd Street
New York, New York 10065
     Dear Board Members:
     MacAndrews & Forbes Holdings Inc. (“M&F” or “we”) is pleased to propose a transaction pursuant to which M & F Worldwide Corp. (the

“Company”) would be merged with a subsidiary of M&F, as a result of which all outstanding shares of common stock of the Company not owned by M&F or its subsidiaries would be converted into the right to receive $24.00 in cash per share. The proposed cash consideration represents a greater than 41% premium to the Company’s closing share price on June 10, 2011.
     The proposed transaction would allow the Company’s stockholders to immediately realize an attractive value, in cash, for their investment and provides such stockholders certainty of value for their shares, especially when viewed against the operational risks inherent in the Company’s businesses and the market risks inherent in remaining a public company. Moreover, the small public float and limited trading volume of the Company’s shares results in undesirable price volatility and restricts opportunities for the Company’s stockholders to achieve liquidity with respect to their shares.
     We believe that private ownership is in the best interests of the Company, as it would result in operational efficiencies and cost savings, while providing management with the flexibility to focus on a long-term perspective without being constrained by the public company emphasis on achieving short-term results. Accordingly, we are confident that this proposal not only offers compelling value to the Company’s stockholders but is also in the best interests of the Company and its other constituencies.
     The proposed transaction would be subject to the approval of the Board of Directors of the Company and the negotiation and execution of mutually acceptable definitive transaction documents. It is our expectation that the Board of Directors will appoint a special committee of independent directors to consider our proposal and make a recommendation to the Board of Directors. We will not move forward with the transaction unless it is approved by such a special committee. In addition, the transaction will be subject to a non-waivable condition requiring the approval of a majority of the shares of the Company not owned by M&F or its affiliates. Finally, given our existing position and history with the Company, we will not need to do any due diligence to enable us to be in a position to negotiate and execute mutually acceptable definitive documentation.
     As you are aware, M&F owns approximately 43% of the outstanding shares of common stock of the Company. In considering this proposal, you should know that in our capacity as a stockholder of the Company we are interested only in acquiring the shares of the Company not already owned by us and that in such capacity we have no interest in selling any of the shares owned by us in the Company nor would we expect, in our capacity as a stockholder, to vote in favor of any alternative sale, merger or similar transaction involving the Company. If the special committee does not recommend or the public stockholders of the Company do not approve the proposed transaction, such determination would not adversely affect our future relationship with the Company and we would intend to remain as a long-term stockholder.

     Please be aware that this proposal is an expression of interest only, and we reserve the right to withdraw or modify our proposal in any manner. No legal obligation with respect to a transaction shall arise unless and until execution of mutually acceptable definitive documentation.
     In accordance with its legal obligations, M&F promptly will file an amendment to its Schedule 13D, including a copy of this letter. We believe it is appropriate, as well, for us to issue a press release regarding our proposal prior to the opening of trading today. A copy of our press release is attached for your information.
     In connection with this proposal, we have engaged Moelis & Company as our financial advisor and Skadden, Arps, Slate, Meagher & Flom LLP as our legal advisor, and we encourage the special committee to retain its own legal and financial advisors to assist it in its review. We and our advisors look forward to working with the special committee and its advisors to complete a mutually acceptable transaction, and are available at your convenience to discuss any aspects of our proposal.
     Should you have any questions, please do not hesitate to contact me.
Sincerely,
/s/ Barry F. Schwartz
Barry F. Schwartz
     On the same day, Holdings issued a press a release announcing its proposal and filed an amendment to its Schedule 13D to reflect the making of the proposal.
     At a special meeting held telephonically on June 14, 2011, the Company’s board of directors met to discuss the Holdings proposal. Mr. Schwartz summarized Holdings’ proposal for the Company’s board and stated that given the relationship between the Company and Holdings, the representatives of Holdings on the Company’s board would not participate in any discussions concerning the Holdings proposal. He stated, as indicated in the proposal letter delivered by Holdings, that Holdings expected that the Company’s board would form a special committee of independent directors in order to evaluate the Holdings proposal. Mr. Schwartz noted that draft resolutions creating a special committee of the Company’s board of directors had been circulated the prior evening and could be adopted by the board if they met with the independent directors’ approval. Mr. Schwartz, the other directors affiliated with Holdings and the other non-independent directors of the Company then left the meeting.
     Paul M. Meister, an independent director of the Company who had recently served as chairman of a special committee of independent directors of the Company, then invited a representative of Willkie Farr & Gallagher LLP (“Willkie Farr”), which had served as counsel to that special committee, to advise the independent directors of the Company in connection with the process for considering the Holdings proposal. Willkie Farr discussed with the independent directors the role of a special committee in considering a proposal such as the Holdings proposal and various related matters, including matters of fiduciary duty, independence, process, the role of legal and financial advisors, and the terms of the Holdings proposal.
     The board of directors then discussed with Willkie Farr, and adopted, the resolutions that had previously been circulated. The resolutions created the special committee, to be comprised solely of independent directors, for the purpose of considering the Holdings proposal on behalf of the Company’s shareholders not affiliated with Holdings. Among other things, the resolutions authorized the special committee to investigate the Holdings proposal as the special committee deemed appropriate; evaluate the terms of the proposal; negotiate any element of the proposal; negotiate the terms of any definitive agreement with respect to the proposal; report to the board of directors its recommendations and conclusions with respect to the proposal, including whether to recommend that the proposal was fair to and in the best interests of the stockholders of the Company (other than Holdings and its affiliates) and should be approved by the board of directors, or to elect not to pursue the Holdings proposal. The resolutions further provided that the Company’s board of directors would not approve the Holdings proposal without a prior favorable recommendation of the special committee and authorized the special committee to retain legal counsel, financial advisor and such other agents as the special committee deemed necessary or desirable in connection with its consideration of the Holdings proposal.
     Following adoption of the resolutions, the independent directors discussed their ability and willingness to serve on the special committee and preliminarily determined that Martha L. Byorum, Viet D. Dinh, Paul M. Meister, Bruce Slovin (who recused himself the following day) and Carl B. Webb would serve on the special committee, subject to further discussion between each of them and counsel to the special committee as to their independence from Holdings and its affiliates (other than the Company and its subsidiaries). Once the members of the special committee had been approved by the independent directors of the Company, subject to individual discussions with counsel, the other independent directors excused themselves from the meeting and the members of the special committee discussed retaining independent legal and financial advisors to assist with its evaluation of the Holdings proposal. The special committee unanimously decided to retain Willkie Farr and to interview various financial advisors at a later date. After a discussion and identification of potential candidates, the special committee authorized Willkie Farr to coordinate interviews with the prospective financial advisors.
     The special committee and Willkie Farr then met in person on June 21, 2011 (with Mr. Dinh in attendance by telephone) to interview potential financial advisors. The special committee members had numerous questions for each firm, including with respect to each firm’s and each proposed team member’s experience with special committee representations, experience with the industries in which the Company operates, current and previous relationships with Holdings and its affiliates, and perspectives on the special committee’s evaluation of the Holdings proposal. After extensive discussion regarding the qualifications of each firm, the special committee unanimously selected Evercore as its financial advisor and, following a discussion of the economic terms of such engagement, authorized Ms. Byorum to propose a revision to Evercore’s fee proposal and Willkie Farr to negotiate the other terms of Evercore’s engagement agreement on behalf of the special committee. Among the reasons for the selection of Evercore were Evercore’s recent experience in evaluating companies in businesses similar to those of the Company’s subsidiaries, its experience in advising special committees and the special committee’s confidence in the capabilities of the senior members of the Evercore team.

     Following its engagement, Evercore commenced due diligence with respect to the Company and its subsidiaries.
     On June 28, 2011, the special committee met telephonically with its legal and financial advisors. Evercore provided an update on the diligence process and noted that it would be conducting several in-person meetings with the Company’s management as well as with the management of its subsidiaries, HCHC and Mafco Flavors.
     On June 29-30, 2011, the Company provided Evercore with financial projections for HCHC and Mafco Flavors.
     On July 6, 2011, representatives of Evercore and Willkie Farr attended diligence meetings with the Company’s management team, which included, among other things, discussions and review of the Company’s capital structure and refinancing plans, current strategies for each of the Company’s operating subsidiaries, the competitive environment and industry dynamics for each of the Company’s businesses, any pending acquisitions or sales of material assets and previously attempted sales or acquisitions, historical operating and financial results and financial projections.
     On July 8, 2011, representatives of Evercore and Willkie Farr attended diligence meetings with the management teams of HCHC and Mafco Flavors. Management from each of HCHC and Mafco Flavors gave presentations, after which there was further discussion regarding, among other things, the industry and competitive environment, organic growth strategy, acquisition strategy, budgeting process, customer and supplier trends, historical operating and financial results and financial projections, of HCHC and Mafco Flavors, respectively, including certain material changes to the business of HCHC that had occurred in the preceding months. In light of the presentations, Evercore questioned HCHC management regarding whether the HCHC projections continued to reflect management’s views as to the business. HCHC management indicated that due to the changes that had occurred in the business and in its industry since April, the projections would need to be revised with a net downward adjustment to reflect their current views of the prospects of the HCHC business.
     On July 13, 2011, the special committee met telephonically (other than Mr. Dinh, who was unable to attend) with its legal and financial advisors. Evercore discussed with the special committee the diligence Evercore had conducted to date. Evercore noted that the financial projections it had received from HCHC and Mafco Flavors had been prepared in connection with a contemplated amendment and extension of HCHC’s senior secured term loan facility and a contemplated refinancing transaction with respect to certain indebtedness of Mafco Flavors, which ultimately were not consummated, and that the management of HCHC had indicated that the projections would need to be revised with a net downward adjustment to reflect their current views of the business. See “Special Factors—Projected Financial Information”. After extensive discussion with Evercore and Willkie Farr, the special committee directed Evercore to request updated financial projections from both HCHC and Mafco Flavors.
     On July 22, 2011, Evercore received updated financial projections from HCHC, which HCHC management said reflected the then current views of HCHC’s management as to HCHC’s business. Around this time, Mafco Flavors informed Evercore that the financial projections for Mafco Flavors previously provided to Evercore continued to reflect its management’s views of the business and that no update to such projections was necessary.
     On July 27, 2011, the special committee held a telephonic meeting with its legal and financial advisors during which Evercore led the special committee through an initial presentation summarizing the updated financial projections it had received from HCHC on July 22, 2011 and the differences between the updated financial projections and the original financial projections Evercore had previously received from the Company.
     On August 10, 2011, the special committee met in person (with Mr. Dinh in attendance by telephone) with its legal and financial advisors to discuss the Company’s projections in detail, including the updated financial projections Evercore had received from HCHC, and to hear and discuss Evercore’s preliminary views on valuation. Evercore discussed with the special committee the differences between the original financial projections Evercore had received and the updated financial projections and described for the special committee the factors that HCHC’s management had said contributed to the changes in the financial projections. See “Special Factors—Projected Financial Information”. Representatives of Evercore reviewed and discussed with the special committee information regarding the Company’s historical stock price performance and certain historical trading multiples, as well as Evercore’s preliminary financial analysis of the proposed merger consideration, and the special committee discussed with its financial advisors the impact of current market volatility on the Company and its stock price. Evercore then provided the special committee with its views as to potential strategic alternatives available to the Company, including a sale to Holdings, potential divestitures, a possible sale to a third party buyer and maintaining the status quo and regarding the Company’s ability to realize value from any such potential strategic alternative. After further discussions with its legal and financial advisors, the special committee requested that Evercore conduct further analysis regarding a hypothetical alternative strategic transaction with a company involved in a business similar to that of HCHC.
     On August 17, 2011, the special committee met telephonically with its legal and financial advisors to continue its previous discussion regarding potential strategic alternatives available to the Company. Evercore discussed with the special committee considerations and financial analysis relating to a hypothetical combination with a company in HCHC’s industry. Following consideration of Evercore’s analysis, the special committee discussed how to respond to the Holdings proposal. After extensive discussion and in consultation with its legal and financial advisors, the special committee decided, as part of its negotiating strategy, to respond with a counteroffer of $30.00 per share of common stock and directed Evercore to contact Holdings and its advisors to communicate its counteroffer. In formulating its negotiating strategy, the special committee recognized, without identifying any minimum acceptable merger consideration, that an acquisition by Holdings of the shares not held by it and its affiliates would likely be in the best interests of the Company’s public shareholders at valuations below $30.00 per share.
     On August 18, 2011, representatives of Evercore called representatives of Holdings and Moelis to relay the special committee’s counteroffer of $30.00 per share of common stock. Later on August 18, 2011, a representative of Evercore received a call from Mr. Schwartz indicating that Holdings would not accept the special committee’s $30.00 counteroffer but remained interested in further negotiating the terms of a deal. Mr. Schwartz indicated that a representative of Moelis would be contacting Evercore to further discuss the proposal from Holdings.
     On August 19, 2011, representatives of Evercore and Moelis met telephonically to discuss their respective clients’ perspectives on the valuation of the Company.
     On August 22, 2011, the Company provided Moelis with the updated financial projections that had previously been provided to Evercore on July 22, 2011, but which had not previously been provided to Moelis or representatives of Holdings.

     On August 25, 2011, Mr. Schwartz called Mr. Meister to propose a meeting for the following week for the purpose of determining whether an agreement could be reached as to the consideration that would be paid to the Company’s stockholders other than Holdings and its affiliates in an acquisition of the Company by Holdings. Mr. Schwartz told Mr. Meister that if a deal could not be reached in the near term, Holdings might abandon its efforts to acquire the entire equity interest in the Company. Mr. Schwartz requested that, in advance of the meeting, Willkie Farr and Holdings’ legal counsel, Skadden, be instructed to work on the non-financial terms of a merger agreement that could be executed should Holdings and the special committee agree on the consideration to be paid to the Company’s public shareholders in a merger. The meeting between Messrs. Schwartz and Meister was subsequently scheduled for September 9.
     Later on August 25, 2011, Willkie Farr received from Skadden a draft of the Merger Agreement for the acquisition of the Company by Holdings. Consistent with the June 13 proposal letter from Holdings, the draft Merger Agreement contained a requirement that the merger be conditioned upon approval by holders of a majority of the outstanding shares of common stock other than Holdings and its affiliates in addition to the Delaware law requirement that the merger agreement be approved by a majority of the Company’s outstanding shares.
     On August 26, 2011, representatives of Evercore and Moelis met telephonically to discuss their respective clients’ perspectives on the valuation of the Company. During that call, it became evident that Evercore and Moelis were using different refinancing assumptions for HCHC, and Evercore and Moelis agreed on the need for both advisors to use the Company’s most up to date refinancing expectations, which reflected the challenging credit markets.
     On August 31, 2011, Moelis communicated the Company’s updated refinancing assumptions for HCHC to Evercore, which Moelis had used in its valuation analyses. These updated refinancing assumptions reflected Company management’s views on the likely timing, structure and cost of a refinancing for HCHC.
     On August 31, 2011, Willkie Farr distributed a mark-up of the draft Merger Agreement to Skadden. In light of the shared resources between Holdings and the Company, Willkie Farr introduced the concept of a “dual employee” (someone who works for both the Company and Holdings) whose knowledge of matters would be excepted from the Company’s representations and warranties and whose action in breach of the Merger Agreement would not be attributable to the Company. Willkie Farr also added various exceptions to the definition of “material adverse effect” and deleted certain representations and warranties by the Company. In addition, Willkie Farr suggested various changes to the “fiduciary out” provisions (including regarding the definition of “superior proposal”) and limited the scope of contractual provisions in which a termination fee or expense reimbursement would be payable to Holdings.
     On September 2, 2011, representatives of Willkie Farr and Skadden met telephonically to discuss certain terms of the Merger Agreement and the various revisions Willkie Farr had included in its markup. Later that day, Skadden distributed a revised draft of the Merger Agreement to Willkie Farr accepting most of the revisions proposed by Willkie Farr.
     On September 5, 2011, Willkie Farr distributed to the special committee a memorandum detailing the resolution of various issues in the draft Merger Agreement and noting the material issues remaining open, including the definition of “knowledge” of the dual employees, the definition of “superior proposal” for purposes of the fiduciary out provisions and the circumstances under which a termination fee or expense reimbursement would be payable.
     On September 6, 2011, Skadden accepted the Willkie Farr proposals on the definition of “knowledge” and the circumstances under which a termination fee or expense reimbursement would be payable provided that Willkie Farr accept the Skadden counterproposal with respect to the definition of “superior proposal”.
     Also on September 6, 2011, representatives of Evercore, Moelis and the Company’s management met (with Moelis participating telephonically) to discuss the Company’s updated refinancing assumptions for HCHC that the Company had made in light of the challenging credit markets, and which had been provided to Evercore on August 31.
     Later that day, the special committee met telephonically with its legal and financial advisors and discussed the conversation Mr. Meister had had with Mr. Schwartz on August 25. Willkie Farr led the special committee through the memorandum it had distributed to the special committee on September 5, 2011 regarding the Merger Agreement, highlighting the material open issues. Evercore also discussed with the special committee the impact on its financial analyses of the Company’s updated refinancing assumptions that Evercore had received from the Company. Evercore noted that it had discussed these updated assumptions with Moelis and members of the Company’s management and shared with the special committee its perspectives on the updated assumptions. Evercore advised the special committee that it had incorporated these updated assumptions into its own analyses and described in detail the effect of the updated assumptions on certain of the analyses it had undertaken. The special committee discussed extensively with its advisors the reasoning behind the updated refinancing assumptions and the negotiating strategy and approach for the meeting to be held on September 9, 2011 between Mr. Meister and Mr. Schwartz, along with their respective advisors.
     During the week of September 6, 2011, representatives of Willkie Farr discussed with various officers of the Company’s operating subsidiaries certain provisions of the Merger Agreement and the preparation of the Company disclosure schedules.
     On September 7, 2011, representatives of Willkie Farr and Skadden met telephonically to further discuss the open issues in the Merger Agreement.
     On September 8, 2011, Skadden distributed a revised draft of the Merger Agreement to Willkie Farr reflecting the proposal discussed between representatives of Willkie Farr and Skadden on September 6, 2011, as well as acceptance of Willkie Farr’s initial proposal with respect to the definition of “superior proposal”. Later that day, Willkie Farr sent Skadden a mark-up of the draft Merger Agreement reflecting comments received from the Company’s management unaffiliated with Holdings and a draft of the related Company disclosure schedules. From September 8, 2011 through execution of the Merger Agreement, representatives of Willkie Farr and Skadden negotiated certain other non-financial terms of the Merger Agreement and Company disclosure schedules.

     On September 9, 2011, Mr. Meister and representatives of Evercore and Willkie Farr met with Mr. Schwartz, other members of management of Holdings and representatives of Moelis and Skadden to determine whether an agreement could be reached on the consideration to be paid to the Company’s public shareholders in an acquisition of the Company by Holdings. Mr. Schwartz began the meeting by explaining that Holdings’ offer of $24.00 per share of common stock was made in June 2011, but that if Holdings were making an offer now, it would be offering substantially less than the $24.00 per share of common stock it had proposed in June 2011. Representatives of Moelis next led the meeting participants through a presentation summarizing an overview of U.S. equity capital market conditions, peer group trading performance, leveraged loan and high yield debt pricing conditions, as well as a comparison of the Company’s prior financial model for fiscal years 2012 and 2015 with the updated model provided by the Company’s management on August 22, 2011, which contained lower revenue and EBITDA projections than the prior projections. Mr. Savas next described the recent and projected underperformance of certain business units of the Company, even relative to the updated financial projections provided to Evercore on July 22, 2011. During the meeting, representatives of Evercore also asked Mr. Schwartz and other members of management of Holdings whether they were contemplating any post-closing transaction that would have a material impact on the prospects of the Company’s businesses or the refinancing of the Company’s debt, and Mr. Schwartz responded that no such transactions were contemplated. Messrs. Schwartz and Meister then met separately to discuss price. Mr. Schwartz refused to increase Holdings’ $24.00 per share offer and Mr. Meister indicated to Mr. Schwartz that he would not recommend to the special committee acceptance of $24.00 per share. Mr. Meister then met separately with representatives of Evercore and Willkie Farr, and once again separately with Mr. Schwartz. After consultation with Mr. Perelman, Mr. Schwartz advised Mr. Meister that Holdings would increase its offer price to $25.00 per share but that the $25.00 offer was Holdings’ best and final offer and would remain available only for a limited period of time. After stating that he believed that no further increase in the offer price would be made by Holdings, Mr. Meister instructed Willkie Farr to update the other members of the special committee of the result of the meeting.
     In a phone conversation following the meeting, Skadden proposed to Willkie Farr a termination fee of $9.5 million and an expense reimbursement cap of $4 million. Later on September 9, through further negotiations between Skadden and Willkie Farr, Holdings agreed to reduce the proposed termination fee to $8.25 million.
     On September 10, 2011, the special committee met telephonically with its legal and financial advisors. At Mr. Meister’s request, Willkie Farr began with an update on the negotiations that took place on September 9, 2011 and continued with a summary of the process the special committee had undertaken since it was formed. Representatives of Evercore reviewed with the special committee its financial analyses of the proposed merger consideration. Evercore then delivered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 10, 2011, that, as of such date, and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration of $25.00 per share was fair, from a financial point of view, to the holders of shares of Company common stock other than Holdings and its affiliates. See “Special Factors—Opinion of Evercore Group L.L.C.” Evercore noted to the special committee that it had reached its conclusion as to fairness without taking into account the most recent deterioration in certain business units of the

Company that had been communicated by Mr. Savas at the meeting on September 9, 2011. Representatives of Willkie Farr then provided an overview of the transaction, including (i) a summary of key terms in the Merger Agreement, (ii) an overview of the closing conditions such as stockholder approvals that would be required for the merger, including that it would need to be approved by holders of a majority of the outstanding shares of common stock other than Holdings and its affiliates, (iii) the “no-shop” provisions and (iv) the “fiduciary out” provisions that would apply in the event the Company received a superior proposal or certain intervening events occurred. After further discussion, the special committee unanimously determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of the stockholders of the Company other than Holdings and its affiliates and recommended that the Company’s board of directors approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.
     Also, later on September 10, 2011, Skadden distributed to Willkie Farr a final copy of the Merger Agreement reflecting the agreed terms and Willkie Farr distributed to Skadden a final copy of the related Company Disclosure Schedule.
     On September 11, 2011, the Company’s board of directors met telephonically. Also present at the meeting were representatives of the Company, Willkie Farr and Evercore. Following a brief update by Mr. Schwartz on the recent developments regarding the recent and projected underperformance of certain of the Company’s business units, Messrs. Perelman, Schwartz, Bevins, Dawson and Taub excused themselves from the meeting. Mr. Meister continued the meeting and stated that the special committee found the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement to be advisable, fair to and in the best interests of the stockholders of the Company other than Holdings and its affiliates and recommended that the Company’s board of directors approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. Representatives of Evercore then reviewed with the directors present its financial analyses of the proposed merger consideration. Representatives of Willkie Farr then provided an overview of the transaction, including (i) a summary of key terms in the Merger Agreement, (ii) an overview of the closing conditions such as stockholder approvals that would be required for the merger and (iii) the “no-shop” and “fiduciary out” provisions that would apply in the event the Company received a superior proposal or certain intervening events occurred. After further discussion among the Company’s board of directors regarding the fairness of the proposal and proposed terms, the Company’s board of directors (other than Messrs. Perelman, Schwartz, Bevins, Dawson and Taub, each of whom abstained from the vote) (i) determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were advisable, fair to and in the best interests of the stockholders of the Company (other than Holdings and its affiliates), (ii) approved and adopted the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement and (iii) recommended that the stockholders approve the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement.
     Later on September 11, 2011, the parties exchanged executed copies of the Merger Agreement.

Purposes and Reasons for the Merger; Position of the Company as to Fairness of the Merger; Recommendation of the Special Committee and of our Board of Directors
     Both the special committee and the Company’s board of directors believe, based on their consideration of the factors relating to the substantive and procedural fairness described below, the Merger Agreement and the merger are fair to, and in the best interests of, the Company’s stockholders (other than Holdings and its affiliates). The Company’s purpose and reasons for undertaking the merger at this time are to enable the Company’s stockholders (other than Holdings and its affiliates) to realize the value of their investment in the Company in cash at a favorable price.
     In the course of reaching its determination and making its recommendations, the special committee considered the following factors as being generally positive or favorable, each of which the special committee believed supported its determination and recommendations:
•	the current and historical market prices of the Company’s common stock, including the fact that the per share merger consideration of $25.00 represents a premium of (i) approximately 47.4% over the closing price of $16.96 on June 10, 2011, the last trading day prior to the public announcement of the Holdings proposal; and (ii) approximately 22.7% over the closing price of $20.37 on September 9, 2011, the last trading day prior to the announcement of the Merger Agreement;

•	information with respect to the Company’s financial condition, results of operations, businesses, competitive position and business strategy, on both a historical and prospective basis, as well as current industry, economic and market conditions and trends;

•	the current volatile state of the economy and the general uncertainty surrounding forecasted economic conditions in both the near-term and the long-term, generally as well as within the industries in which the Company operates;

•	the special committee’s consideration that the benefit of continuing as an independent public company would not be as valuable as the merger consideration being offered because of the potential risks and uncertainties associated with the future prospects of the Company, particularly in light of the ongoing decline in certain of the Company’s businesses and more recent adverse developments in certain businesses including increased competition and regulatory risk as well as the risk that the Company might incur an impairment charge in the future;

•	the special committee’s consideration of the Company’s highly leveraged capital structure and the significant risks relating to refinancing the Company’s existing debt, particularly in light of the volatile state of the debt financing markets, which the special committee believed would persist, and the risks to the Company’s business;

•	the limited strategic alternatives to the merger, especially in light of Holdings’ statement that it would not consider selling its stake in the Company or vote in favor of any such alternative transaction, as well as the risks and uncertainties to the Company’s stockholders associated with such alternatives;

•	that the Committee was successful in not only maintaining the proposal despite deteriorating market conditions, but also that it was able to increase the merger consideration from that initially proposed by Holdings;

•	the fact that the Company’s stockholders (other than Holdings and its affiliates) will receive cash for their shares and will therefore have immediate liquidity and receive certain value for their shares;

•	the presentation by Evercore to the special committee on September 10, 2011 and the oral opinion delivered by Evercore to the special committee, which was subsequently confirmed by delivery of a written opinion dated September 10, 2011, that, as of such date and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its written opinion, the per share merger consideration of $25.00 was fair, from a financial point of view, to the holders of shares of common stock (other than Holdings and its affiliates), as more fully described in the section entitled “Special Factors—Opinion of Evercore Group L.L.C.”;

•	the financing commitment provided to Holdings in connection with the merger and the fact that such financing was committed prior to the execution of the Merger Agreement;

•	the belief by the special committee that, based on its consideration of, and discussion with its advisors concerning, other potential strategic options, the merger consideration being offered was the most favorable price that could be obtained and that further negotiation ran the risk that Holdings might determine to revoke its offer and abandon the transaction altogether, in which event the Company’s stockholders would lose the opportunity to accept the premium being offered and there would likely be a substantial drop in the stock price;

•	the terms of the Merger Agreement, including:
o	the requirement that the Merger Agreement must be approved by the holders of a majority of the outstanding common stock of the Company, other than shares held by Holdings or any of its affiliates;

o	the limited termination rights available to the purchasers;

o	the limited representations and warranties given by the Company and the exclusion of matters known by any “dual employee”;

o	the inclusion of provisions that permit the Company’s board of directors, under specified circumstances, to change or withdraw its recommendation with respect to the Merger Agreement and the merger and respond to unsolicited proposals to acquire the Company to the extent the Company’s board of directors believes in good faith that failure to do so would be inconsistent with its fiduciary duties; and

o	the other terms and conditions of the Merger Agreement, as discussed in the section entitled “The Merger Agreement”, which the special committee, after consulting with its legal counsel, considered to be reasonable and consistent with precedents it deemed relevant;
•	the likelihood that the merger would be completed, and that it would be completed in a reasonably prompt time frame, based on the limited conditions precedent to each party’s obligation to effect the merger;

•	the fact that the Purchasers’ obligation to complete the merger is not conditioned upon receipt of financing; and

•	the rights of stockholders who vote against the merger to dissent from the merger and demand appraisal of the fair value of their shares of common stock.
     The special committee also considered a number of factors that are discussed below relating to the procedural safeguards that it believes were and are present to ensure the fairness of the merger. The special committee believes these factors support its determinations and recommendations and provide assurance of the procedural fairness of the merger to the Company’s stockholders who are unaffiliated with Holdings:
•	the Merger Agreement must be approved by the affirmative vote of (i) the holders of at least a majority of all outstanding shares of common stock, and (ii) the holders of at least a majority of all outstanding common stock of the Company, other than shares held by Holdings or its affiliates, as discussed in the section entitled “The Special Meeting—Vote Required”;

•	the fact that the Merger Agreement cannot be amended, nor its provisions waived, without the approval of the special committee;

•	the authority granted to the special committee by the Company’s board of directors to negotiate the terms of the definitive agreement with respect to the Holdings proposal, or to determine not to pursue any agreement with Holdings;

•	the special committee consists solely of independent and disinterested directors. The members of the special committee (i) are not employees of the Company or any of its subsidiaries, (ii) are not affiliated with Holdings or its affiliates, and (iii) have no financial interest in the merger that is different from that of the Company’s unaffiliated stockholders, other than as discussed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”;

•	the special committee held numerous meetings and met regularly to discuss and evaluate the Holdings proposal, and was advised by independent financial and legal advisors, and each member of the special committee was actively engaged in the process on a regular basis;

•	the special committee retained and received the advice of Evercore as its independent financial advisor;

•	the opinion, dated September 10, 2011, of Evercore to the special committee as described above and as more fully described in the section entitled “Special Factors—Opinion of Evercore Group L.L.C.”; and

•	the recognition by the special committee that it had no obligation to recommend the approval of the merger or any other transaction.
     In the course of reaching its determinations and making its recommendations, the special committee also considered the following risks and other factors concerning the Merger Agreement and the merger as being generally negative or unfavorable:
•	Holdings would not agree to a proposed increase in the merger consideration beyond the one dollar increase from its initial proposal;

•	the lack of alternatives available to the Company other than to reject the proposed transaction and remain a public company given (i) the special committee’s views, based on discussions with Evercore, that divestitures of portions of the Company’s businesses would not likely generate significant value for the Company’s shareholders, and (ii) the special committee’s belief that a transaction that did not involve Holdings could not be successful given Holdings’ statement that it would not sell its interest or vote in favor of an alternative transaction;

•	the fact that the Company’s stockholders (other than Holdings and its affiliates) will have no ongoing equity participation in the Company following the merger, and that such stockholders will cease to participate in the Company’s future earnings or growth, if any, and will not participate in any potential future sale of the Company to a third party or any potential recapitalization which could include a dividend to stockholders;

•	the possibility that Holdings could realize significant returns on its equity investment in the surviving corporation following the merger;

•	the possibility that Holdings could sell some or all of the Company following the merger to one or more purchasers at a valuation higher than that being paid in the merger;

•	the risk that, while the merger is expected to be completed, there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if approved by the Company’s stockholders and the holders of a majority of the outstanding shares of common stock other than Holdings and its affiliates; and

•	the risks and costs to the Company if the merger does not close, including the potential effect of the diversion of management and employee attention from the Company’s business and the substantial expenses which the Company will have incurred, including in connection with the related litigation.
     The special committee also considered the financial analyses and the opinion of Evercore, among other factors considered, in reaching its determination as to the fairness of the transactions contemplated by the Merger Agreement. These analyses, including a discussion of the Company financial projections that served as a basis for certain of the valuation analyses, are summarized below in the sections entitled “Special Factors—Opinion of Evercore Group L.L.C.” and “Special Factors—Projected Financial Information”. As part of making its determination regarding the fairness of the merger, the special committee relied on the view of management of the Company’s operating subsidiaries that the financial projections were reasonable in light of recent events impacting the Company’s businesses, the refinancing risks relating to its existing indebtedness and general negative economic conditions.
     While the special committee considered potentially positive and negative factors, it concluded that, overall, the potentially positive factors outweighed the potentially negative factors, and at a meeting held on September 10, 2011, the special committee unanimously:
•	determined that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement are fair to, advisable and in the best interests of the Company’s stockholders (other than Holdings and its affiliates); and

•	approved resolutions recommending that the Company’s board of directors approve and recommend to the Company’s stockholders that they approve the Merger Agreement and the merger as contemplated by the Merger Agreement.
     In addition, the Company’s board of directors believes that the Merger Agreement and the merger are both substantively and procedurally fair to the Company’s stockholders, including the stockholders (other than Holdings and its affiliates).
     In reaching these determinations, our board of directors considered and adopted:
•	the special committee’s analysis, conclusions, and unanimous determination that the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement were fair to, advisable and in the best interests of the Company’s stockholders (other than Holdings and its affiliates); and

•	the special committee’s unanimous recommendation that the Company’s board of directors approve the Merger Agreement, submit the Merger Agreement to the Company’s stockholders for approval, and recommend that the stockholders vote for the approval of the Merger Agreement and the merger as contemplated by the Merger Agreement.
     In making this determination, the Company’s board of directors also considered a number of other factors, including the following material factors:

•	the special committee’s having retained and received advice from its independent financial and legal advisors;

•	that the special committee consists solely of independent and disinterested directors. The members of the special committee (i) are not employees of the Company or any of its subsidiaries, (ii) are not affiliated with Holdings or its affiliates, and (iii) have no financial interest in the merger that is different from that of the Company’s unaffiliated stockholders, other than as discussed in the section entitled “Special Factors—Interests of the Company’s Directors and Executive Officers in the Merger”;

•	the process undertaken by the special committee and its advisors in connection with evaluating the merger, as described above in the section entitled “Special Factors—Background of the Merger”;

•	the opinion, dated September 10, 2011, of Evercore to the special committee as described above and as more fully described in the sections entitled “Special Factors—Opinion of Evercore Group L.L.C.”; and

•	their own views that the benefit of continuing as an independent public company would not be as valuable as the merger consideration being offered because of the potential risks and uncertainties associated with the future prospects of the Company.
     The foregoing discussion of the information and factors considered by the special committee and by the Company’s board of directors is not intended to be exhaustive, but includes the material factors considered by the special committee and the Company’s board of directors, respectively, including the substantive and procedural factors considered by the special committee and the Company’s board of directors discussed above. In view of the wide variety of factors considered by the special committee and by the Company’s board of directors in evaluating the Merger Agreement and the merger, neither the special committee nor the Company’s board of directors found it practicable, or attempted, to quantify, rank or otherwise assign relative weights to the foregoing factors in reaching their respective conclusion. In addition, individual members of the special committee and of the Company’s board of directors may have given different weights to different factors and may have viewed some factors more positively or negatively than others.
     Other than as described in this proxy statement, the Company’s board of directors is not aware of any firm offer by any other person during the prior two years for a merger or consolidation of the Company with another company, the sale or transfer of all or substantially all of the Company’s assets or a purchase of the Company’s securities that would enable such person to exercise control of the Company.
Opinion of Evercore Group L.L.C.
     On September 10, 2011, at a meeting of the special committee, Evercore delivered to the special committee its oral opinion, which was subsequently confirmed by delivery of a written opinion dated September 10, 2011, that, as of such date and based upon and subject to assumptions made, matters considered and limitations on the scope of review undertaken by Evercore as set forth in its opinion, the merger consideration was fair, from a financial point of view, to the holders of shares of common stock (other than Holdings and its affiliates) entitled to receive such merger consideration.
      The full text of Evercore’s written opinion, dated September 10, 2011, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this Proxy Statement and is incorporated by reference in its entirety into this Proxy Statement. You are urged to read Evercore’s opinion carefully and in its entirety. Evercore’s opinion was directed to the special committee and addresses only the fairness, from a financial point of view, of the merger consideration to be received by holders of shares of common stock (other than Holdings and its affiliates) entitled to receive such merger consideration. The opinion does not address any other aspect of the merger and does not constitute a recommendation to the special committee or to any other person in respect of the merger, including as to how any holder of shares of common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company or the special committee to engage in the merger.
     In connection with rendering its opinion, Evercore, among other things:
•	reviewed certain publicly available business and financial information relating to the Company that Evercore deemed to be relevant;

•	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to Evercore by management of the Company and its operating divisions;

•	reviewed certain non-public projected financial data relating to the Company under alternative business assumptions prepared and furnished to Evercore by management of the Company and its operating divisions;

•	reviewed certain non-public projected operating data relating to the Company prepared and furnished to Evercore by management of the Company and its operating divisions;

•	discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company and its operating divisions (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the reported prices and the historical trading activity of common stock;

•	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	compared the financial performance of the Company and the valuation multiples relating to the merger with those of certain other transactions that Evercore deemed relevant;

•	reviewed a draft, dated September 8, 2011, of the Merger Agreement, referred to herein as the “Draft Agreement”; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.
     For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial data relating to the Company and its operating divisions referred to above, Evercore has assumed that they were reasonably prepared on bases reflecting the best then-available estimates and good faith judgments of the respective managements of the Company and its operating divisions as to the future financial performance of the Company and its operating divisions under the alternative business assumptions reflected therein. Management of the Company advised Evercore that the assumptions regarding the Company’s expected refinancing plans for HCHC as provided to Evercore by the Company’s management in September 2011, referred to herein as the “Refinancing Assumptions”, reflect the best estimates available through the date of the opinion and good faith judgments of management of the Company as to the matters covered thereby. Management of HCHC have advised Evercore that the projected financial data for HCHC provided to Evercore by HCHC’s management in July 2011, referred to herein as the “HCHC Projections”, reflect the best estimates available through the date of the opinion and good faith judgments of management of HCHC as to the future financial performance of HCHC. Management of Mafco Flavors has advised Evercore that the projected financial data for Mafco Flavors provided to Evercore by Mafco Flavors’ management in June 2011 and reaffirmed in July 2011, referred to herein as the “Mafco Flavors Projections”, reflect the best estimates available through the date of the opinion and good faith judgments of management of Mafco Flavors as to the future financial performance of Mafco Flavors. With the consent of the special committee, Evercore relied on the Refinancing Assumptions, the HCHC Projections and the Mafco Flavors Projections for purposes of its analysis and opinion. Evercore expressed no view as to any projected financial data relating to the Company, HCHC or Mafco Flavors or the assumptions on which they are based. See “Special Factors—Projected Financial Information”.
     For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the Merger Agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the merger would be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the merger or materially reduce the benefits to the holders of common stock of the merger. Evercore also assumed, at the direction of the special committee, that the executed Merger Agreement would not differ in any material respect from the Draft Agreement reviewed by Evercore.
     Evercore did not make nor assume any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor was Evercore furnished with any such appraisals, nor did Evercore evaluate the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion was necessarily based upon information made available to it as of the date of its opinion and financial, economic, market and other conditions as they existed and as could be evaluated on the date of its opinion. It should be understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.
     Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of common stock (other than Holdings and its affiliates), from a financial point of view, of the merger consideration. Evercore did not express any view on, and its opinion did not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore assumed that any amendment to the Merger Agreement will not amend or modify the structure of the transaction in a manner material to its analysis. Evercore’s opinion did not address the relative merits of the merger as compared to other business or financial strategies that might be available to the Company, not did it address the underlying business decision of the Company to engage in the merger. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the common stock or any business combination or other extraordinary transaction involving the Company. Evercore’s letter, and its opinion, did not constitute a recommendation to the board of directors or to any other persons in respect of the merger, including as to how any holder of shares of common stock should vote or act in respect of the merger. Evercore expressed no opinion as to the price at which shares of the Company would trade at any time. Evercore’s opinion noted that Evercore is not a legal, regulatory, accounting or tax expert and that Evercore assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.
     Except as described above, the special committee imposed no other instruction or limitation on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the special committee in its evaluation of the merger and should not be viewed as determinative of the views of the special committee with respect to the merger or the merger consideration payable in the merger.

     Set forth below is a summary of the material financial analyses reviewed by Evercore with the special committee on September 10, 2011 in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before September 9, 2011 (the last trading day prior to September 10, 2011, the date on which the special committee recommended approval of the merger), and is not necessarily indicative of current market conditions.
     The following summary of financial analyses includes information presented in tabular format. These tables must be read together with the text of each summary in order to understand fully the financial analyses. The tables alone do not constitute a complete description of the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Evercore’s financial analyses.
     Implied Offer Price Premium Analysis
     Evercore considered historical data with regard to (i) the closing stock prices of common stock as of September 9, 2011 and June 10, 2011 (the last trading date prior to the submission by Holdings of its initial proposal on June 13, 2011), (ii) the average closing stock prices during the periods one week, two weeks, one month, two months, three months, six months, one year and two years prior to and including June 10, 2011, (iii) the closing stock prices of common stock on the dates one week, two weeks, one month, two months, three months, six months, one year and two years prior to and including June 10, 2011, and (iv) the intraday high and low trading prices during the 52-week period ending on and including June 10, 2011.

     The following historical common stock price analysis was presented to the special committee to provide it with background information and perspective with respect to the historical share price of common stock relative to the per share merger consideration of $25.00:

	Average		Historical
	Closing		Closing
	Prices	Premium/(Discount)	Prices	Premium/(Discount)
	for	Based on	for the	Based on
	the Period	Merger Consideration	Period	Merger Consideration
Current Price (9/9/11)	$20.37	22.7%	$20.37	22.7%
Unaffected Price (6/10/11)	$16.96	47.4%	$16.96	47.4%
One Week Prior to 6/10/11	$18.21	37.3%	$18.97	31.8%
Two Weeks Prior to 6/10/11	$19.28	29.6%	$21.52	16.2%
One Month Prior to 6/10/11	$20.96	19.3%	$22.66	10.3%
Two Months Prior to 6/10/11	$22.63	10.5%	$25.24	(1.0)%
Three Months Prior to 6/10/11	$23.48	6.5%	$24.96	0.2%
Six Months Prior to 6/10/11	$23.80	5.1%	$24.45	2.2%
One Year Prior to 6/10/11	$25.03	(0.1)%	$28.27	(11.6)%
Two Years Prior to 6/10/11	$26.52	(5.7)%	$25.74	(2.9)%
52-Week High			$30.77	(18.8)%
52-Week Low			$16.77	49.1%

     Analysis of Implied Transaction Multiples at Offer Price
     Based on the HCHC Projections and the Mafco Flavors Projections, Evercore calculated and compared the ratios of Total Enterprise Value, referred to herein as TEV (which represents market capitalization plus total outstanding debt, less cash and cash equivalents), to Adjusted EBITDA (which represents earnings before interest, taxes, depreciation and amortization, or EBITDA, adjusted to exclude asset impairment charges, gains on the extinguishment of debt, extraordinary gains and the settlement of contingent claims) for each of (i) the last four quarters, referred to herein as LFQ, as of June 30, 2011, (ii) estimated calendar year 2011 and (iii) estimated calendar year 2012.

	Company Adjusted
	EBITDA
Period	(in millions)	TEV/Adjusted EBITDA
LFQ	$445	5.6x
CY2011E	$441	5.7x
CY2012E	$459	5.4x
     Analysis of Selected Publicly Traded Companies
     Evercore reviewed and compared certain financial and operating information and measurements relating to the Company and its operating divisions to corresponding information and measurements of certain selected publicly traded companies that may be deemed to have certain characteristics that are similar to those of the Company and its operating divisions. Evercore noted, however, that none of the selected publicly traded companies is identical or directly comparable to the Company or any of its operating divisions.
     As part of its analysis, Evercore calculated and analyzed the multiple of TEV as of September 9, 2011 to 2012E EBITDA for the selected companies and the multiple of TEV to 2012E Adjusted EBITDA for the Company and its operating divisions, respectively. The multiples for each of the selected companies were calculated using the closing price of the selected companies’ common stock on September 9, 2011 and were based on, and derived from, publicly available filings, publicly available research estimates published by independent equity research analysts associated with various Wall Street firms and financial data provided by FactSet Research Systems Inc. The multiples for the Company and its operating divisions were calculated using the per share merger consideration of $25.00 and were based on, and derived from, publicly available information, the HCHC Projections and the Mafco Flavors Projections.

     The companies that Evercore deemed to have certain characteristics similar to those of the Company’s operating divisions, and the range of implied multiples that Evercore calculated, are set forth below:
TEV/2012E EBITDA

The Company (based on merger consideration)	5.4x

Harland Clarke Selected Companies
Deluxe Corporation	4.8x
Quad/Graphics, Inc.	3.3x
R.R. Donnelley & Sons Company	4.6x

Harland Financial Solutions Selected Companies
Fidelity National Information Services, Inc.	6.7x
Fiserv, Inc.	6.9x
Jack Henry & Associates, Inc.	7.4x
Temenos Group AG	7.7x
Wolters Kluwer N.V.	6.8x

Scantron Selected Companies
Deluxe Corporation	4.8x
Pearson PLC	9.2x
R.R. Donnelley & Sons Company	4.6x
Scholastic Corporation	5.0x

Mafco Selected Companies
Givaudan S.A.	10.2x
Huabao International Holdings Ltd.	6.6x
International Flavors & Fragrances Inc.	9.0x
Sensient Technologies Corporation	7.8x
Symrise AG	7.9x
T. Hasegawa Co., Ltd.	5.9x
Takasago International Corporation	5.7x
     Evercore then applied a range of selected multiples of 5.0x to 5.5x 2012E Adjusted EBITDA, which was derived from the analysis of selected publicly traded companies described above as well as the relative contributions to the Company’s 2012E Adjusted EBITDA by each of its operating divisions, to the corresponding financial data for the Company, which financial data was based on the HCHC Projections and the Mafco Flavors Projections. This analysis indicated the following implied per share equity reference range for the Company, as compared to the merger consideration:

	Implied Per Share Equity
2012E Adjusted EBITDA	Reference Range for the Company	Merger Consideration
$459 million	$14.64-$26.42	$25.00
     Present Value of Future Stock Price Analysis
     Evercore performed an illustrative analysis of the present value of the future stock price of the Company, which is designed to provide an indication of the present value of a theoretical future value of a company’s equity as a function of such company’s estimated future EBITDA and its assumed trailing TEV/EBITDA multiple. For this analysis, Evercore used the HCHC Projections, the Mafco Flavors Projections and the Refinancing Assumptions for the fiscal year ending December 31, 2014. For this analysis, Evercore first multiplied the Adjusted EBITDA estimate by a range of trailing TEV/Adjusted EBITDA multiples of 5.0x to 5.5x and next subtracted the debt and added cash and cash equivalents using estimates prepared by management of HCHC and Mafco Flavors. Evercore then calculated the implied per share future equity values for the shares of common stock at the end of fiscal year 2014 and discounted those values to June 30, 2011 using a discount rate range of 22.5% to 27.5%. The discount rate range was chosen by Evercore based upon an analysis of the equity cost of capital of the Company and the companies identified above under the caption “Analysis of Selected Publicly Traded Companies”, as well as the relative contributions to the Company’s estimated Adjusted EBITDA by each of its operating divisions. This analysis indicated the following implied per share equity reference range as of June 30, 2011 for the Company, as compared to the merger consideration.

	Implied Per Share Equity
2014E Adjusted EBITDA	Reference Range for the Company	Merger Consideration
$482 million	$19.45-$28.45	$25.00
     Selected Precedent Transactions Analysis
     Evercore performed an analysis of selected transactions to compare multiples paid in other transactions to the multiples implied in the merger. Evercore analyzed a total of 81 merger and acquisition transactions involving the acquisition of companies in the printing services, financial solutions, education technology and flavor and fragrances industries. Evercore noted that none of the selected transactions or the companies that participated in the selected transactions is directly comparable to the Company or the merger.
     For each of the selected transactions, Evercore calculated and compared TEV based on the implied transaction price as a multiple of the target’s LFQ EBITDA, as adjusted to exclude one time and extraordinary charges. This analysis was based on publicly available information at the time of announcement of the relevant transaction. Evercore noted that the multiple of TEV/LFQ Adjusted EBITDA for the Company based on the per share merger consideration of $25.00 was 5.6x. The range of multiples that Evercore calculated with respect to the selected transactions is summarized below:

	Printing	Financial	Education	Flavor and
	Services	Solutions	Technology	Fragrances
TEV/LFQ EBITDA
High	12.2x	19.6x	27.5x	12.0x
Mean	8.0x	11.8x	15.6x	10.2x
Median	7.9x	11.2x	13.6x	10.8x
Low	4.3x	7.7x	7.8x	7.1x
     Evercore then applied a range of selected multiples of 5.5x to 6.5x LFQ Adjusted EBITDA, which was derived from the analysis of selected transactions described above as well as the relative contributions to the Company’s LFQ Adjusted EBITDA by each of its operating divisions, to the corresponding financial data of the Company. This analysis indicated the following implied per share equity reference range for the Company, as compared to the merger consideration:

	Implied Per Share Equity
LFQ Adjusted EBITDA	Reference Range for the Company	Merger Consideration
$445 million	$22.40-$45.24	$25.00
     Analysis of Historical Premiums Paid
     Evercore reviewed the premiums paid for (i) all-cash change of control transactions for U.S.-based companies with enterprise values between $100 million and $4.0 billion from January 2000 to July 2011, referred to herein as the “All-Cash Transactions”, and (ii) change of control cash transactions with U.S. targets with a minimum transaction value of $100 million from January 2000 to July 2011 where the acquirer held a pre-transaction ownership stake of more than 0% but less than 50%, referred to herein as the “Minority-Led Transactions”. Evercore identified 735 All-Cash Transactions and 57 Minority-Led Transactions with the foregoing criteria.
     Using information from Securities Data Corp., a data source that monitors and publishes information on merger and acquisition transactions, premiums paid were calculated as the percentage by which the per share consideration paid in each such transaction exceeded the closing market share prices of the target companies one day, one week and four weeks prior to transaction announcements. This analysis indicated the following implied mean, median, 25% quartile, 75% quartile, high and low premiums for the selected transactions:

	1 Day Prior	1 Week Prior	4 Weeks Prior
All-Cash Transactions (735 transactions)
Mean	29%	32%	38%
Median	25%	27%	32%
25% Quartile	13%	16%	20%
75% Quartile	39%	42%	50%
High	149%	219%	391%
Low	(57)%	(59)%	(64)%

Minority-Led Transactions (57 transactions)
Mean	37%	37%	38%
Median	30%	30%	30%
25% Quartile	19%	17%	18%
75% Quartile	50%	55%	52%
High	120%	115%	144%
Low	(3)%	0%	(9)%
     Based on the above analysis, Evercore then applied a range of selected premiums derived from the selected transactions of (i) 15% to 45% to the closing price of common stock on June 10, 2011 (the date one day prior to the receipt of Holdings’ initial proposal on June 13, 2011), and (ii) 20% to 50% to the closing price of common stock on the date 4 weeks prior to the receipt of Holdings’ initial proposal on June 13, 2011. This analysis indicated the following implied per share equity reference ranges for the shares of common stock, as compared to the merger consideration:
Implied Per Share Equity Reference Range for the Company

	20% to 50% Premium to
15% to 45% Premium to	Closing Price 4 Weeks
Closing Price on 6/10/11	Prior to Initial Proposal	Merger Consideration
$19.50 — $24.59	$27.19 — $33.99	$25.00
     Discounted Cash Flow Analysis
     Evercore performed a discounted cash flow analysis of the Company in order to derive implied per share equity reference ranges for the common stock as of June 30, 2011, based on the implied present value of the Company’s future unlevered cash flow. In this analysis, Evercore used the HCHC Projections, the Mafco Flavors Projections and the Refinancing Assumptions. Evercore calculated a range of terminal asset values of the Company at the end of fiscal year 2015 by applying a range of trailing terminal Adjusted EBITDA multiples of 5.0x to 5.5x to the Company’s 2015E Adjusted EBITDA. The unlevered free cash flows and range of terminal asset values were then discounted to present values using a range of discount rates of 9.5% to 11.5%, which was chosen by Evercore based upon an analysis of the weighted average cost of capital of the Company and the companies identified above under the caption “Analysis of Selected Publicly Traded Companies”, as well as the relative contributions to the Company’s estimated Adjusted EBITDA by each of its operating divisions. The analysis indicated the following implied per share equity reference range for the Company, as compared to the merger consideration:

Implied Per Share Equity
Reference Range for the Company	Merger Consideration
$21.39-$38.22	$25.00
     General
     In connection with the review of the merger by the special committee, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of the Company. No company used in the above analyses as a comparison is directly comparable to the Company, and no transaction used is directly comparable to the merger. Further, Evercore’s analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company or its advisors.
     Evercore prepared these analyses for the purpose of providing an opinion to the special committee as to the fairness, from a financial point of view, of the merger consideration to be received by holders of common stock (other than Holdings and its affiliates) pursuant to the merger. These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates. The merger consideration to be received by the holders of shares of common stock pursuant to the Merger Agreement was determined through arms’-length negotiations between the special committee and Holdings and was approved by the special committee. Evercore did not recommend any specific consideration to the special committee or that any given merger consideration constituted the only appropriate merger consideration.

     Under the terms of Evercore’s engagement, the special committee agreed, on behalf of the Company, to pay Evercore (i) an initial fee of $125,000, which was payable upon execution of Evercore’s engagement letter, (ii) a retainer fee of $125,000 per month which was payable in July, August and September 2011, (iii) a fee of $2,000,000 which was payable upon the delivery of Evercore’s opinion and (iv) an additional discretionary fee in an amount not to exceed $1,000,000 for extraordinary performance, as determined by the special committee in its sole and absolute discretion. The special committee has informed Evercore that, while it is favorably disposed to paying some additional discretionary fee, to date, it has not decided what amount, if any, of this fee to pay to Evercore. In addition, the Company has agreed to reimburse Evercore for its reasonable expenses (including legal fees, expenses and disbursements), and to indemnify Evercore for certain liabilities arising out of its engagement. During the two year period prior to the date of its opinion, no material relationship existed between Evercore and its affiliates and the Company, Parent or Holdings pursuant to which compensation was received by Evercore or its affiliates as a result of such relationship. Evercore may provide financial or other services to the Company or Holdings in the future and in connection with any such services Evercore may receive compensation.
     In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.
     The Company engaged Evercore to act as a financial advisor based on its qualifications, experience and reputation. Evercore is an internationally recognized investment banking firm and is regularly engaged in the valuation of businesses in connection with mergers and acquisitions, leveraged buyouts, competitive biddings, private placements and valuations for corporate and other purposes.
Holdings Filing Persons’ Purposes and Reasons for the Merger
     Under the SEC rules governing “going private” transactions, the Holdings Filing Persons may be deemed to be engaged in a “going private” transaction and therefore are required to express their purposes and reasons for the merger to the Company’s unaffiliated stockholders. The Holdings Filing Persons are making the statements included in this section solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.
     For the Holdings Filing Persons, a primary purpose for the merger is to permit the Holdings Investors and Parent to acquire all shares of common stock not owned by them so that the Company can be operated as a privately held company. The Holdings Filing Persons believe that as a private company the Company will have greater operating flexibility, and management will be able to more effectively concentrate on long-term growth and reduce its focus on the quarter-to-quarter performance often emphasized by the public markets. Moreover, the Company will not be subject to certain obligations and constraints, and related costs, associated with having publicly traded equity securities.

     An additional purpose of the merger is to enable unaffiliated stockholders to immediately realize the value of their investment in M & F Worldwide through their receipt of the per share merger consideration of $25.00 in cash, representing a premium of approximately 47% to the $16.96 closing price of the common stock on NYSE on June 10, 2011, the last trading day before public disclosure of Holdings’ initial proposal to acquire the Company for $24.00 per share, and a premium of approximately 22.7% to the $20.37 closing price of the common stock on NYSE on September 9, 2011, the last trading day prior to the announcement of the Merger Agreement.
     The Holdings Filing Persons believe that structuring the transaction as a merger is preferable to other transaction structures because it will enable the Holdings Investors and Parent to acquire all of the outstanding shares of the Company held by unaffiliated stockholders for cash.
Holdings Filing Persons’ Position as to Fairness of the Merger
     Under the SEC rules governing “going private” transactions, the Holdings Filing Persons may be deemed to be engaged in a “going private” transaction and therefore are required to express their beliefs as to the fairness of the merger to the Company’s unaffiliated stockholders. The Holdings Filing Persons are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The Holdings Filing Persons’ views as to fairness of the merger should not be construed as a recommendation to any stockholder as to how such stockholder should vote on the proposal to approve the Merger Agreement.
     The Holdings Filing Persons did not participate in the deliberations of the special committee regarding, or receive advice from the Company’s or the special committee’s legal or financial advisors as to, the substantive and procedural fairness of the merger, nor did the Holdings Filing Persons undertake any independent evaluation of the fairness of the merger or engage a financial advisor for such purposes. Holdings engaged Moelis as financial advisors to provide certain financial advisory services with respect to the proposal made by Holdings on June 13, 2011. Moelis did not provide an opinion with respect to the fairness of the merger or the merger consideration. The Holdings Filing Persons believe, however, that the merger is fair to the Company’s unaffiliated stockholders based on the following factors:
•	the merger consideration of $25.00 per share represents a premium of approximately 47% to the $16.96 closing price of common stock on NYSE on June 10, 2011, the last trading day before Holdings made an initial proposal to acquire the Company for $24.00 per share, and a premium of approximately 22.7% to the $20.37 closing price of the common stock on NYSE on September 9, 2011, the last trading day prior to the announcement of the Merger Agreement;

•	the belief that the value to unaffiliated stockholders of the Company continuing as an independent public company would not be as great as the merger consideration, due to the public market’s emphasis on short term results, and the potential risks and uncertainties associated with the near-term prospects of the

Company in light of the ongoing decline and continuing challenges facing certain of its businesses;

•	the merger will provide consideration to the Company’s stockholders entirely in cash, thus eliminating any uncertainty in valuing the merger consideration;

•	the presentations made by Moelis in connection with the proposed transaction with the Company, as described elsewhere;

•	there are not any non-customary requirements or conditions to the merger and the merger is not conditioned on any financing being obtained by Parent, thus increasing the likelihood that the merger will be consummated and the consideration to be paid to the Company’s stockholders will be paid;
•	the Merger Agreement allows the board of directors or the special committee to withdraw or change its recommendation of the Merger Agreement, and to terminate the Merger Agreement in certain circumstances, subject, in certain cases, to a payment by the Company to Parent of a termination fee;

•	the board of directors established a special committee of independent directors, consisting solely of directors who are not officers, employees or controlling stockholders of the Company and are not affiliated with Holdings, to evaluate Holdings’ proposal and negotiate with Holdings;

•	the special committee was deliberative in its process, taking three months to analyze, evaluate and negotiate the terms of the merger;

•	neither Holdings nor its affiliates, participated in or had any influence on the deliberative process of, or the conclusions reached by, the special committee or the negotiating positions of the special committee;

•	the board of directors and special committee retained independent, nationally recognized financial and legal advisors, each of which has extensive experience in transactions similar to the merger;

•	the $25.00 per share merger consideration and other terms and conditions of the Merger Agreement resulted from extensive negotiations between the special committee and its advisors and Holdings and its advisors;

•	the special committee unanimously determined that the Merger Agreement and the merger are advisable, fair to, and in the best interests of the Company’s stockholders (other than Holdings and its affiliates);

•	the board of directors (without the participation of the abstaining directors) unanimously (i) approved and adopted the Merger Agreement, (ii) determined that the merger is advisable, fair to and in the best interest of the Company’s stockholders (other than Holdings and its affiliates) and (iii) resolved to recommend that the stockholders of the Company approve the Merger Agreement;

•	the special committee received an opinion from its financial advisor to the effect that, as of the date of the opinion and based upon and subject to the assumptions made, matters considered and limitations on the scope of review undertaken by such financial advisor as set forth in its written opinion, the per share merger consideration of $25.00 was fair, from a financial point of view, to the holders of shares of common stock (other than Holdings and its affiliates), as more fully described in the section titled “Special Factors—Opinion of Evercore Group L.L.C.”;

•	the merger is conditioned upon a majority of the Company’s outstanding common stock voting in favor of the approval of the Merger Agreement, and upon the holders of majority of the outstanding shares of common stock other Holdings and its affiliates voting in favor of the approval of the Merger Agreement; and

•	stockholders who do not vote in favor of the Merger Agreement and who comply with certain procedural requirements will be entitled, upon completion of the merger, to exercise statutory appraisal rights under Delaware law.
     The Holdings Filing Persons did not consider the liquidation value of the Company because they considered the Company to be a viable, going concern and therefore did not consider liquidation value to be a relevant valuation method. Further, the Holdings Filing Persons did not consider net book value, which is an accounting concept, as a factor because its members believed that net book value is not a material indicator of the value of the Company as a going concern but rather is indicative of historical costs.
     The foregoing discussion of the information and factors considered and given weight by the Holdings Filing Persons in connection with the fairness of the merger is not intended to be exhaustive but includes all material factors considered by the Holdings Filing Persons. The Holdings Filing Persons did not find it practicable to, and did not, quantify or otherwise assign relative weights to the individual factors considered in reaching their conclusions as to the fairness of the merger. Rather, the fairness determinations were made after consideration of all of the foregoing factors as a whole.
June 9, 2011 Presentation by Financial Advisor to Holdings
     On June 9, 2011, Moelis made a presentation to the management of Holdings regarding a possible transaction with the Company, which we refer to as the “June 9, 2011 presentation”. In the presentation, Moelis provided a business segment overview, reviewed recent share price performance and trading multiples and provided a preliminary valuation summary summarized below. At the time of the presentation, the Company’s stock price was $17.90 per share.
     Holdings did not request, and Moelis did not provide, (i) any opinion to Holdings or any other person in connection with the merger as to the fairness of the merger consideration to

Holdings, the Company, the stockholders of the Company or any other person or (ii) any other valuation of the Company for the purpose of assessing the fairness of the merger consideration to Holdings, the Company, the stockholders of the Company or any other person. Because Moelis was not requested to render a fairness opinion, it was not necessary to, and it did not, submit the information and analyses described below to a fairness committee for review, nor did they follow all of the procedures that they ordinarily follow in connection with rendering a fairness opinion. Moelis has established procedures for rendering a fairness opinion, including review of the fairness opinion and the underlying information and analyses by a fairness committee composed of senior investment bankers with relevant expertise. Had Moelis been requested to provide a fairness opinion or valuation of the Company and submitted the information and analyses described below to their full fairness opinion process, including review by a fairness committee, the information and analyses presented by Moelis following that process may have been different from those described below.
     The following summary of the June 9, 2011 presentation is included here to comply with disclosure requirements of the SEC. The analyses described herein and the order in which they are presented and the results of the analyses do not represent relative importance or weight given to these analyses by Moelis or Holdings. The summary of the June 9, 2011 presentation set forth below is qualified in its entirety by reference to the full text of the June 9, 2011 presentation, which is filed as Exhibit (c)(7) to the Company’s Schedule 13E-3 dated as of the date hereof and incorporated herein by reference to this document. Neither the presentation materials nor this summary constitutes a recommendation as to whether any stockholder of the Company should vote in favor of the merger or any other action that any stockholder of the Company should take or refrain from taking in connection with the merger.
     In connection with preparing the financial analysis, Moelis:
•	reviewed certain publicly available business and financial information relating to the Company that Moelis deemed relevant;

•	reviewed certain internal information relating to the business, including financial forecasts, earnings, cash flow, assets, liabilities and prospects of the Company furnished to Moelis by the Company;

•	conducted discussions with members of senior management and representatives of Holdings concerning the matters described in the foregoing, as well as the business and prospects of the Company generally;

•	reviewed publicly available financial and stock market data for the Company and compared them with those of certain other companies that Moelis deemed relevant; and

•	conducted such other financial studies and analyses and took into account such other information as Moelis deemed appropriate.
     In connection with its review, Moelis did not assume any responsibility for independent verification of any of the information supplied to, discussed with, or reviewed by Moelis for the purpose of its June 9, 2011 presentation and has, with the consent of Holdings, relied on such information being complete and accurate in all material respects. In addition, at the direction of Holdings, Moelis did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet, or otherwise) of the Company, nor was Moelis furnished with any such evaluation or appraisal. With respect to the forecasted financial information referred to above, Moelis assumed, at the direction of Holdings, that such financial information was reasonably prepared on a basis reflecting the best currently available estimates and judgments of the management of the Company as to the future performance of the Company.
     Moelis’ June 9, 2011 presentation was necessarily based on economic, monetary, market and other conditions as in effect on, and information made available to Moelis as of, the date of such presentation. Accordingly, although subsequent developments may affect the information contained in the June 9, 2011 presentation, Moelis did not assume any obligation to update, revise or reaffirm the contents of the June 9, 2011 presentation.
     The following is a summary of the material financial analyses contained in the June 9, 2011 presentation prepared by Moelis. The financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed by Moelis, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses performed by Moelis. Considering the data set forth in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses performed by Moelis.
     Premiums Paid Analysis. For purposes of the June 9, 2011 presentation, Moelis reviewed publicly available information for the premiums paid since June 2006 in public transactions between $500 million and $1 billion in equity value for the 1-day, 1-week and 1-month period prior to the announcement of the transaction and then compared the Company’s trading price to such premiums as if a transaction had been announced on the date of the presentation. This analysis showed the following:

	1-Day	1-Week	1-Month

Median Offer Price Premium	20.2%	23.0%	27.4%
MFW Average Trading Price	$17.90	$18.70	$21.05
Implied MFW Offer Price	$21.51	$23.00	$26.81
     Illustrative Leveraged Buyout Analysis. Moelis performed an analysis of the equity return that an acquiror would theoretically receive if the Company were acquired in a leveraged buyout transaction. For purposes of this analysis, Moelis used projections provided by the Company’s management through fiscal 2015 and assumed, among other things, a range of exit multiples of 4.25x to 4.75x the Company’s 2015 estimated EBITDA, target equity returns ranging from 22.5% to 27.5%, an equity contribution of 30% and a transaction date of December 31, 2011. See “Special Factors—Projected Financial Information”. Based on these assumptions, Moelis derived an illustrative estimate of the maximum consideration that could be paid in an acquisition of the Company by a financial buyer ranging from $9.72 per share to $28.25 per share.
     Discounted Cash Flow Analysis (Consolidated Company). Moelis conducted a discounted cash flow, or DCF, analysis of the Company on a consolidated basis to calculate the estimated present value of the future cash flows of the Company. A DCF analysis is a method of evaluating a business using estimates of the future unlevered free cash flows generated by the business and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value”. “Present value” refers to the current value of one or more future cash payments for the business, which Moelis refers to as that business’ free cash flows, and is obtained by discounting those free cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity costs of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the value of all free cash flows from an asset for periods beyond the final forecast period.
     Using projections provided by the Company’s management, Moelis performed a DCF analysis of the Company on a consolidated basis (excluding contributions from GlobalScholar and Spectrum K12) utilizing the after-tax unlevered free cash flows for the second half of 2011 through 2015. See “Special Factors—Projected Financial Information”. Moelis used discount rates ranging from 12.0% to 13.0%, which was based upon a number of factors, including the weighted average cost of capital of the Company. The terminal value was then calculated using the perpetuity growth method assuming growth rates of (2.0%) to 0%. Moelis also valued the GlobalScholar and Spectrum K12 businesses at their acquisition cost due to their recent acquisition by the Company. Based on the foregoing, Moelis calculated an implied reference range for the Company’s common stock of $10.35 to $28.82 per share.
     Discounted Cash Flow Analysis (Sum-of-the-Parts). Using projections provided by the Company’s management, Moelis performed a DCF analysis of the Company on a sum-of-the-parts basis utilizing the after-tax unlevered free cash flows for the second half of 2011 through 2015 for each of the Company’s business segments. Moelis used the discount rates in the table below depending on the segment, which were based upon a number of factors, including the weighted average cost of capital of comparable companies in each business segment. The terminal value was then calculated using the perpetuity growth method assuming growth rates in the table below depending on the segment.

			Perpetuity Growth
	Discount Rates		Rates
Segment	Min	Max	Min	Max
Harland Clarke	11.5%	12.5%	(2.0%)	0%
Harland Financial Solutions	12.5%	13.5%	2.0%	4.0%
Scantron-Legacy Business	11.5%	12.5%	(11.0%)	(9.0%)
Scantron-Performance and Achievement	16.5%	17.5%	3.0%	5.0%
Mafco Worldwide	11.0%	12.0%	(1.0%)	1.0%
     Based on the foregoing, and adjusting the ranges of implied enterprise values for net debt, valuing GlobalScholar and Spectrum K12 at acquisition cost and applying a “conglomerate” discount of 15%, Moelis calculated an implied reference range for the Company’s common stock on a sum-of-the-parts analysis of $13.77 to $31.87 per share.

     Sum-of-the-Parts Analysis: Selected Publicly Traded Companies. In light of the segmented nature of the Company’s business, Moelis also conducted a sum-of-the-parts analysis. Moelis applied the estimated 2011 EBITDA for each segment of the Company’s business (other than Scantron-Performance and Achievement) to the following low and high implied multiples selected from a review of the corresponding multiples for certain selected publicly traded companies determined by Moelis in its professional judgment to share similar characteristics with the business of each segment.

Multiple of Estimated 2011 EBITDA
Segment	Low Multiple	High Multiple
Harland Clarke	4.0x	4.5x
Harland Financial Solutions	7.0x	8.0x
Scantron-Legacy Business	4.0x	4.5x
Mafco Worldwide	5.0x	6.0x
     For Scantron-Performance and Achievement, Moelis used low and high revenue multiples of 2.0x and 3.0x estimated 2011 revenues, respectively.
     Moelis then adjusted the resulting range of implied enterprise values for net debt, the value of GlobalScholar and Spectrum K12 at their acquisition costs and the application of a “conglomerate” discount of 15%. This analysis led Moelis to an implied reference range for shares of the Company’s common stock of $16.28 per share to $30.65 per share.
     General
     The preparation of financial analyses is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not readily susceptible to partial analysis or summary description. Moelis believes that the analyses summarized above must be considered as a whole. Moelis further believes that selecting portions of the analyses and the factors considered or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying Moelis’ analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that such analysis was viewed as any more significant or was or should be given any greater weight than any other analysis.
     No company used in the analyses described above for purposes of comparison is directly comparable to the Company. In addition, such analyses do not purport to be appraisals, nor do they necessarily reflect the prices at which businesses or securities actually may be sold. The estimates of the future performance of the Company provided by the Company’s management in or underlying Moelis’ analyses are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than those suggested by Moelis’ analyses. Because the estimates of the future performance of the Company provided by the Company’s management described above are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, neither

Holdings, nor Moelis or any other person assumes responsibility if future results are materially different from those forecast.
     The type and amount of consideration payable in the merger were determined through negotiations between the Company and Holdings and were approved by the board of directors of the Company and Holdings’ board of directors and not by any financial advisor. The decision to enter into the Merger Agreement was solely that of the special committee and board of directors of the Company and Holdings. As described above, Moelis’ analyses were only one of many factors considered by Holdings in its evaluation of the proposed merger and should not be viewed as determinative of the view of Holdings.
     Moelis’ June 9, 2011 presentation was prepared for the use and benefit of Holdings in its evaluation of the Company. Holdings has agreed to pay Moelis a fee of $3.0 million promptly upon the consummation of the merger. In addition, Holdings has agreed to indemnify Moelis for certain liabilities arising out of its engagement. Moelis or its respective affiliates in the past have provided, currently are providing and in the future may provide financial advisory and financing services to the Company, Holdings and certain of their respective affiliates, and have received and in the future may receive fees for the rendering of these services. Since January 2008 ,Moelis has received aggregate fees from Holdings and its affiliates, including the Company, for corporate and investment banking services unrelated to the merger of approximately $3.96 million. In the ordinary course of business, Moelis, its successors and affiliates may trade securities of the Company and the Company’s affiliates for their own accounts or for the accounts of their customers and, accordingly, may at any time hold long or short positions in such securities.
     Holdings engaged Moelis to act as its financial advisor based on Moelis’ qualifications, reputation and substantial experience in similar transactions. Moelis is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, strategic transactions, corporate restructurings, and valuations for corporate and other purposes.
Plans for M & F Worldwide after the Merger
     It is expected that the Company’s operations will be conducted after the merger substantially as they currently are being conducted. The Holdings Filing Persons have advised the Company that they do not have any current intentions, plans or proposals to cause the Company to engage in any of the following:
•	an extraordinary corporate transaction following consummation of the merger such as a merger, reorganization or liquidation,

•	the relocation of any material operations or sale or transfer of a material amount of assets, or

•	any other material changes in its business.
     Nevertheless, following consummation of the merger, the management and/or board of directors of the surviving corporation may initiate a review of the surviving corporation and its assets, corporate and capital structure, capitalization, operations, business, properties and personnel to determine what changes, if any, would be desirable following the merger to enhance the business and operations of the surviving corporation and may cause the surviving corporation to engage in the types of transactions set forth above if the management and/or board of directors of the surviving corporation decides that such transactions are in the best interest of the surviving corporation upon such review. While no plans or proposals have been developed, the surviving corporation may make efforts to attract and retain experienced management, improve customer relations, review the Company’s facilities, realign its compensation structure, pursue divestitures of non-core assets, and refinance its and its subsidiaries’ indebtedness. The surviving corporation expressly reserves the right to make any changes it deems appropriate in light of its evaluation and review of the surviving corporation or in light of future developments.
Projected Financial Information
     M & F Worldwide does not as a matter of course make public projections as to future performance or earnings. However, financial forecasts prepared by senior management were made available to the Holdings Filing Persons as well as to the special committee and their respective financial advisors in connection with their consideration of the merger. We have included a subset of these projections to give our stockholders access to certain nonpublic information considered by the Holdings Filing Persons, the special committee and their respective financial advisors for purposes of considering and evaluating the merger. The inclusion of this information should not be regarded as an indication that the Holdings Filing Persons, the special committee, their respective financial advisors, or any other recipient of this information considered, or now considers, this information to be a reliable prediction of future results.
     M & F Worldwide advised the recipients of the projections that its internal financial forecasts, upon which the projections were based, are subjective in many respects. The projections reflect numerous assumptions and estimates with respect to industry performance, general business, economic, political, market and financial conditions, competitive uncertainties, and other matters, all of which are difficult to predict and beyond M & F Worldwide’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than projected. The projections are forward-looking statements and should be read with caution. See “Cautionary Statement Concerning Forward-Looking Information”.
     The financial projections were prepared for either internal use or to assist the Holdings Filing Persons, the special committee and their respective financial advisors with their due diligence investigations of M & F Worldwide and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. M & F Worldwide’s independent registered public accounting firm has not examined or compiled any of the financial projections, expressed any conclusion or provided any form of assurance with respect to the financial projections and, accordingly, assumes no responsibility for them. The financial projections do not take into account any circumstances or events occurring after the date they were prepared.

     Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the financial projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in these projections.
     For the foregoing reasons, as well as the bases and assumptions on which the financial projections were compiled, the inclusion of specific portions of the financial projections in this proxy statement should not be regarded as an indication that such projections are an accurate prediction of future events, and they should not be relied on as such. Except as may be required by applicable securities laws, M & F Worldwide does not intend to update, or otherwise revise the financial projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.
     Projections Provided to Evercore and the Special Committee
     In June 2011, the Company provided Evercore with consolidated projected financial data for the Company, together with separate projected financial data for its subsidiaries HCHC and Mafco Flavors. The Company initially prepared these projections in April 2011 in connection with a contemplated amendment and extension of HCHC’s senior secured term loan facility and a contemplated refinancing transaction with respect to certain indebtedness of Mafco Flavors, which ultimately were not consummated. The projections for HCHC reflected (i) declines in HCHC’s check volumes with slight improvement in future years versus historical performance and slightly increasing revenues per unit over the forecast period, (ii) improved organic growth in HCHC’s financial solutions segment versus prior periods, (iii) significant revenue growth in HCHC’s web-based educational services and (iv) revenue declines in HCHC’s other non-web based education businesses. The projections for Mafco Flavors reflected (i) continued sales unit declines to the worldwide tobacco industry as the result of the continued worldwide decline in the use of consumer tobacco products containing licorice extract, (ii) continued organic growth in Magnasweet® and pure licorice derivatives, (iii) sales growth in pure licorice derivatives resulting from a business to be acquired, (iv) the anticipated benefits to be realized from manufacturing technology improvements and (v) investments to be made in raw materials and facilities to support the planned business developments. These initial projections, referred to herein as the “Initial Financing Case Projections”, are summarized below:

Summary of Initial Financing Case Projections(1)
(in millions, except per share amounts)

	Projected	Projected	Projected	Projected	Projected
	2011	2012	2013	2014	2015
Revenue
HCHC	$1,656	$1,696	$1,713	$1,704	$1,708
Mafco Flavors	117	127	132	137	139

	1,773	1,823	1,845	1,841	1,847
Adjusted EBITDA(2)
HCHC	411	452	482	485	495
Mafco Flavors	30	32	35	39	40

	441	484	518	524	535
Adjusted EBIT(2)	271	316	354	364	382
Adjusted EPS(2)	5.04	6.38	6.33	6.36	7.09
Unlevered FCF(3)	83	231	269	296	316
Capex	55	48	43	38	37
Total debt	2,204	2,036	1,858	1,663	1,465
Total cash on hand	297	292	286	285	303

(1)	Consolidated figures from the Initial Financing Case Projections are set forth in Evercore’s presentations to the special committee dated August 10, 2011 and July 27, 2011. Evercore’s presentation the special committee dated July 27, 2011 also included the additional HCHC and Mafco Flavors revenue and adjusted EBITDA data and total cash data set forth above. The adjusted EPS, unlevered FCF, Capex and total debt data set forth above and in Evercore’s presentation to the special committee dated August 10, 2011 differ from that initially provided by the Company and reflected in Evercore’s presentation to the special committee dated July 27, 2011 due to certain minor adjustments subsequently made by the Company.

(2)	Adjusted to exclude the settlement of contingent claims.

(3)	Unlevered FCF is defined as net income plus the sum of after-tax net interest expense, after-tax settlement of contingent claims, and depreciation and amortization less the sum of Capex, cash acquisitions, changes in net working capital and other cash outlays.
     In July 2011, following further discussions with Evercore, HCHC management determined that certain assumptions reflected in the HCHC projections that were included in the Initial Financing Case Projections did not reflect management’s then-current views and accordingly provided Evercore with updated financial projections. The updated financial projections reflected changes due to (i) greater expected declines in HCHC’s check volumes, partially offset by improved cost trends, (ii) higher revenue growth from new initiatives, partially offset by reduced revenues per unit expectations, (iii) lower projected revenues and profitability in HCHC’s financial solutions segment due to expectations of continued bank closures and further industry consolidation in addition to reduced organic growth rates, (iv) a delay in the revenue growth of its web-based educational services business units and (v) modest reductions in the assumed growth rate of HCHC’s other education businesses. No changes were made to the Mafco Flavors projections included in the Initial Financing Case Projections, which were confirmed by Mafco Flavors management. These updated projections, referred to herein as the “Updated Case Projections”, are summarized below:

Summary of Updated Case Projections(1)
(in millions, except per share amounts)

	Projected	Projected	Projected	Projected	Projected
	2011	2012	2013	2014	2015
Revenue
HCHC	$1,647	$1,663	$1,672	$1,648	$1,639
Mafco Flavors	117	127	132	137	139

	1,764	1,790	1,804	1,786	1,778
Adjusted EBITDA(2)
HCHC	411	427	454	443	451
Mafco Flavors	30	32	35	39	40

	441	459	489	482	491
Adjusted EBIT(2)	271	291	325	322	338
Adjusted EPS(2)	5.04	5.59	5.45	5.03	5.61
Unlevered FCF(3)	87	237	251	270	289
Capex	55	48	43	38	37
Total debt	2,201	2,027	1,866	1,697	1,527
Total cash on hand	297	292	286	285	303

(1)	Consolidated figures from the Updated Case Projections are set forth in Evercore’s presentations to the special committee dated August 10, 2011 and July 27, 2011. Evercore’s presentation to the special committee dated July 27, 2011 also included the additional HCHC and Mafco Flavors revenue and adjusted EBITDA, Capex and total cash data set forth above. The adjusted EPS, unlevered FCF and total debt data set forth above and in Evercore’s presentation to the special committee dated August 10, 2011 differ from that initially provided by the Company and reflected in Evercore’s presentation to the special committee dated July 27, 2011 due to certain minor adjustments subsequently made by the Company.

(2)	Adjusted to exclude the settlement of contingent claims.

(3)	Unlevered FCF is defined as net income plus the sum of after-tax net interest expense, after-tax settlement of contingent claims, and depreciation and amortization less the sum of Capex, cash acquisitions, changes in net working capital and other cash outlays.
     In August 2011, following further discussions with Evercore, Company management determined that, while the Updated Case Projections reflected management’s then current operating expectations, neither the Initial Financing Case Projections nor the Updated Case Projections reflected management’s most current views concerning the refinancing of the Company’s indebtedness and accordingly provided Evercore with updated refinancing assumptions. These updated refinancing assumptions reflected Company management’s views on the likely timing, structure and cost of a refinancing. The Updated Case Projections were then revised to take into account the new refinancing assumptions (as so revised, the “Final Case Projections”), which are summarized below:

Summary of Final Case Projections(1)
(in millions, except per share amounts)

	Projected	Projected	Projected	Projected	Projected
	2011	2012	2013	2014	2015
Revenue
HCHC	$1,647	$1,663	$1,672	$1,648	$1,639
Mafco Flavors	117	127	132	137	139

	1,764	1,790	1,804	1,786	1,778
Adjusted EBITDA(2)
HCHC	411	427	454	443	451
Mafco Flavors	30	32	35	39	40

	441	459	489	482	491
Adjusted EBIT(2)	271	291	325	322	338
Adjusted EPS(2)	5.03	3.70	3.50	3.82	4.57
Unlevered FCF(3)	87	226	260	270	289
Capex	55	48	43	38	37
Total debt	2,201	2,044	1,902	1,746	1,586
Total cash on hand	297	230	225	223	242

(1)	Consolidated figures from the Final Case Projections are set forth in Evercore’s presentation to the special committee dated September 10, 2011; but that presentation did not include the additional HCHC and Mafco Flavors revenue and adjusted EBITDA data set forth above.

(2)	Adjusted to exclude the settlement of contingent claims.

(3)	Unlevered FCF is defined as net income plus the sum of after-tax net interest expense, after-tax settlement of contingent claims, and depreciation and amortization less the sum of Capex, cash acquisitions, changes in net working capital and other cash outlays.
     On September 9, 2011, the Company provided Evercore with updated information regarding the recent underperformance of certain business units of the Company, which would have a negative impact upon its projected results. This updated information, however, was not incorporated in the Final Case Projections.
     Projections Provided to the Holdings Filing Persons and Moelis
     In June 2011, Moelis received the Initial Financing Case Projections, and in August 2011, Moelis received the Updated Case Projections. In the presentations made by Moelis on each of June 9, 2011 and September 9, 2011, Moelis, at the direction of the Holdings Filing Persons, used projections with respect to revenue, EBITDA and Capex, based on the Initial Financing Case Projections and Updated Case Projections with certain adjustments that were provided by management of the Company. With respect to EBITDA, at the direction of Holdings, Moelis utilized certain adjustments provided by management of the Company that management felt reflected an estimate of future cash EBITDA, which is referred to as “Adjusted Cash EBITDA”. As a result of these adjustments, the projections included in the presentations made by Moelis contain certain differences from the projections included in the presentations made by Evercore to the special committee, which differences in the case of revenue and Capex are not material. The differences between Adjusted Cash EBITDA, included in the projections used by Moelis, and Adjusted EBITDA, included in the projections used by Evercore, with respect to each of the Initial Financing Case Projections and Updated Case Projections, are summarized below:

Initial Financing Case Projections — Adjusted Cash EBITDA
(in millions)

	Projected	Projected	Projected	Projected	Projected
	2011	2012	2013	2014	2015
Adjusted EBITDA (as used by Evercore) (1)
HCHC	$411	$452	$482	$485	$495
Mafco Flavors	30	32	35	39	40

	441	484	518	524	535

Plus: Restructuring Charges	10	10	10	10	10
Plus: Acquisition Accounting — Deferred Revenue (2)	11	6	4	3	1
Plus: VSOE Accounting Adjustment (3)	38	8	(17)	0	(1)

Adjusted Cash EBITDA (as used by Moelis)
HCHC	470	476	480	498	505
Mafco Flavors	30	32	35	39	40

	500	508	515	537	545

(1)	Adjusted to exclude the settlement of contingent claims.

(2)	Includes deferred revenue acquisition accounting from Parsam, GlobalScholar and Spectrum K12 acquisitions.

(3)	Includes Vendor Specific Objective Evidence (“VSOE”) accounting addbacks from GlobalScholar and Spectrum K12 acquisitions.

Updated Case Projections — Adjusted Cash EBITDA
(in millions)

	Projected	Projected	Projected	Projected	Projected
	2011	2012	2013	2014	2015
Adjusted EBITDA (as used by Evercore) (1)
HCHC	$411	$427	$454	$443	$451
Mafco Flavors	30	32	35	39	40

	441	459	489	482	491

Plus: Restructuring Charges	10	10	10	10	10
Plus: Acquisition Accounting — Deferred Revenue (2)	11	6	4	3	1
Plus: VSOE Accounting Adjustment (3)	35	18	(17)	0	(1)

Adjusted Cash EBITDA (as used by Moelis)
HCHC	467	461	451	456	461
Mafco Flavors	30	32	35	39	40

	497	493	486	495	501

(1)	Adjusted to exclude the settlement of contingent claims.

(2)	Includes deferred revenue acquisition accounting from Parsam, GlobalScholar and Spectrum K12 acquisitions.

(3)	Includes Vendor Specific Objective Evidence (“VSOE”) accounting addbacks from GlobalScholar and Spectrum K12 acquisitions.
Certain Effects of the Merger
     If the Merger Agreement is approved by the required vote of the Company’s stockholders and other conditions to the closing of the merger are either satisfied or waived, Merger Sub will be merged with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will continue its corporate existence under Delaware law as the surviving corporation in the merger, with all of its and Merger Sub’s rights, privileges, immunities, powers and franchises continuing unaffected by the merger.
     The Holdings Investors have agreed to contribute, immediately prior to the effective time of the merger, 8,394,000 shares of common stock held by them to Merger Sub in exchange for shares of common stock of Merger Sub. Upon consummation of the merger, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $25.00 in cash, without interest and less any applicable withholding taxes. At the effective time of the merger, each notional stock account with respect to common stock under our Outside Directors Deferred Compensation Plan will be adjusted pursuant to the terms of the plan such that the account ceases to represent a notional investment in shares of common stock and will be converted into a notional cash account equal to the product of (x) the number of shares of common stock subject to such stock account multiplied by (y) $25.00. At the effective time of the merger, each excluded share and share of the Company’s series A preferred stock, par value $0.01 per share, all of which shares of series A preferred stock are held by the Company, will be automatically canceled and cease to exist.
     If the merger is completed, the entire equity in the surviving corporation will be owned by the Holdings Investors and Parent, and M & F Worldwide’s stockholders (other than the Holdings Investors) will have no interest in M & F Worldwide’s net book value or net earnings. The Holdings Investors and Parent will be the sole beneficiaries of our future net earnings and growth, if any, following the merger. Similarly, the Holdings Investors and Parent will also bear the risks of ongoing operations including the risks of any decrease in our value after the merger.
     After the completion of the merger, Mr. Perelman’s interest in the Company’s net book value and net income or loss will increase from approximately 43.4% to 100%. Based on the Company’s Quarterly Report on Form 10-Q for the six months ended June 30, 2011, the following table shows what Mr. Perelman’s interests in the Company’s net book value and net earnings were as of June 30, 2011, and what those interests would have been had the merger been completed as of that date.

		Mr. Perelman’s Interest		Mr. Perelman’s Interest
		Before the Merger		After the Merger
	Total	Dollars	Percent	Dollars	Percent
		(dollars in millions)
Net income for the six months ended June 30, 2011	$50.1	$21.7	43.4%	$50.1	100%
Net book value as of June 30, 2011	$689.9	$299.4	43.4%	$689.9	100%
     In connection with the merger, certain of M & F Worldwide’s directors and executive officers have interests in the merger that are different from, or in addition to, the interests of M & F Worldwide’s stockholders generally, as described in more detail under “Interests of the Company’s Directors and Executive Officers in the Merger”.
     M & F Worldwide’s common stock is currently registered under the Exchange Act and is quoted on NYSE under the symbol “MFW”. As a result of the merger, the Company will cease to be a publicly traded company and will be wholly owned by the Holdings Investors and Parent. Following consummation of the merger, registration of the common stock and our reporting obligations under Exchange Act will be terminated upon application to the SEC. In addition, upon consummation of the merger, the common stock will no longer be listed on any stock exchange or quotation system, including the NYSE.
     At the effective time of the merger, M & F Worldwide’s certificate of incorporation and bylaws will be amended and restated to be in the same form as the certificate of incorporation and bylaws, respectively, of Merger Sub as in effect immediately prior to the effective time of the merger, except that the name of the surviving corporation will be “M & F Worldwide Corp.”

Interests of the Company’s Directors and Executive Officers in the Merger
     When considering the recommendation of the Company’s board of directors, you should be aware that the members of our board of directors and our executive officers have interests in the merger other than their interests as stockholders generally, including those described below. These interests may be different from, or in conflict with, your interests as a stockholder of the Company. The members of our board of directors and special committee were aware of these additional interests, and considered them, when they approved the Merger Agreement.
     Mr. Perelman’s Interests
     If the merger is completed, the common stock will be 100% beneficially owned by Mr. Perelman, a director of the Company. For a description of the treatment of the common stock beneficially owned by Mr. Perelman in the merger and a discussion of Mr. Perelman’s continuing interest in the Company, see “Special Factors—Certain Effects of the Merger”.
     Directors of the Surviving Corporation
     At the effective time of the merger, the directors of Merger Sub immediately prior to the effective time of the merger will be directors of the surviving corporation. The directors of Merger Sub are Mr. Perelman and Mr. Schwartz, each of whom currently serves on our board of directors.
     Employment with the Surviving Corporation Post Merger
     It is expected that, immediately following the effective time of the merger, the executive officers of the Company immediately prior to the effective time of the merger will remain executive officers of the surviving corporation. As of the date of this proxy statement, none of our executive officers has entered into any employment agreements with us or our subsidiaries in anticipation of the merger, nor has any executive officer, who has plans or is expected to remain with the surviving corporation, entered into any agreement, arrangement or understanding with Holdings or its affiliates regarding employment with, or the right to purchase or participate in the equity of, the surviving corporation.
     Deferred Compensation Plan Stock Accounts
     Our non-employee directors are eligible to participate in the Company’s Outside Directors Deferred Compensation Plan. The plan enables such directors to forego cash fees otherwise payable to them in respect of their service as a director and to have such fees credited at the end of each quarter in the form of stock units, which will be payable in the form of stock or cash, as elected by a director, when the director terminates service as a director, or at such other time as he or she elects. At the effective time of the merger, each notional stock account with respect to common stock under the plan will be adjusted pursuant to the terms of the plan such that the account ceases to represent a notional investment in shares of common stock and will be converted into a notional cash account equal to the product of (x) the number of shares of common stock subject to such stock account multiplied by (y) $25.00.

     Compensation of the Special Committee
     In consideration of the additional time and effort required for their service on the special committee, each member of the special committee is being paid a one-time fee of $25,000 and a per-meeting fee of $1,500. To date, there have been nine special committee meetings. In addition, the members of the special committee will also be reimbursed for their reasonable out of pocket travel and other expenses in connection with their service on the special committee. The special committee, at the invitation of the independent directors, proposed such fees after discussion with their legal advisors, and the board of directors of the Company then unanimously approved the fees by written consent.
     Other than (i) their receipt of special committee compensation (as described above) and compensation for serving on the Company’s board of directors, neither of which is contingent upon the consummation of the merger or the special committee’s or board of directors’ recommendation of the merger, (ii) the treatment of their deferred compensation plan stock accounts in the merger (as described above) and (iii) the indemnification and insurance arrangements with such directors following the effective time (as described below), none of the members of the special committee has a financial interest in the merger or any of transactions contemplated thereby and none of them is related to Holdings. The Company’s board of directors did not place any limitations on the authority of the special committee regarding its investigation and evaluation of the proposed transaction.
     Indemnification of Directors and Officers
     For a description of the indemnification of directors and officers by the Company following the merger, see “The Merger Agreement—Other Covenants and Agreements”.
     In addition, you should be aware that Mr. Schwartz, a director and the Chief Executive Officer of the Company, Mr. Savas, the Chief Financial Officer of the Company, and Mr. Bevins, a director of the Company, also serve as officers and/or directors of Holdings and certain of its affiliates. See “Important Information Regarding M & F Worldwide and its Directors and Executive Officers” as well as “Agreements Involving Common Stock; Transactions between Holdings Filing Persons and the Company—Management Services Agreement”.
Financing of the Merger
     Parent estimates that the total amount of funds necessary to complete the proposed merger and related transactions is approximately $273.5 million plus fees and expenses. These payments are expected to be funded by a combination of debt financing, as described below, as well as funds available to the surviving corporation at the effective time of the merger.
     The consummation of the merger is not conditioned upon receipt of any financing. Pursuant to the Merger Agreement, Parent and Merger Sub have represented that they will have access to sufficient funds to pay the aggregate merger consideration and any other amounts payable under the Merger Agreement, including fees and expenses incurred in connection therewith. The Company is required to cooperate with Parent, at Parent’s cost and expense, in connection with Parent’s efforts to obtain any financing in connection with consummation of the merger (provided that the requested cooperation is consistent with applicable law and does not unreasonably interfere with the operations of the Company and its subsidiaries), including by participating in presentations, meetings or diligence sessions with prospective lenders and assisting with the preparation of financial statements and other materials requested by prospective lenders.
Debt Financing
     In connection with the signing of the Merger Agreement, Holdings received the Commitment Letter from Deutsche Bank, pursuant to which, subject to the conditions set forth therein, Deutsche Bank has committed to provide to Parent up to $250 million through a senior secured term loan facility, referred to herein as the “Facility”. On September 26, 2011, Holdings received an extension letter from Deutsche Bank, extending the term of the Commitment Letter to March 31, 2012.
     The proceeds of the Facility will be used (i) to fund a portion of the aggregate merger consideration and pay fees and expenses incurred in connection therewith and (ii) refinance and/or repay existing indebtedness owed by certain subsidiaries of Holdings to Deutsche Bank. Approximately $50 million of the proceeds of the Facility will be used to refinance and/or repay such existing indebtedness.
     The definitive documentation governing the Facility has not been finalized and, accordingly, the actual terms of the Facility may differ from those described in this proxy statement.
     General. The borrower under the Facility will be Parent. The Facility will be a $250 million term loan with a term of 23 months available in a single drawdown on the closing date of the merger.
     Guarantor. All obligations under the senior secured credit facilities will be guaranteed by Holdings.
     Conditions. The commitment is conditioned on (i) the consummation of the merger in accordance with the Merger Agreement, (ii) since December 31, 2010, there not having been any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the operations, business, properties, liabilities or financial condition of the Company and its subsidiaries taken as a whole, (iii) Holdings being in compliance with certain financial covenants after giving effect to the merger and (iv) the negotiation, execution and delivery of definitive documentation with respect to the Facility, as well as other customary closing conditions.
     Security. The Facility will be secured by a first priority security interest in all the capital stock of the Company, free and clear of all liens and encumbrances other than liens and security interests of Deutsche Bank.
     Interest Rate and Fees. Loans under the Facility are expected to bear interest, at the Borrower’s option, at a rate equal to LIBOR (London interbank offer rate) plus (1) 2.50% for loans equal to or greater than $1,000,000 and (2) the rate announced by Deutsche Bank as the “prime rate” plus 1.00% for loans less than $1,000,000.
     In connection with the Facility and the delivery and execution of the Commitment Letter, Holdings has paid a delivery fee to Deutsche Bank. Additionally, Parent will pay a customary facility fee and utilization fee with respect to the Facility.
     Prepayment and Amortization. Parent will be permitted to make voluntary prepayments at any time, without premium or penalty (other than funding, breakage or unwind costs, if applicable). The facility will be reduced by scheduled amortization payments at 6, 9, 12, 15, 18 and 21-month intervals from the closing of the Facility. Should amounts outstanding under the Facility exceed a “borrowing base” (calculated as a percentage of the “market value” of the Company), Parent will be required to make mandatory prepayments sufficient to bring the Facility into compliance or, upon Deutsche Bank’s approval, pledge additional collateral with sufficient value to bring the Facility into compliance.
     Other terms. The Facility will include customary representations, warranties, covenants and events of default for a facility of its type and size. Covenants will include, among others, compliance with laws, financial reporting requirements and restrictions on incurrence of liens and indebtedness, transfer of assets, payments of dividends and other distributions. No alternative financing arrangements have been made in the event that the Facility is not available as anticipated.
Material United States Federal Income Tax Consequences
     The following is a general discussion of the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of common stock whose shares are converted into the right to receive the merger consideration. This discussion does not address U.S. federal income tax consequences with respect to non-U.S. holders. We base this summary on the provisions of the Internal Revenue Code, applicable U.S. Treasury Regulations, judicial authority, and administrative rulings and practice, all of which are subject to change, possibly on a retroactive basis. This discussion is not binding on the Internal Revenue Service or the courts and, therefore, could be subject to challenge, which could be sustained. No ruling is intended to be sought from the Internal Revenue Service with respect to the merger.
     For purposes of this discussion, we use the term “U.S. holder” to mean a beneficial owner of common stock that is:
•	a citizen or individual resident of the U.S. for U.S. federal income tax purposes;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S. or any state or the District of Columbia;

•	a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or

•	an estate the income of which is subject to U.S. federal income tax regardless of its source.
     This discussion assumes that a U.S. holder holds the shares of common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code (generally, property held for investment). This discussion does not address all aspects of U.S. federal income tax that may be relevant to a U.S. holder in light of its particular circumstances, or that may apply to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws (including, for example, insurance companies, dealers in securities or foreign currencies, traders in securities who elect the mark-to-market method of accounting for their securities, U.S. holders subject to the alternative minimum tax, persons that have a functional currency other than the U.S. dollar, tax-exempt organizations, financial institutions, mutual funds, controlled foreign corporations, passive foreign investment companies, certain expatriates, corporations that accumulate earnings to avoid U.S. federal income tax, U.S. holders who hold shares of common stock as part of a hedge, straddle, constructive sale or conversion transaction, U.S. holders who will hold, directly or indirectly, an equity interest in the surviving corporation or U.S. holders who acquired their shares of common stock through the exercise of employee stock options or other compensation arrangements). In addition, the discussion does not address any tax considerations under state, local or foreign laws or U.S. federal laws other than those pertaining to the U.S. federal income tax that may apply to U.S. holders. U.S. holders are urged to consult their own tax advisors to determine the particular tax consequences, including the application and effect of any state, local or foreign income and other tax laws, of the receipt of cash in exchange for common stock pursuant to the merger.
     If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partners and the activities of the partnership. If you are a partner of a partnership holding common stock, you should consult your tax advisor.
     The receipt of cash in the merger by U.S. holders of common stock will be a taxable transaction for U.S. federal income tax purposes. In general, for U.S. federal income tax purposes, a U.S. holder of common stock will recognize gain or loss equal to the difference between:
•	the amount of cash received in exchange for the common stock; and

•	the U.S. holder’s adjusted tax basis in the common stock.
     If the holding period in common stock surrendered in the merger is greater than one year as of the date of the merger, the gain or loss will be long-term capital gain or loss. Long term capital gains of non-corporate holders, including individuals, are eligible for reduced rates of taxation. The deductibility of a capital loss recognized on the exchange is subject to limitations under the Internal Revenue Code. If a U.S. holder acquired different blocks of common stock at different times and different prices, such holder must determine its adjusted tax basis and holding period separately with respect to each block of common stock.

     Under the Internal Revenue Code, a U.S. holder of common stock may be subject, under certain circumstances, to information reporting on the cash received in the merger unless such U.S. holder is a corporation or other exempt recipient. Backup withholding will also apply (currently at a rate of 28%) with respect to the amount of cash received, unless a U.S. holder provides proof of an applicable exemption or a correct taxpayer identification number, and otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that such U.S. holder furnishes the required information to the Internal Revenue Service in a timely manner.
Regulatory Approvals
     Under the Hart-Scott-Rodino Act and the rules and regulations promulgated thereunder, the merger could not be completed until the expiration of a 30-day waiting period (unless a request for additional information and documentary material had been received from the Federal Trade Commission, referred to herein as “FTC” or the Antitrust Division of the U.S. Department of Justice, referred to herein as the “Antitrust Division”, or unless early termination of the waiting period had been granted) following the filing of notification and report forms with the FTC and the Antitrust Division by the Company and Mr. Perelman.
     The Company and Mr. Perelman each filed their respective notification and report forms with the FTC and the Antitrust Division under the Hart-Scott-Rodino Act on September 21, 2011. On [•], 2011, the waiting period under the Hart-Scott-Rodino Act regarding Mr. Perelman’s acquisition of shares of common stock pursuant to the merger expired.
     At any time before or after the merger, the Antitrust Division, the FTC, a state attorney general, or a foreign competition authority could take action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the merger or seeking divestiture of substantial assets of the Company or Merger Sub or their subsidiaries. Private parties may also bring legal actions under the antitrust laws under certain circumstances. Notwithstanding the expiration of the waiting period, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or, if a challenge is made, of the result of such challenge.
Anticipated Accounting Treatment of the Merger
     M & F Worldwide, as surviving corporation, will account for the merger as a business combination using the purchase method of accounting for financial accounting purposes, whereby the estimated purchase price would be allocated to the assets and liabilities of M & F Worldwide based on their relative fair values following FASB Accounting Standards Codification Topic 805, Business Combinations.

Litigation
     Beginning on June 14, 2011, following the announcement on June 13, 2011 by Holdings of its proposal to acquire the outstanding shares of common stock not owned by it for cash, the Delaware actions and New York actions were filed. The Delaware actions and the New York actions each name as defendants the Company, each of the current members of our board of directors and Holdings, and allege that the individual defendants breached their fiduciary duties under Delaware law in connection with the merger, and that Holdings aided and abetted those alleged breaches.
     The complaints in the Delaware actions and New York actions seek, among other things, to preliminarily and permanently enjoin any transaction arising from the proposal, an accounting for any damages resulting from the alleged wrongs, and rescissory damages if a transaction is consummated prior to any final judgment. Plaintiffs further seek the costs of the action, including reasonable attorneys’ fees and such other relief as may be just and proper.
     On July 14, 2011, the parties to the Delaware actions stipulated to the consolidation of those actions into a single consolidated action. On September 14, 2011, the Delaware Court of Chancery granted the parties’ Stipulated Order of Class Certification and Case Management, which, among other things, certified the consolidated action as a class action pursuant to Delaware Court of Chancery Rules 23(a), 23(b)(1), and 23(b)(2) without opt-out rights. The class consists of all persons who held shares of common stock (excluding defendants named in the consolidated complaint in the consolidated action and any person, firm, trust, corporation or other entity affiliated with any of the defendants) at any time during the period from and including June 13, 2011, through the date of consummation of the merger.
     On September 15, 2011, the Court granted defendants’ cross-motion to dismiss or stay the proposed lead New York action, dismissing that action without prejudice. On September 26, 2011, the parties to the remaining New York action entered into a stipulation dismissing that action without prejudice and without prejudice to plaintiff’s right to intervene in the Delaware actions.
     Defendants believe that the remaining lawsuits are entirely without merit and intend to defend these actions vigorously.
Dissenters’ Rights of Appraisal
     The following discussion summarizes the material terms of the law pertaining to appraisal rights under the Delaware General Corporation Law, referred to herein as “DGCL”, and is qualified in its entirety by the full text of Section 262 of the DGCL, referred to herein as “Section 262”, which is attached to this proxy statement as Annex C. The following summary does not constitute legal or other advice, nor does it constitute a recommendation that stockholders exercise their appraisal rights under Section 262.
     Under Section 262, holders of shares of capital stock who do not vote in favor of the approval of the Merger Agreement and who otherwise follow the procedures set forth in Section 262 will be entitled to have their shares appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, as determined by the Court, together with interest, if any, to be paid upon the amount determined to be the fair value.
     Under Section 262, where a Merger Agreement is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement shall constitute such notice, and the full text of Section 262 is attached to this proxy statement as Annex C.
     ANY HOLDER OF CAPITAL STOCK WHO WISHES TO EXERCISE APPRAISAL RIGHTS, OR WHO WISHES TO PRESERVE SUCH HOLDER’S RIGHT TO DO SO, SHOULD CAREFULLY REVIEW THE FOLLOWING DISCUSSION AND ANNEX C BECAUSE FAILURE TO TIMELY AND PROPERLY COMPLY WITH THE PROCEDURES SPECIFIED WILL RESULT IN THE LOSS OF APPRAISAL RIGHTS. MOREOVER, BECAUSE OF THE COMPLEXITY OF THE PROCEDURES FOR EXERCISING THE RIGHT TO SEEK APPRAISAL OF SHARES OF CAPITAL STOCK, M & F WORLDWIDE BELIEVES THAT, IF A STOCKHOLDER CONSIDERS EXERCISING SUCH RIGHTS, SUCH STOCKHOLDER SHOULD SEEK THE ADVICE OF LEGAL COUNSEL.
     Filing Written Demand. Any holder of capital stock wishing to exercise appraisal rights must, before the vote on the approval of the Merger Agreement at the special meeting at which the proposal to approve the Merger Agreement will be submitted to the stockholders, deliver to M & F Worldwide a written demand for the appraisal of the stockholder’s shares, and not vote in favor of the approval of the Merger Agreement. A holder of capital stock wishing to exercise appraisal rights must hold of record the shares on the date the written demand for appraisal is made and must continue to hold the shares of record through the effective date of the merger, since appraisal rights will be lost if the shares are transferred prior to the effective date of the merger. The holder must not vote in favor of the approval of the Merger Agreement. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the approval of the Merger Agreement, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the approval of the Merger Agreement or abstain from voting on the approval of the Merger Agreement. Neither voting against the approval of the Merger Agreement, nor abstaining from voting or failing to vote on the proposal to approve the Merger Agreement, will in and of itself constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote on the approval of the Merger Agreement. The demand must reasonably inform M & F Worldwide of the identity of the holder as well as the intention of the holder to demand an appraisal of the “fair value” of the shares held by the holder. A stockholder’s failure to make the written demand prior to the taking of the vote on the approval of the Merger Agreement at the special meeting of stockholders will constitute a waiver of appraisal rights.
     Only a holder of record of shares of capital stock is entitled to demand an appraisal of the shares registered in that holder’s name. A demand for appraisal in respect of shares of capital stock should be executed by or on behalf of the holder of record, fully and correctly, as the holder’s name appears on the holder’s stock certificates, should specify the holder’s name and mailing address and the number of shares registered in the holder’s name and must state that the person intends thereby to demand appraisal of the holder’s shares in connection with the merger. If the shares are owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, execution of the demand should be made in that capacity, and if the shares are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. If the shares are held in “street name” by a broker, bank or nominee, the broker, bank or nominee may exercise appraisal rights with respect to the shares held for one or more beneficial owners while not exercising the rights with respect to the shares held for other beneficial owners; in such case, however, the written demand should set forth the number of shares as to which appraisal is sought and where no number of shares is expressly mentioned the demand will be presumed to cover all shares of capital stock held in the name of the record owner. Stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the making of a demand for appraisal by such a nominee.
     All written demands for appraisal pursuant to Section 262 should be sent or delivered to M & F Worldwide at:
     M & F Worldwide Corp.
     35 East 62nd Street
     New York, NY 10065
     Attn: Secretary
     At any time within 60 days after the effective date of the merger, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the consideration offered pursuant to the Merger Agreement by delivering to M & F Worldwide, as the surviving corporation, a written withdrawal of the demand for appraisal. However, any such attempt to withdraw the demand made more than 60 days after the effective date of the merger will require written approval of M & F Worldwide, as the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Court deems just; provided, however, that any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party may withdraw his, her or its demand for appraisal and accept the merger consideration offered pursuant to the Merger Agreement within 60 days after the effective date of the merger. If M & F Worldwide, as the surviving corporation, does not approve a request to withdraw a demand for appraisal when that approval is required, or, except with respect to any stockholder who withdraws such stockholder’s right to appraisal in accordance with the proviso in the immediately preceding sentence, if the Delaware Court of Chancery does not approve the dismissal of an appraisal proceeding, the stockholder will be entitled to receive only the appraised value determined in any such appraisal proceeding, which value could be less than, equal to or more than the consideration being offered pursuant to the Merger Agreement.
     Notice by the Surviving Corporation. Within ten days after the effective date of the merger, M & F Worldwide as the surviving corporation must notify each holder of capital stock who has made a written demand for appraisal pursuant to Section 262, and who has not voted in favor of the approval of the Merger Agreement, that the merger has become effective.
     Filing a Petition for Appraisal. Within 120 days after the effective date of the merger, but not thereafter, M & F Worldwide as the surviving corporation or any holder of capital stock who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery demanding a determination of the fair value of the shares held by all dissenting holders. M & F Worldwide as the surviving corporation is under no obligation to and has no present intention to file a petition and holders should not assume that M & F Worldwide as the surviving corporation will file a petition. Accordingly, it is the obligation of the holders of capital stock to initiate all necessary action to perfect their appraisal rights in respect of shares of capital stock within the time prescribed in Section 262. Within 120 days after the effective date of the merger, any holder of capital stock who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from M & F Worldwide as the surviving corporation a statement setting forth the aggregate number of shares not voted in favor of the approval of the Merger Agreement and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. The statement must be mailed within ten days after a written request therefor has been received by M & F Worldwide as the surviving corporation or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. Notwithstanding the foregoing, a person who is the beneficial owner of shares of capital stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from M & F Worldwide as the surviving corporation the statement described in this paragraph.
     If a petition for an appraisal is timely filed by a holder of shares of capital stock and a copy thereof is served upon M & F Worldwide as the surviving corporation, M & F Worldwide as the surviving corporation will then be obligated within 20 days to file with the Delaware Register in Chancery a duly verified list containing the names and addresses of all stockholders who have demanded an appraisal of their shares and with whom agreements as to the value of their shares have not been reached. After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Delaware Court of Chancery may require the stockholders who demanded payment for their shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceeding; and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss the proceedings as to the stockholder.
     Determination of Fair Value. After the Delaware Court of Chancery determines the holders of capital stock entitled to appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding, the Court shall determine the “fair value” of the shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with interest, if any, to be paid upon the amount determined to be the fair value. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment.
     In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods that are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “fair price obviously requires consideration of all relevant factors involving the value of a company”. The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger”. In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value”, but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered”.
     Stockholders considering seeking appraisal should be aware that the fair value of their shares as so determined could be more than, the same as or less than the consideration they would receive pursuant to the merger if they did not seek appraisal of their shares and that an investment banking opinion as to fairness from a financial point of view is not necessarily an opinion as to fair value under Section 262. Although M & F Worldwide believes that the merger consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the merger consideration. Neither the Holdings Filing Persons nor M & F Worldwide anticipate offering more than the applicable merger consideration to any stockholder of M & F Worldwide exercising appraisal rights, and reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of capital stock is less than the applicable merger consideration. In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
     If a petition for appraisal is not timely filed, then the right to an appraisal will cease. The costs of the action (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Court and taxed upon the parties as the Court deems equitable under the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by a stockholder in connection with an appraisal proceeding, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts utilized in the appraisal proceeding, to be charged pro rata against the value of all the shares entitled to be appraised.
     If any stockholder who demands appraisal of shares of capital stock under Section 262 fails to perfect, successfully withdraws or loses such holder’s right to appraisal, the stockholder’s shares of capital stock will be deemed to have been converted at the effective date of the merger into the right to receive the merger consideration pursuant to the Merger Agreement. A stockholder will fail to perfect, or effectively lose, the holder’s right to appraisal if no petition for appraisal is filed within 120 days after the effective date of the merger. In addition, as indicated above, a stockholder may withdraw his, her or its demand for appraisal in accordance with Section 262 and accept the merger consideration offered pursuant to the Merger Agreement.

THE MERGER AGREEMENT
     The following is a summary of the material provisions of the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary may not contain all of the information about the Merger Agreement that is important to you. We encourage you to read carefully the Merger Agreement in its entirety, as the rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement.
Parties to the Merger Agreement
     The parties to the Merger Agreement are M & F Worldwide, Parent, Merger Sub, and, solely for purposes of guaranteeing the performance by Parent and Merger Sub, agreeing to vote shares of common stock beneficially owned by it and certain miscellaneous provisions set forth therein, Holdings.
     For information regarding M & F Worldwide, see “Important Information Regarding M & F Worldwide and its Directors and Executive Officers — Information Regarding M & F Worldwide”.
     For information regarding Parent, Merger Sub and Holdings see “Important Information Regarding the Holdings Filing Persons and their Directors and Executive Officers—Parent”, “Important Information Regarding the Holdings Filing Persons and their Directors and Executive Officers—Merger Sub” and “Important Information Regarding the Holdings Filing Persons and their Directors and Executive Officers—Holdings”.
Effective Time; Structure; Effects
     The effective time of the merger will occur at the time that we duly file the certificate of merger with the Secretary of State of the State of Delaware on the closing date of the merger (or such later time as the parties may agree in writing and as provided in the certificate of merger). The closing will occur no later than the third business day after satisfaction or waiver of the conditions to the merger set forth in the Merger Agreement (other than those conditions that by their nature are to be satisfied by actions taken at the closing but subject to the satisfaction or waiver of those conditions) (or such other date as the parties may agree), as described below in “Conditions to the Merger”.
     At the effective time of the merger, Merger Sub will merge with and into the Company. The Company will survive the merger as a wholly owned subsidiary of Parent and the Holdings Investors (and we sometimes refer to the Company as the “surviving corporation”). Following completion of the merger, the common stock will cease to be quoted on NYSE, will be deregistered under the Exchange Act, and no longer will be publicly traded. The Company will be a privately held corporation and the Company’s current stockholders, other than the Holdings Investors, will cease to have any ownership interest in the Company or rights as Company stockholders. Therefore, such current stockholders of the Company, other than the Holdings Investors, will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.
Guarantee
     The Merger Agreement contains a guarantee by Holdings of the performance of the obligations of Parent and Merger Sub under the Merger Agreement.
Treatment of Stock; Deferred Compensation Plan Stock Accounts
     Common Stock
     At the effective time of the merger, as a result of the merger and without any action on the part of Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company, each share of common stock issued and outstanding immediately prior to the effective time of the merger (other than excluded shares) will be converted into the right to receive $25.00 in cash, without interest, less any required withholding taxes. At the effective time of the merger, each excluded share will be automatically canceled and cease to exist.
     Preferred Stock
     At the effective time of the merger, as a result of the merger and without any action on the part of Merger Sub or the Company or the holder of any capital stock of Merger Sub or the Company, each share of our series A preferred stock, par value $0.01 per share, all of which are held by the Company, will be automatically canceled and cease to exist.
     Deferred Compensation Plan Stock Accounts
     At the effective time of the merger, each notional stock account with respect to common stock under our Outside Directors Deferred Compensation Plan will be adjusted pursuant to the terms of the plan such that the account ceases to represent a notional investment in shares of common stock and will be converted into a notional cash account equal to the product of (x) the number of shares of common stock subject to such stock account multiplied by (y) $25.00.
     Dissenters’ Rights of Appraisal
     Shares of common stock that are held by a stockholder who has perfected a demand for appraisal rights pursuant to Section 262 of the DGCL will not be converted into the right to receive the merger consideration unless and until the dissenting holder effectively withdraws his or her request for or loses his or her right to appraisal under the DGCL. Each such dissenting stockholder will be entitled to receive only the payment provided by Section 262 of the DGCL with respect to shares owned by such dissenting stockholder. See “Special Factors—Dissenters’ Rights to Appraisal” for a description of the procedures that you must follow if you desire to exercise your appraisal rights under Delaware law.

Exchange and Payment Procedures
     Promptly after the effective time of the merger, Parent will deposit, or cause to be deposited, with a bank or trust company, referred to herein as the “paying agent”, chosen by Parent and reasonably acceptable to us, cash in the amount necessary to pay the merger consideration to each holder of shares of common stock. As promptly as practicable after the effective time of the merger, the surviving corporation will instruct the paying agent to mail a letter of transmittal to the holders of record of shares of common stock. The letter of transmittal will tell you how to surrender your common stock certificates or shares you may hold that are represented by book entry in exchange for the merger consideration.
     You should not return your stock certificates or evidence of book-entry shares with the enclosed proxy card, and you should not forward your stock certificates or evidence of book-entry shares to the paying agent without a properly completed letter of transmittal.
     You will not be entitled to receive the merger consideration until you surrender your stock certificates (or effective affidavit of loss in lieu thereof) or evidence of book-entry shares to the paying agent, together with a properly completed and duly executed letter of transmittal and any other documents as may be reasonably requested by the paying agent. If a transfer of ownership of shares is not registered in the transfer records of the Company, cash to be paid upon due surrender of the stock certificate or evidence of book-entry shares may be paid to the transferee if the stock certificate formerly representing the shares is presented to the paying agent accompanied by all documents required to evidence and effect the transfer and to evidence that any applicable stock transfer taxes have been paid or are not applicable.
     No interest will be paid or accrued on the amount payable upon the due surrender of certificates (or effective affidavit in lieu thereof as provided below) or evidence of book-entry shares. The surviving corporation and paying agent will be entitled to deduct, withhold, and pay to the appropriate taxing authorities, any applicable taxes from the merger consideration. Any sum that is withheld and paid to a taxing authority by the paying agent will be deemed to have been paid to the person with regard to whom it is withheld.
     After the effective time of the merger, there will be no transfers on our stock transfer books of shares of common stock that were outstanding immediately prior to the effective time of the merger. If, after the effective time of the merger, certificates or evidence of book-entry shares are presented to the paying agent, they will be cancelled and exchanged for the merger consideration.
     Any portion of the merger consideration deposited with the paying agent that remains undistributed to holders of common stock six months after the effective time of the merger will be delivered, upon demand, to the surviving corporation. Former holders of common stock who have not complied with the above-described exchange and payment procedures may thereafter only look to the surviving corporation for payment of the merger consideration. No party to the Merger Agreement will be liable to any former holder of common stock for any cash delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

     If any certificate formerly representing shares of common stock is lost, stolen or destroyed, the paying agent will issue the merger consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed certificate only upon:
•	the making of an affidavit of such loss, theft or destruction by the person claiming such certificate to be lost, stolen or destroyed; and

•	if required by the surviving corporation, the posting by such person of a bond in such reasonable amount as the surviving corporation may reasonably require as indemnity against any claim that may be made against it with respect to such certificate; or

•	if required by the surviving corporation, the entering into an indemnity agreement by such person reasonably satisfactory to the surviving corporation to indemnify the surviving corporation against any claim that may be made against it with respect to such certificate.
     These procedures will be described in the letter of transmittal that you will receive, which you should read carefully in its entirety.
Dual Employee
     The Merger Agreement provides that the Company will not be in breach of the Merger Agreement or liable in respect of any actions taken by any “dual employee”, defined as any director of or person employed by Holdings, Parent, Merger Sub or any of their respective affiliates who also is a director or employee of or provides services to the Company or any Company subsidiary.
     In addition, the Company’s representations and warranties are qualified by the “knowledge” of any dual employee as of the date of the Merger Agreement, and Parent will not have any right to terminate the Merger Agreement or claim any damage or seek any other remedy at law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company to the extent any dual employee had “knowledge” as of the date of the Merger Agreement of any facts or circumstances that constitute or give rise to such breach. “Knowledge” for such purposes assumes that the dual employee had made a reasonable inquiry.
Representations and Warranties
     The Merger Agreement contains representations and warranties made by the Company to Parent and Merger Sub, and representations and warranties made by Parent and Merger Sub to the Company, and may be subject to important limitations and qualifications agreed to by the parties in connection with negotiating the terms of the Merger Agreement. In particular, the representations that we made are qualified by certain information that we filed with the SEC on or after January 1, 2009, and at least two business days prior to the date of the Merger Agreement, as well as by a disclosure letter that we delivered to Parent and Merger Sub concurrently with the signing of the Merger Agreement. In addition, certain representations and warranties were made as of a specified date, may be subject to contractual standards of materiality different from those generally applicable to public disclosures to stockholders, or may have been used for the purpose of allocating risk among the parties rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the Merger Agreement as statements of factual information. Our representations and warranties relate to, among other things:
•	our and our significant subsidiaries’ due organization, valid existence, good standing and qualification to do business;

•	our capitalization;

•	our subsidiaries and our equity interests in them;

•	our corporate power and authority to enter into the Merger Agreement and, subject to the approval of the Merger Agreement by the required vote of our stockholders, to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement against the Company;

•	that our board of directors (upon the recommendation of the special committee) has approved the terms of the Merger Agreement and the merger, determined that the merger is advisable, fair to and in the best interest of the Company’s stockholders other than Holdings and its affiliates and resolved to recommend that our stockholders vote for the approval of the Merger Agreement and the merger;

•	the receipt by the special committee of a fairness opinion from Evercore;

•	the absence of violations of, or conflicts with, our governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	absence of undisclosed brokers’ fees;

•	accuracy and compliance with applicable securities laws of the information supplied by the Company for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	the timeliness and compliance with applicable legal requirements of our SEC filings since January 1, 2009, including the accuracy and compliance with applicable legal requirements of the financial statements contained therein;

•	the adequacy of our disclosure controls and procedures;

•	the absence of certain changes since December 31, 2010;

•	the absence of a “material adverse effect” from December 31, 2010, through the date of the Merger Agreement;

•	the absence of undisclosed liabilities;

•	legal proceedings and governmental orders;

•	intellectual property;

•	material contracts and the Company’s performance of its obligations thereunder; and

•	the inapplicability of anti-takeover statutes to the merger and the other transactions contemplated by the Merger Agreement.
     Many of our representations and warranties are qualified by a “material adverse effect” standard. For the purposes of the Merger Agreement, “material adverse effect” means any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the operations, business, properties, liabilities or condition (financial or otherwise) of the Company and its subsidiaries taken as a whole.
     A “material adverse effect” will not be deemed to have occurred as a result of any such effect relating to or resulting from:
•	changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations;

•	the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations;

•	changes generally affecting the industries in which the Company and its Subsidiaries operate;

•	changes in any applicable laws or U.S. generally accepted accounting principles, referred to herein as “GAAP”, or principles, interpretations or enforcement thereof;

•	the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters;

•	any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “material adverse effect” may be taken into account in determining whether there has been a material adverse effect);

•	the announcement of the execution of the Merger Agreement and the transactions contemplated hereby, including the initiation or continuation of litigation by any person with respect to or related to the subject matter of this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise (including loan agreements or any other financing sources), with any customers, suppliers, lenders, distributors, partners or employees of the Company and its subsidiaries, or the identity of the parties to this Agreement;

•	any action taken or not taken by the Company or any of its subsidiaries, in each case which is required by this Agreement (provided that this clause shall not apply with respect to any action taken pursuant to the requirement that the Company and its subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice); or

•	any actions taken or not taken at the request of Parent.
     However, effects resulting from any change, event, circumstance or development enumerated in the first five bullets above that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any of its subsidiaries compared to other companies operating in the industries in which the Company or its subsidiaries operate will be considered for purposes of determining whether a material adverse effect has occurred or is reasonably likely to occur.
     The Merger Agreement also contains various representations and warranties made by Merger Sub and Parent that are subject, in some cases, to important limitations and qualifications. The representations and warranties relate to, among other things:
•	their organization, valid existence and good standing;

•	their corporate or other power and authority to enter into the Merger Agreement and to consummate the transactions contemplated by the Merger Agreement;

•	enforceability of the Merger Agreement against the Parent and Merger Sub;

•	the absence of violations of, or conflicts with, governing documents, applicable law or certain agreements as a result of entering into the Merger Agreement and consummating the merger and the other transactions contemplated by the Merger Agreement;

•	the required consents and approvals of governmental entities in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	that Merger Sub will have access to sufficient funds to finance the merger and other amounts payable pursuant to the Merger Agreement, including all fees and expenses incurred in connection with the transactions contemplated thereby;

•	absence of undisclosed broker’s fees;

•	accuracy and compliance with applicable securities laws of the information supplied by Parent, Merger Sub, Holdings or their affiliates for inclusion in this proxy statement and other filings made with the SEC in connection with the merger and the other transactions contemplated by the Merger Agreement;

•	solvency of Parent, the surviving corporation and each of its subsidiaries immediately following the effective time and after giving effect to the Merger and taking into account the financing and related transaction costs necessary to consummate the Merger; and

•	ownership of common stock by the Holdings Investors and Merger Sub.
     The representations and warranties of each of the parties to the Merger Agreement will expire upon the effective time of the merger.
Conduct of Our Business Pending the Merger
     Under the Merger Agreement, subject to certain exceptions, between September 12, 2011, and the effective time of the merger, we and our subsidiaries are required to:
•	conduct operations in all material respects in the ordinary course of business consistent with past practice; and
•	use our reasonable best efforts to preserve our business organizations intact and maintain existing relations and goodwill with governmental entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of our present employees and agents.
     During the same time period, other than with respect to actions taken by or at the direction of any dual employee, and subject to certain exceptions or unless Parent gives its prior written consent (which consent will not be unreasonably withheld or delayed), the Company is required not to, and to cause each of its subsidiaries not to:
•	(i) adjust, split, combine or reclassify any of its capital stock or other equity interests or (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stocks, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than, in each case, any such dividends or distributions from any subsidiary to the Company or any other subsidiary;

•	issue, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or propose to do any of the foregoing;

•	amend its organizational documents;

•	merge or consolidate with any other person, or acquire any assets or capital stock of any other person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

•	(i) incur any long-term indebtedness for money borrowed or guarantee any such indebtedness of another person in excess of $5,000,000, other than in the ordinary course of business, or (ii) make, or commit to make, any individual capital expenditures in excess of $2,500,000, other than in the ordinary course of business;

•	except as may be required by changes in applicable law or GAAP, change any method, practice or principle of accounting;

•	enter into any new employment agreements or increase the compensation of, any officer or director of the Company or any subsidiary, other than as required by law or by written agreements in effect on or prior to the date of the Merger Agreement, or otherwise amend in any material respect any existing agreements with any such person or amend any benefit plan or accelerate the vesting or any payment under any benefit plan, other than in the ordinary course of business;

•	settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to (i) the Company or its subsidiaries, other than in the ordinary course of business or (ii) the merger or the transactions contemplated by the Merger Agreement;

•	sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its material properties or assets to any person, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to an agreement in effect on September 12, 2011, or (iii) dispositions of obsolete assets;

•	make an investment in, or loan to, any person, except the Company or its subsidiaries, other than in the ordinary course of business;

•	enter into, terminate or amend any material contract other than in the ordinary course of business;

•	except in the ordinary course of business, make or change any material election concerning taxes or tax returns, file any material amended tax return, enter into any material closing agreement with respect to taxes, settle any material tax claim or assessment or surrender any right to claim a material refund of taxes or obtain any tax ruling; or

•	agree or commit to do any of the foregoing.
Stockholders Meeting
     The Merger Agreement requires us, as promptly as practicable, to call and hold a special meeting of our stockholders for the purpose of obtaining the vote of our stockholders necessary to approve the Merger Agreement. Except in certain circumstances described below in “No Solicitation of Transactions”, we are required to use our reasonable best efforts to take all action necessary to satisfy the condition regarding the approval of the Merger Agreement by our stockholders described below in “Conditions to the Merger”. Holdings is required to vote shares beneficially owned by it in favor of the Merger Agreement.
No Solicitation of Transactions
     Pursuant to the Merger Agreement, neither the Company nor its officers, directors and representatives will:
•	initiate, solicit, or knowingly encourage, induce or assist any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any “acquisition proposal”;

•	execute or enter into any contract with respect to an acquisition proposal (other than an acceptable confidentiality agreement as provided below);

•	engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of our subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of our subsidiaries to any person (other than Parent, Merger Sub, or any of their respective affiliates, designees or representatives) with the intent to initiate, solicit, encourage, induce or assist the making, submission or commencement of, any proposal or offer that constitutes, or could reasonably be expected to lead to, any acquisition proposal; or

•	otherwise knowingly facilitate any effort or attempt to make an acquisition proposal.

     An “acquisition proposal” is defined in the Merger Agreement to mean any proposal or offer relating to:
•	a merger, consolidation, share exchange or business combination involving the Company or any of its subsidiaries representing 10% or more of the assets of the Company and its subsidiaries, taken as a whole;

•	a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of the Company and its subsidiaries, taken as a whole;

•	a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of the Company, including by way of a tender offer or exchange offer; or

•	any other transaction having a similar effect to the foregoing.
     If we receive an unsolicited acquisition proposal, any request for non-public information, or any inquiry or request for discussions or negotiations relating to an acquisition proposal, we are required to notify Parent promptly (and in any event within 24 hours) of the identity of the person making the acquisition proposal and a description of the proposal’s material terms and conditions. We are also required to keep Parent informed on a current basis of the status of any acquisition proposal.
     We may, prior to the approval of the Merger Agreement by our stockholders at the special meeting, in response to a bona fide written acquisition proposal, participate in discussions regarding such acquisition proposal solely to clarify the terms of such acquisition proposal and if our board of directors has determined in good faith that the acquisition proposal is or could reasonably be expected to result in a “superior proposal” (as defined below) and, after consultation with outside legal counsel, that failure to take such action would be inconsistent with the fiduciary obligations of our board of directors under applicable laws, we may:
•	furnish access and non-public information relating to the Company to the person who has made such acquisition proposal; and

•	participate in discussions and negotiations regarding such acquisition proposal.
     We may not (i) withdraw, modify or amend the board of directors’ recommendation in any manner adverse to Parent, (ii) approve, endorse or recommend an acquisition proposal or, (iii) at any time following receipt of an acquisition proposal, fail to reaffirm its approval or recommendation of the Merger Agreement and merger as promptly as practicable (but in any event within five business days after receipt of any reasonable written request to do so from Parent), each of the foregoing referred to herein as an “Adverse Company Recommendation”.
     Our board of directors may, however, at any time before obtaining the approval of the Merger Agreement by our stockholders, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties, in response to (i) a superior proposal received by our board of directors after the date of the Merger Agreement or (ii) an “intervening event”, make an Adverse Company Recommendation, but only if:
•	we first provide Parent prior written notice, at least three business days in advance, that we intend to make such Adverse Company Recommendation, and, in the case of a superior proposal, are prepared to terminate the Merger Agreement to enter into a contract with respect to a superior proposal (in the case of a superior proposal, the notice shall include the material terms and conditions of the transaction that constitutes such superior proposal, the identity of the party making the superior proposal, and copies of any contracts that are proposed to be entered into); and

•	during the three business days after the receipt of such notice (it being understood and agreed that in the case of a superior proposal, any material change to the financial or other terms and conditions of such superior proposal shall require an additional notice to Parent of a two business day period which may, in whole or in part, run concurrently with the initial three business day period), we have negotiated with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of the Merger Agreement so that there is no longer a basis to make such Adverse Company Recommendation.
     A “superior proposal” means an unsolicited bona fide acquisition proposal (except that references to 10% in the definition of such term are deemed to be references to 50%) made in writing and not solicited in violation of the above prohibitions that our board of directors has determined in its good faith judgment (i) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (ii) if consummated, would result in a transaction more favorable to stockholders other than Holdings and its affiliates from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by the Merger Agreement (after taking into account any revisions proposed by Parent to the terms of the transaction and the time likely to be required to consummate such acquisition proposal).
     An “intervening event” means a material event, change, development, effect, occurrence or state of facts (other than with respect to the receipt of any acquisition proposal) that was not known or reasonably foreseeable to our board of directors or the special committee on the date of the Merger Agreement, and becomes known to the our board of directors or the special committee before the approval of the Merger Agreement by our stockholders.

Agreement to Take Further Action and to Use Reasonable Best Efforts
     Each of the parties to the Merger Agreement is required to use its reasonable best efforts to take all actions necessary, proper or advisable to ensure that the conditions to the merger are satisfied and that the merger is consummated as promptly as practicable. In particular, the parties are required to use reasonable best efforts to obtain necessary governmental consents and approvals and make necessary filings, including filings under the Hart-Scott-Rodino Act and appropriate filings under other applicable antitrust or related laws. We are also required to cooperate to obtain necessary or advisable consents, approvals or waivers from third parties and to defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any governmental authority vacated or reversed.
     Notwithstanding the foregoing, no party is required to (and the Company cannot without Parent’s consent) commit to any material divestiture transaction or agree to any restriction on its business, or agree to hold separate any part of its or their businesses.
Financing Cooperation
     We are required to cooperate with Parent, at Parent’s cost and expense, in connection with Parent’s efforts to obtain any financing in connection with consummation of the merger (provided that the requested cooperation is consistent with applicable law and does not unreasonably interfere with the operations of the Company and its subsidiaries), including by participating in presentations, meetings or diligence sessions with prospective lenders and assisting with the preparation of financial statements and other materials requested by prospective lenders. Parent will indemnify the Company, its subsidiaries and their respective representatives from and against any and all losses suffered or incurred by them in connection with any action taken by them at the request of Parent in connection with the requested cooperation or any information utilized in connection with the requested cooperation (other than information provided by the Company or its subsidiaries).
Other Covenants and Agreements
     The Merger Agreement contains additional agreements among the Company, Parent and Merger Sub relating to, among other things:
•	giving Merger Sub access to our officers, personnel, offices, properties, books, records and documents;

•	notices of certain events;

•	the filing of this proxy statement and the required Schedule 13E-3 with the SEC, and cooperation in preparing this proxy statement and the Schedule 13E-3 and in responding to any comments received from the SEC on those documents;

•	indemnification and insurance of directors and officers, including maintaining directors’ and officers’ liability insurance for six years following the effective time of the merger (or obtaining “tail” insurance policies with a claims period of at least six years following the effective time of the merger), provided that the surviving corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before September 12, 2011;

•	coordination of press releases and other public statements about the merger and the Merger Agreement;

•	actions necessary to exempt dispositions of equity securities by our directors and officers pursuant to the merger under Rule 16b-3 under the Exchange Act; and

•	reasonable opportunity to participate in the defense of any stockholder litigation against any party or its respective directors and officers, as applicable, relating to the Merger Agreement and the related transactions.
Conditions to the Merger
     Each party’s obligation to complete the merger is subject to the satisfaction of the following conditions, none of which may be waived:
•	Stockholder Approval. The Merger Agreement must have been approved by the affirmative vote of holders of a majority of the (i) outstanding shares of common stock and (ii) outstanding shares of common stock excluding shares owned by Holdings and its affiliates.

•	Regulatory Approvals. The waiting period under the Hart-Scott-Rodino Act must have expired or been terminated.

•	No Injunctions or Restraints. No law or order shall have been enacted, issued or entered by a governmental entity that restrains, enjoins or otherwise prohibits consummation of the merger or the other transactions contemplated by the Merger Agreement.
     Our obligation to complete the merger is subject to satisfaction or waiver of the following additional conditions, any of which may be waived:
•	Representations and Warranties. The representations and warranties of Parent and Merger Sub in the Merger Agreement must be true and correct in all respects both when made and as of the closing date of the merger, without regard to any “materiality” qualifications contained in them, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which is determined as of that specified date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

•	Performance of Covenants. Parent and Merger Sub must have performed in all material respects all obligations that they are required to perform under the Merger Agreement prior to the closing date of the merger.

•	Officer’s Certificate. Each of Parent and Merger Sub must deliver to us at closing an officer’s certificate with respect to the satisfaction of the conditions relating to Merger Sub’s and Parent’s representations, warranties, covenants and agreements.
     The obligations of Parent and Merger Sub to complete the merger are subject to the satisfaction or waiver of the following additional conditions, any of which may be waived:
•	Representations and Warranties. Our representation and warranty regarding the absence of a “material adverse effect” from December 31, 2010 through the date of the Merger Agreement must be true and correct in all respects both when made and as of the closing date of the merger, without regard to any “materiality” qualifications contained in them. All of our other representations and warranties must be true and correct in all respects as of the date of the Merger Agreement and as of the closing of the merger, without regard to any “materiality” or “material adverse effect” qualifications contained in them, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which is determined as of that specified date), except where the failure of any such representation or warranty to be so true and correct would not individually or in the aggregate have a material adverse effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by the Merger Agreement.

•	Performance of Covenants. The Company must have performed in all material respects all obligations that it is required to perform under the Merger Agreement prior to the closing date of the merger.

•	Officer’s Certificate. We must deliver to Parent and Merger Sub at closing an officer’s certificate with respect to the satisfaction of the conditions relating to our representations, warranties, covenants and agreements.

•	Absence of Material Adverse Effect. From the date of the Merger Agreement, there shall not have occurred any “material adverse effect” on the Company.

Termination
     The Company and Parent may terminate the Merger Agreement by mutual written consent at any time before the completion of the merger. In addition, either the Company or Parent may terminate the Merger Agreement if:
•	the merger has not been completed by March 31, 2012, except that this right will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been a principal cause of, or resulted in, the failure to timely complete the merger;

•	the Merger Agreement has been submitted to our stockholders for approval and the required vote has not been obtained, provided that Parent does not have the right to terminate pursuant to this clause if the failure to obtain the required vote is due to the failure of Holdings to vote the shares of common stock beneficially owned by it; or

•	any final nonappealable injunction, order, decree, judgment or ruling permanently enjoins or otherwise prohibits the merger.
     Parent may terminate the Merger Agreement if:
•	prior to stockholder approval of the Merger Agreement, our board of directors effects an Adverse Company Recommendation; or

•	there is a breach of any representation, warranty, covenant or agreement on the part of the Company such that (if such breach occurred or was continuing as of the closing date) the conditions relating to the Company’s representations, warranties, covenants and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.
     The Company may terminate the Merger Agreement if:
•	prior to stockholder approval of the Merger Agreement, in response to a superior proposal or intervening event, our board of directors effects an Adverse Company Recommendation in compliance with the terms and conditions specified in the Merger Agreement;

•	at any time before the completion of the merger, there is a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub such that (if such breach occurred or was continuing as of the closing date) the conditions relating to the Parent’s and Merger Sub’s representations, warranties, covenants and agreements would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.

Estimated Fees and Expenses
     The estimated fees and expenses incurred or expected to be incurred in connection with the merger are as follows:

Description	Amount
Financial advisory fee	$[•]
Legal fees and expenses	$[•]
Proxy solicitation fees	$[•]
SEC filing fees	$31,753.15
Printing and mailing costs	$[•]
Paying agent fees	$[•]
Total	$[•]
     In addition, it is expected that Merger Sub and/or Parent will incur approximately $[•] million of financing costs, as well as legal and other advisory fees.
     Except as provided below in “The Merger Agreement—Termination Fees; Reimbursement of Expenses”, the Merger Agreement provides that each of Parent, Merger Sub and the Company will pay all costs and expenses incurred by it in connection with the Merger Agreement.
Termination Fees; Reimbursement of Expenses
     The Company is required to pay a termination fee of $8,250,000 to Parent:
•	if we terminate the Merger Agreement as provided above as a result of an Adverse Company Recommendation made in connection with the receipt of a superior proposal; or

•	if Parent terminates the Merger Agreement as a result of an Adverse Company Recommendation made in connection with the receipt or announcement of an acquisition proposal.
     The Company is required to pay all of Parent’s, Merger Sub’s and their respective affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred on or prior to the termination, not to exceed $4,000,000:
•	if we terminate or if Parent terminates the Merger Agreement because the required vote of our stockholders has not been obtained and, prior to our stockholders’ vote, an acquisition proposal was made or publicly announced and such acquisition proposal was not publicly withdrawn without qualification at least five business days prior to our stockholder vote;

•	if Parent terminates upon an Adverse Company Recommendation, under circumstances in which the $8,250,000 termination fee described above is not payable; or

•	if we terminate the Merger Agreement as provided above because of an Adverse Company Recommendation made in connection with an intervening event.
     In addition, if the Company fails to promptly pay the termination fee or reimburse such out-of-pocket fees and expenses, and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for such payment, the Company is obligated to pay Parent’s or Merger Sub’s costs and expenses (including legal fees) incurred in connection with any such suit.
Amendment
     The Merger Agreement may be amended by a written agreement signed by the Company, Merger Sub and Parent at any time prior to the completion of the merger, whether or not our stockholders have approved the Merger Agreement. However, no amendment that requires further approval of our stockholders will be made without obtaining that approval. No amendment or waiver of any provision of the Merger Agreement may be made on behalf of the Company without first obtaining the approval of the special committee.
Company Actions
     No decision or determination shall be made, or action taken, by the Company with respect to the Merger Agreement without first obtaining the approval of the special committee.
Provisions for Unaffiliated Stockholders
     No provision has been made (i) to grant the Company’s unaffiliated stockholders access to the corporate files of M & F Worldwide, any other party to the merger or any of their respective affiliates, or (ii) to obtain counsel or appraisal services at the expense of the Company, any other such party or affiliate.

IMPORTANT INFORMATION REGARDING M & F WORLDWIDE AND ITS
DIRECTORS AND EXECUTIVE OFFICERS
Information Regarding M & F Worldwide
     M & F Worldwide is a holding company that operates through four business segments: Harland Clarke, Harland Financial Solutions, Scantron and Mafco Worldwide. Harland Clarke is a provider of checks and related products, direct marketing services and customized business and home office products. Harland Financial Solutions provides technology products and related services to financial institutions. Scantron is a provider of data management solutions and related services to educational, healthcare, commercial and governmental entities worldwide including testing and assessment solutions, patient information collection and tracking, and survey services. Mafco Worldwide produces licorice products for sale to the tobacco, food, pharmaceutical and confectionery industries. M & F Worldwide principal offices are located at 35 East 62nd Street, New York, NY 10065 (telephone: 212-572-8600).
     If the Merger Agreement and the merger are approved by the M & F Worldwide stockholders at the special meeting and the merger is completed as contemplated, M & F Worldwide will survive the merger and will continue its operations as a private company and an indirect wholly owned subsidiary of Holdings.
     During the last five years, M & F Worldwide has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Information Regarding the Directors and Executive Officers of M & F Worldwide
     Our board of directors presently consists of 13 members. The following persons are the executive officers and directors of M & F Worldwide as of the date of this proxy statement. Each executive officer will serve until a successor is elected by the board of directors or until the earlier of his or her resignation or removal. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and none of these persons has been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. All of the directors and executive officers of M & F Worldwide are citizens of the United States and can be reached c/o M & F Worldwide Corp., 35 East 62nd Street, New York, NY 10065.
Ronald O. Perelman has been a director of the Company since 1995 and its Chairman since 2007. Mr. Perelman has been Chairman of the Board and Chief Executive Officer of Holdings and various affiliates since 1980. Mr. Perelman is also Chairman of the Board of Revlon Consumer Products Corporation (“Revlon Products”) and Revlon, Inc. (“Revlon”), each a manufacturer and seller of cosmetics and personal care products. Mr. Perelman has been Chairman of the Board of Revlon Products and Revlon since 1998 and 1992, respectively. Each of Revlon’s and Revlon Products’ principal business address is 237 Park Avenue, New York, NY 10017. Mr. Perelman has also been a director of Scientific Games Corporation (“Scientific Games”), a leading integrated supplier of instant lottery tickets, online lottery systems and terminals, since 2003. The principal business address of Scientific Games is 750 Lexington Avenue # 25, New York, NY 10022-9813. Mr. Perelman also previously served as a member of the board of managers of Allied Security Holdings LLC (“Allied”), a security services firm, and REV Holdings LLC (“REV”), a manufacturer and seller of cosmetics and personal care products. Mr. Perelman began his affiliations with Allied and REV in 2004 and 2002, respectively. His respective tenures at Allied and REV ended in 2008 and 2006, respectively. The principal business address of Allied is 3606 Horizon Dr., King of Prussia, PA 19406 and the principal business address of REV is 35 East 62nd Street, New York, NY 10065. He also served on the board of directors of Panavision Inc. (“Panavision”), a leading designer and manufacturer of high-precision camera systems. Mr. Perelman was on Panavision’s board of directors from 1998 to March 2010. The principal business address of Panavision is 6219 De Soto Avenue, Woodland Hills, CA 91367.
Philip E. Beekman has been a director of the Company since 2003. Mr. Beekman has also been President of Owl Hollow Enterprises (“Owl”), a consulting and investment company, since prior to 1998. The principal business address of Owl is 6693 E Pleasant Run Parkway S, Indianapolis, IN 46219. He also previously served on the board of directors of Linens N Things Inc. (“Linens”), a consumer products merchandiser, from 1997 to 2008. The principal business address of Linens is 6 Brighton Road, Clifton, NJ 07015.
William C. Bevins has been a director of the Company since 2008. Mr. Bevins was Chief Executive Officer of Panavision until May 2011. Mr. Bevins began his tenure at Panavision in June 2009. Mr. Bevins has been Senior Executive Vice President of Holdings since December 2010.
Martha L. Byorum has been a director of the Company since 2007. Ms. Byorum has served as Senior Managing Director of Stephens Cori Capital Advisors (“Stephens Cori”), a division of Stephens, Inc., a private investment banking firm, since January 2005. The principal business address of Stephens Cori is 65 East 55th Street 22nd Floor, New York, NY 10022. Ms. Byorum has also served as a director of Northwest Natural Gas Company (“NW Natural”) since 2004. NW Natural is a distributor of natural gas with its principal business address at 220 NW Second Avenue Portland, OR 97209.
Charles T. Dawson has been a director of the Company since 2007. Mr. Dawson has been President and Chief Executive Officer of the Company’s wholly owned subsidiary HCHC since 2005 and has been Chief Executive Officer of its wholly owned subsidiary Harland Clarke Corp. since 2005. The principal business addresses of each of HCHC and Harland Clark Corp. is 10931 Laureate Drive San Antonio, Texas 78249. Mr. Dawson was also President of Clarke American Corp., a predecessor of HCHC, from April 2005 to May 2007.

Viet D. Dinh has been a director of the Company since 2007. Mr. Dinh has been a Professor of Law at the Georgetown University Law Center (“Georgetown”) since 1996, and Co-Director of Asian Law and Policy Studies. The principal business address of Georgetown is 600 New Jersey Ave. N.W., Washington, D.C. 20001. Mr. Dinh is a principal of Bancroft PLLC, a law and public policy consulting firm specializing in national security, regulatory compliance, and law enforcement, which he co-founded in 2003. The principal business address of Bancroft PLLC is 1919 M Street, N.W., Suite 470, Washington, D.C. 20036. Since 2010, he has also served as General Counsel and Corporate Secretary of Strayer Education, Inc. (“Strayer”), a provider of various academic programs through traditional classrooms and the Internet. The principal business address of Strayer is 2303 Dulles Station Boulevard, Herndon, VA 20171. He has also served on the board of directors of News Corporation, a global, vertically integrated media company, with properties in film, television, cable, magazines, newspapers, publishing since 2004. The principal business address of News Corporation is 1211 Avenue of the Americas, New York, New York, 10036. Mr. Dinh also served on the Board of Orchard Enterprises, Inc., an independent music and video distributor specializing in comprehensive digital strategies for content owners, from 2007 to 2009. The principal business address of Orchard Enterprises, Inc. is 23 East 4th St # 3, New York, NY 10003-7023.
Theo W. Folz has been a director of the Company since 1996. Mr. Folz was President and Chief Executive Officer of Consolidated Cigar Corporation and its successor company, Altadis U.S.A., a manufacturer of cigars, pipe tobacco and smokers’ accessories, from 1984 through September 2009. The principal business address of Altadis U.S.A. is 5900 North Andrews Avenue, Fort Lauderdale, FL 33309.
General John M. Keane (ret.) has been a director of the Company since September 2008. General Keane has been a senior partner at SCP Partners, a diversified, multi-stage venture capital firm since 2009. The principal business address of SCP Partners is 2020 K Street, N.W., Suite 300, Washington, D.C. 20006. He has been President of GSI, LLC, a consulting firm, since 2003. The principal business address of GSI, LLC is 2200 Wilson Boulevard, Ste 102-542. Arlington, VA 22201. General Keane has also been a member of the boards of directors of MetLife, Inc., a provider of health insurance and financial services, since 2003 and General Dynamics Corporation, a defense industry contractor, since 2004. The principal business addresses of MetLife, Inc. and General Dynamics Corporation are 200 Park Avenue, New York, NY 10166 and 2941 Fairview Park Dr., Falls Church, VA 22042, respectively. He also previously served as a member of the board of managers of Allied from 2005 to 2008. General Keane has also served as a director of Cyalume Technologies, Inc (“Cyalume”), a leader in the chemiluminescent industry, from 2008 to 2011. The principal business address of Cyalume is 96 Windsor St, West Springfield, MA, 01089.
Paul M. Meister has been a director of the Company since 1995. Mr. Meister is a Founder and Chief Executive Officer of Liberty Lane Partners, LLC (“Liberty”), a private management and investment company. Mr. Meister has worked at Liberty since 2007. The principal business address of Liberty is One Liberty Lane E., Hampton, NH 03842. He has also served as Chairman of inVentiv Health, Inc. (“inVentiv”) since 2010 and CEO of inVentiv since 2011. InVentiv provides outsourced services to pharmaceutical, life science and health care industries. The principal business address of inVentiv is 1 Van de Graaff Drive, Burlington, MA 01803. Mr. Meister was Chairman of the

Board of Thermo Fisher Scientific Inc. (“Thermo”), a scientific instruments, equipment and supplies firm, from November 2006 until his retirement in April 2007. From March 2001 to November 2006, Mr. Meister was Vice Chairman of Fisher Scientific International, Inc. (“Fisher”), a predecessor to Thermo. The principal business address of Thermo and Fisher is 81 Wyman Street, Waltham, Massachusetts 02451. Mr. Meister has been a director of LKQ Corporation (“LKQ”), a provider of aftermarket collision replacement products, since 1999. The principal business address of LKQ is 500 West Madison Street, Chicago, IL 60661.
Paul G. Savas has been Executive Vice President and Chief Financial Officer of the Company since May 2006. He has also been Executive Vice President and Chief Financial Officer of Holdings since April 2007 and Executive Vice President —Finance of Holdings and various of its affiliates since 2006. Prior to these positions he served in various positions at Holdings and its affiliates, including as Senior Vice President of Finance from October 2002 until May 2006. Mr. Savas has been a director of HCHC since May 2006. He has also been a director of SIGA Technologies, Inc. (“SIGA”), a drug manufacturer, since January 2004. The principal business address of SIGA is 35 East 62nd Street, New York, NY 10065.
Barry F. Schwartz has been a director of the Company and President and Chief Executive Officer of the Company since January 2008. Prior to his appointment as President and Chief Executive Officer, he served as Executive Vice President of the Company from 1996 to January 2008, serving as interim President and Chief Executive Officer from September 2007 through January 2008. In addition, Mr. Schwartz served as General Counsel of the Company from 1996 to March 2008. Mr. Schwartz has been Executive Vice Chairman and Chief Administrative Officer of Holdings and various affiliates since October 2007. He has been Executive Vice President and General Counsel of Holdings and various affiliates since 1993. Mr. Schwartz has also been a director of the following companies: (i) HCHC since 2005; (ii) Revlon Products since 2004; (iii) Revlon since November 2007; and (iv) Scientific Games since 2003. He also previously served as member of the board of managers of Allied from 2007 to 2008 and REV from 2002 to 2006.
Bruce Slovin has been a director of the Company since 1995. Mr. Slovin has been the President of 1 Eleven Associates, LLC (“1 Eleven”), a private investment firm, since January 2000. 1 Eleven’s principal business address is 111 East 61st Street, New York, NY 10065. Mr. Slovin has also been a director of Cantel Medical Corp. (“Cantel”) since 1986. Cantel is a provider of infection prevention and control products and services in the healthcare market, and its principal business address is 150 Clove Road, Little Falls, New Jersey. Mr. Slovin has also been a director of SIGA since October 2008. He also previously served on the board of directors of Sentigen Holding Corp. (“Sentigen”), a biotechnology company from 2003 to 2006. The principal business address of Sentigen is 445 Marshall Street, Phillipsburg, NJ 08865.
Stephen G. Taub has been a director of the Company since 1998. Mr. Taub has served as President and Chief Executive Officer of the Company’s wholly-owned subsidiary, Mafco Flavors (including its predecessor in interest, “Mafco Worldwide”) since 1999. Mafco Flavors principal business address is Third Street & Jefferson Avenue, Camden, NJ 08104.

Carl B. Webb has served as a director of the Company since January 2007. He currently is the Chief Executive Officer and Board Member of Pacific Capital Bancorp (“Pacific Capital”), a bank holding company and is Chairman and Chief Executive Officer of Pacific Capital Bank, N.A. (“PCB”, together with Pacific Capital, “Pacific”), a provider of various commercial and consumer banking services. Mr. Webb has served at Pacific Capital and PCB since August 2010. The principal business address of Pacific is c/o PO Box 60839, Santa Barbara, CA 93160. Mr. Webb is also the Senior Partner of Ford Financial Fund, L.P. (“Ford”), a Dallas-based private equity firm with a focus on equity investments in financial services firms nationally. Mr. Webb started at Ford in June 2008. The principal business address of Ford is 200 Crescent Court, Suite 1350, Dallas, TX 75201. In addition, Mr. Webb has served as a consultant to Hunter’s Glen/Ford, Ltd. (“Hunters”), a private investment partnership, since November 2002. The principal business address of Hunters is 200 Crescent Court Suite 1350, Dallas, TX 75201. He served as the Co-Chairman of Triad Financial Holdings LLC (“Triad”), a financial services company, from July 2007 to October 2009, until the sale of the company to Santander Consumer USA Inc. (“Santander”), and the interim President and Chief Executive Officer from August 2005 to June 2007. The principal business address of Santander is P.O. Box 961245, Fort Worth, TX 76161. Mr. Webb has also acted as a director of Hilltop Holdings, Inc. (“Hilltop”), formerly Affordable Residential Communities, Inc., since 2005. Hilltop is a holding company and its principal business is 200 Crescent Court, Suite 1330, Dallas, Texas 75201. Since August 2007, Webb has acted as a director of AMB Property Corp., a predecessor to Prologis, Inc. Prologis, Inc. is an owner, operator and developer of industrial real estate and its principal business address is Pier 1, Bay 1, San Francisco, CA 94111. Mr. Webb also served as a director of Plum Creek Timber Company, Inc. (“Plum Creek”), a timber company, from October 2003 to July 2007. The principal business address of Plum Creek is 999 Third Avenue, Suite 4300, Seattle, WA 98104.
Historical Selected Financial Information
     Set forth below is certain historical selected financial information relating to M & F Worldwide. The historical selected financial data as of and for the years ended December 31, 2010, 2009, 2008, 2007 and 2006 have been derived from M & F Worldwide’s historical audited consolidated financial statements, and the historical selected financial data of M & F Worldwide as of and for the six months ended June 30, 2011 and June 30, 2010 have been derived from M & F Worldwide’s historical unaudited interim consolidated financial statements. This information is only a summary and should be read in conjunction with our Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2011, each of which is incorporated by reference into this proxy statement. More comprehensive financial information is included in such reports, including management’s discussion and analysis of financial condition and results of operations, and the following summary is qualified in its entirety by references to such reports and all of the financial information and notes contained therein. For additional information, see “Where You Can Find Additional Information”. Results of interim periods are not necessarily indicative of the results expected for a full year or for future periods.

	Year Ended					Six Months Ended
	December 31,					June 30,
	2010(a)	2009(b)	2008(c)	2007(d)	2006	2011(e)	2010
	(in millions, except per share amounts)
Statement of Operations Data:
Net revenues	$1,782.6	$1,814.1	$1,906.2	$1,472.8	$722.0	$871.5	$908.5
Cost of revenues	1,028.5	1,055.4	1,128.3	889.3	439.2	512.9	523.1

Gross profit	754.1	758.7	777.9	583.5	282.8	358.6	385.4
Selling, general and administrative expenses	414.5	415.6	467.9	357.5	162.0	217.2	207.1
Asset impairment charges	3.7	44.4	2.4	3.1	—	2.3	0.6
Restructuring costs	22.3	32.5	14.6	5.6	3.3	6.0	10.2

Operating income	313.6	266.2	293.0	217.3	117.5	133.1	167.5
Interest expense, net	(116.8)	(137.4)	(186.7)	(163.3)	(65.3)	(54.7)	(60.8)
Gain (loss) on early extinguishment of debt	—	65.0	—	(54.6)	—	—	—
Settlement of contingent claims	—	—	—	—	—	(20.0)	—
Other (expense) income, net	(0.7)	(1.1)	2.7	0.1	—	13.2	(0.2)

Income (loss) before income taxes	196.1	192.7	109.0	(0.5)	52.2	71.6	106.5
Provision for income taxes	75.2	73.0	42.0	3.7	16.0	21.5	43.1

Net income (loss) before extraordinary gain	120.9	119.7	67.0	(4.2)	36.2	50.1	63.4
Extraordinary gain	—	—	0.7	—	—	—	—

Net income (loss)	$120.9	$119.7	$67.7	$(4.2)	$36.2	$50.1	$63.4

Earnings (loss) per common share before extraordinary gain:
Basic	$6.26	$6.20	$3.30	$(0.20)	$1.82	$2.59	$3.28

Diluted	$6.22	$6.17	$3.30	$(0.20)	$1.78	$2.57	$3.26

Extraordinary gain per common share:
Basic	$—	$—	$0.04	$—	$—	$—	$—

Diluted	$—	$—	$0.04	$—	$—	$—	$—

Earnings (loss) per common share:
Basic	$6.26	$6.20	$3.34	$(0.20)	$1.82	$2.59	$3.28

Diluted	$6.22	$6.17	$3.34	$(0.20)	$1.78	$2.57	$3.26

	December 31,				June 30,
	2010(a)	2009(b)	2008(c)	2007(d)	2006	2011(e)	2010
	(in millions)
Balance Sheet Data:
Total assets	$3,769.1	$3,686.0	$3,783.1	$3,811.7	$1,455.4	$3,788.7	$3,715.4
Long-term debt including current portion and short-term borrowings(f)	2,250.7	2,316.2	2,482.6	2,475.6	692.7	2,236.9	2,284.2
Stockholders’ equity	642.5	514.0	380.3	405.5	410.5	689.9	569.5

(a)	Includes the financial position and results of operations of Spectrum K12 School Solutions, Inc. from the date of its acquisition on July 21, 2010 and the financial position and results of operations of Parsam Technologies, LLC and SRC Software Private Limited from the date of acquisition on December 6, 2010. Includes the results of operations of SubscriberMail from the date of its acquisition on December 31, 2009.

(b)	Includes the financial position of SubscriberMail from the date of its acquisition on December 31, 2009 and the financial position and results of operations of Protocol Integrated Marketing Services, a division of Protocol Global Solutions, from the date of its acquisition on December 4, 2009.

(c)	Includes the financial position and results of operations of Data Management I LLC from the date of its acquisition on February 22, 2008 and financial position of Transaction Holdings Inc. from the date of its acquisition on December 31, 2008.

(d)	Includes the financial position and results of operations of John H. Harland Company from the date of its acquisition on May 1, 2007 and financial position and the results of operations of Wei Feng Enterprises Limited from the date of its acquisition on July 2, 2007.

(e)	Includes the financial position and results of operations of KUE Digital Inc., KUED Sub I LLC and KUED Sub II LLC, collectively the Company’s GlobalScholar business, from the date of acquisition on January 3, 2011.

(f)	Includes capital leases of $4.6 million, $5.7 million, $2.6 million, $3.4 million and $4.6 million at December 31, 2010, 2009, 2008, 2007 and 2006, respectively and $3.8 million and $4.8 million at June 30, 2011 and 2010, respectively.

Ratio of Earnings to Fixed Charges
     The following table presents our ratio of earnings to fixed charges for the fiscal periods indicated.

						Six Months
	Year Ended December 31,					Ended June 30,
	2010	2009	2008	2007	2006	2011	2010
	(in millions)
Computation of earnings:
Income (loss) before income taxes	$196.1	$192.7	$109.0	$(0.5)	$52.2	$71.6	$106.5
Fixed charges	133.4	154.7	208.1	187.2	76.1	62.1	69.2
Amortization of capitalized interest	0.5	0.4	0.3	0.2	0.1	0.2	0.2
Capitalized interest	(0.1)	(0.3)	(0.7)	(0.4)	(1.0)	(0.1)	—

Earnings	$329.9	$347.5	$316.7	$186.5	$127.3	$133.8	$175.9
Computation of fixed charges:
Interest expense	$117.8	$139.1	$190.9	$172.7	$68.0	$54.9	$61.4
Capitalized interest	0.1	0.3	0.7	0.4	1.0	0.1	—
Amortization of deferred financing fees and original discount	7.7	7.3	8.2	7.9	4.3	3.5	3.8
Interest portion of operating lease expense	7.8	8.0	8.3	6.2	2.8	3.6	4.0

Fixed charges	$133.4	$154.7	$208.1	$187.2	$76.1	$62.1	$69.2
Ratio of earnings to fixed charges	2.5	2.2	1.5	1.0	1.7	2.2	2.5
Book Value Per Share
     Our net book value per share as of June 30, 2011 is $35.68 (calculated based on 19,333,931 shares outstanding as of such date).
Market Price and Dividend Information
     The common stock is traded on NYSE under the symbol “MFW”.
     The following table sets forth during the periods indicated the high and low sales prices of common stock:

	Market Price
	High	Low
2011
First Quarter	$26.14	$21.36
Second Quarter	$26.84	$16.77
Third Quarter (through September 27, 2011)	$26.99	$18.71

2010
First Quarter	$42.75	$30.25
Second Quarter	$34.02	$26.01

	Market Price
	High	Low
Third Quarter	$29.88	$22.37
Fourth Quarter	$28.31	$21.99

2009
First Quarter	$17.26	$7.70
Second Quarter	$27.15	$11.26
Third Quarter	$21.51	$17.37
Fourth Quarter	$43.28	$19.15
     The closing sale price of our common stock on June 10, 2011, which was the last trading day before Holdings announced its proposal to acquire all outstanding shares of common stock not owned by it, was $16.96 per share, compared to which the merger consideration represents a premium of approximately 47%.
     We have not paid any cash dividend on the common stock in the past two years and do not intend to pay regular cash dividends on the common stock. Our board of directors expects to review our dividend policy from time to time in light of our results of operations and financial position and such other business considerations as our board of directors considers relevant. Mafco Flavors’ credit agreement and HCHC’s credit agreement and indenture limit Mafco Flavors’ and HCHC’s respective ability to pay dividends to us, which in turn may limit our ability to pay dividends to our stockholders.

IMPORTANT INFORMATION REGARDING THE HOLDINGS FILING PERSONS
AND THEIR DIRECTORS AND EXECUTIVE OFFICERS
Information Regarding Holdings
     Holdings is a Delaware corporation with principal offices located at 35 East 62nd Street, New York, NY 10065 (telephone: 212-572-8600). Holdings is a diversified holding company with interests in biotechnology, check printing and check related products and services, consumer products, defense, education, entertainment, financial services, gaming and other industries. The capital stock of Holdings is 100% owned by Mr. Perelman.
     During the last five years, Holdings has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Holdings from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Information Regarding Parent
     Parent is a Delaware corporation with principal offices located at 35 East 62nd Street, New York, NY 10065 (telephone: 212-572-8600). Parent is a wholly owned subsidiary of Holdings and was formed solely for the purpose of holding the shares of common stock of Merger Sub and other related transactions, and Parent has not engaged in any business other than in connection with the merger and other related transactions.
     During the last five years, Parent has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Parent from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Information Regarding Merger Sub
     Merger Sub is a Delaware corporation with principal offices located at 35 East 62nd Street, New York, NY 10065 (telephone: 212-572-8600). Merger Sub is a wholly owned subsidiary of Parent and was formed solely for the purpose of engaging in the merger and other related transactions. Merger Sub has not engaged in any business other than in connection with the merger and other related transactions.

     During the last five years, Merger Sub has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining Merger Sub from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Information Regarding MFW Holdings One
     MFW Holdings One is a Delaware limited liability company with principal offices located at 35 East 62nd Street, New York, NY 10065 (telephone: 212-572-8600). MFW Holdings One is a wholly owned subsidiary of Holdings and was formed solely for the purpose of owning common stock and other related transactions.
     During the last five years MFW Holdings One has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining MFW Holdings One from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Information Regarding MFW Holdings Two
     MFW Holdings Two is a Delaware limited liability company with principal offices located at 35 East 62nd Street, New York, NY 10065 (telephone: 212-572-8600). MFW Holdings Two is a wholly owned subsidiary of Holdings and was formed solely for the purpose of owning common stock and other related transactions.
     During the last five years MFW Holdings Two has not been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining MFW Holdings Two from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
Information Regarding Ronald O. Perelman
     For additional information regarding Mr. Perelman, see “Important Information Regarding M & F Worldwide and its Directors and Executive Officers” above.
Information Regarding the Directors and Executive Officers of the Holdings Filing Persons
     The directors and executive officers of Holdings are Mr. Perelman, Mr. Schwartz and Mr. Savas. The directors and executive officers of Parent and Merger Sub are Mr. Perelman, Mr. Schwartz, and Mr. Savas. The directors and executive officers of MFW Holdings One and MFW Holdings Two are Mr. Perelman, Mr. Schwartz and Mr. Savas.

     During the last five years none of the directors and executive officers of the Holdings Filing Persons has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.
     For additional information regarding Mr. Perelman, Mr. Schwartz and Mr. Savas, see “Important Information Regarding M & F Worldwide and its Directors and Executive Officers” above.

OWNERSHIP OF COMMON STOCK BY CERTAIN BENEFICIAL OWNERS,
DIRECTORS AND EXECUTIVE OFFICERS; TRANSACTIONS WITH RESPECT TO
COMMON STOCK
Ownership of Common Stock by Certain Beneficial Owners, Directors and Executive Officers
     The following table sets forth, as of September 27, 2011, and based on 19,333,931 outstanding shares of common stock, the number and percentage of outstanding shares of common stock beneficially owned by each person known by us to beneficially own more than 5% of such stock, by each director and named executive officer of the Company and by all directors and executive officers of the Company as a group:

	Shares Beneficially
Name	Owned		Percent of Class
MFW Holdings One LLC	7,248,000	(1)	37.5%
MFW Holdings Two LLC	1,012,666	(1)	5.2%
Dimensional Fund Advisors LP	1,563,781	(2)	8.1%
Philip E. Beekman	21,156	(3)	*
William C. Bevins	6,430	(4)	*
Martha L. Byorum	10,256	(5)	*
Charles T. Dawson	-0-		*
Viet Dinh	23,521	(6)	*
Theo W. Folz	20,256	(7)	*
John M. Keane	12,007	(8)	*
Paul M. Meister	111,175	(9)	*
Ronald O. Perelman	8,394,000	(10)	43.4%
Paul G. Savas	6,000		*
Barry F. Schwartz	10,000		*
Bruce Slovin	133,054	(11)	*
Stephen G. Taub	-0-		*
Carl Webb	18,153	(12)	*
All directors and executive officers as a group (14 persons)	8,766,008		45.3%

*	Indicates less than 1% ownership

(1)	All of such shares of Common Stock are beneficially owned by Ronald O. Perelman. MFW Holdings One and MFW Holdings Two are wholly owned subsidiaries of Holdings, of which Mr. Perelman owns 100%. Holdings may be deemed to share beneficial ownership of the 8,260,666 shares of Common Stock beneficially owned by MFW Holdings One and MFW Holdings Two and the 133,334 shares of Common Stock deemed beneficially owned by Mr. Perelman as a result of Mr. Perelman’s grant of restricted stock, by virtue of Holdings’ ownership of 100% of the common stock of MFW Holdings One and MFW Holdings Two and Mr. Perelman’s 100% ownership of Holdings common stock. The shares so owned and shares of intermediate holding companies are, or may from time to time be, pledged to secure obligations of Holdings or its affiliates.

(2)	Beneficial ownership is based on a statement on Schedule 13G/A filed by Dimensional Fund Advisors LP on February 11, 2011.

(3)	Includes 10,256 shares that may be deemed to be beneficially owned by Mr. Beekman as a result of his participation in the Outside Directors Deferred Compensation Plan.

(4)	Represents 6,430 shares that may be deemed to be beneficially owned by Mr. Bevins as a result of his participation in the Outside Directors Deferred Compensation Plan.

(5)	Represents 10,256 shares that may be deemed to be beneficially owned by Ms. Byorum as a result of her participation in the Outside Directors Deferred Compensation Plan.

(6)	Represents 23,521 shares that may be deemed to be beneficially owned by Mr. Dinh as a result of his participation in the Outside Directors Deferred Compensation Plan.

(7)	Includes 10,256 shares that may be deemed to be beneficially owned by Mr. Folz as a result of his participation in the Outside Directors Deferred Compensation Plan.

(8)	Includes 12,007 shares that may be deemed to be beneficially owned by General Keane as a result of his participation in the Outside Directors Deferred Compensation Plan.

(9)	Includes 38,759 shares that may be deemed to be beneficially owned by Mr. Meister as a result of his participation in the Outside Directors Deferred Compensation Plan.

(10)	Includes shares indirectly owned by Mr. Perelman through Holdings.

(11)	Of the shares set forth in the table, 25,000 are held in trust for the benefit of a minor child and 26,000 shares are owned directly by the wife of Mr. Slovin. Mr. Slovin disclaims beneficial ownership of such 51,000 shares. Includes 32,054 shares that may be deemed to be beneficially owned by Mr. Slovin as a result of his participation in the Outside Directors Deferred Compensation Plan.

(12)	Represents 18,153 shares that may be deemed to be beneficially owned by Mr. Webb as a result of his participation in the Outside Directors Deferred Compensation Plan.
Transactions in Common Stock by M & F Worldwide, the Holdings Filing Persons and their Respective Directors and Executive Officers
     Other than the Contribution Agreement discussed in the section entitled “Agreements Involving Common Stock; Transactions Between Holdings Filing Persons and the Company—Agreements Involving Common Stock”, M & F Worldwide, the Holdings Filing Persons and their respective directors and executive officers have not made any transactions with respect to common stock during the past 60 days.

AGREEMENTS INVOLVING COMMON STOCK; TRANSACTIONS BETWEEN
HOLDINGS FILING PERSONS AND THE COMPANY
Agreements Involving Common Stock
     Contribution Agreement. The Holdings Investors and Merger Sub have entered into a letter agreement, dated as of September 12, 2011, pursuant to which the Holdings Investors agreed to contribute, immediately prior to the effective time of the merger, shares of common stock held by them to Merger Sub in exchange for shares of common stock of Merger Sub.
     The obligation of each Holdings Investor to deliver his or its shares of common stock to Merger Sub is subject to the satisfaction or waiver of each of the obligations of Parent, Merger Sub and the Company to consummate the transactions under the Merger Agreement and will occur contemporaneously with the consummation of the merger. The shares of common stock contributed by the Holdings Investors to Merger Sub will be canceled, and will not be entitled to receive any merger consideration upon completion of the merger. The letter will be terminated upon the earlier of the closing of the merger and the termination of the Merger Agreement.
     Pledge Agreement. On May 18, 2007, pursuant to a revolving credit agreement, dated as of May 18, 2007, between MFW Holdings One, as borrower, and Deutsche Bank, as lender, MFW Holdings One entered into a Pledge and Security Agreement with Deutsche Bank pursuant to which Holdings One pledged to Deutsche Bank all of its shares of common stock.
     Stockholders Agreement. On January 20, 2009, the Company and Holdings entered into a Stockholders Agreement. Pursuant to the Stockholders Agreement, Holdings agreed to provide advance notice and make certain representations and warranties to the Company in the event of certain future acquisitions of common stock of the Company. In addition, Holdings agreed that, so long as the Company has public equity securities outstanding, Holdings would use its best efforts to assure that the Company will continue to maintain a board of directors comprised of a majority of independent directors (under applicable stock exchange rules) and nominating and compensation committees comprised solely of independent directors.
     Registration Rights Agreement. A subsidiary of Holdings, Mafco Consolidated Group LLC, referred to herein as “MCG”, and the Company are parties to a registration rights agreement (as amended, the “Company/MCG Consolidated Registration Rights Agreement”) providing MCG with the right to require the Company to use its best efforts to register under the Securities Act of 1933, as amended, referred to herein as the “Securities Act”, and the securities or blue sky laws of any jurisdiction designated by MCG, all or portion of the issued and outstanding common stock owned by MCG or any of its affiliates, including the Holdings Investors, referred to herein as the “Registrable Shares”. Such demand rights are subject to the conditions that the Company is not required to (i) effect a demand registration more than once in any 12-month period, (ii) effect more than one demand registration with respect to the Registrable Shares, or (iii) file a registration statement during periods (not to exceed three months) (a) when the Company is contemplating a public offering, (b) when the Company is in possession of certain material non-public information, or (c) when audited financial statements are not available and their inclusion in a registration statement is required. In addition, and

'

subject to certain conditions described in the Company/MCG Consolidated Registration Rights Agreement, if at any time the Company proposes to register under the Securities Act an offering of common stock or any other class of equity securities, then MCG will have the right to require the Company to use its best efforts to effect the registration under the Securities Act and the securities or blue sky laws of any jurisdiction designated by MCG of all or a portion of the Registrable Shares as designated by MCG. The Company is responsible for all expenses relating to the performance of, or compliance with, the Company/MCG Registration Rights Agreement except that the seller of the Registrable Shares is responsible for underwriters’ discounts and selling commissions with respect to the Registrable Shares it sells.
Transactions between Holdings Filing Persons and the Company
     Pneumo Abex Transfer Agreement and Settlement Agreement. In 1995, MCG Intermediate Holdings Inc., a subsidiary of Holdings, referred to herein as “MCGI”, the Company and two of the Company’s subsidiaries entered into a transfer agreement, referred to herein as the “Transfer Agreement”, which required MCGI to undertake certain administrative and funding obligations with respect to certain categories of contingent liabilities of Pneumo Abex LLC (which was until April 2011 an indirect, wholly owned subsidiary of the Company, referred to herein as “Pneumo Abex”) that were subject to indemnification by third parties. Among the indemnified liabilities are certain environmental and asbestos-related claims, as well as certain tax and other matters. Pursuant to the Transfer Agreement, Pneumo Abex was obligated to reimburse the amounts funded by MCGI only when it received amounts under related indemnification and insurance agreements with third parties. In the event of certain kinds of disputes with Pneumo Abex’s indemnitors regarding their indemnities, the Transfer Agreement permitted Pneumo Abex to require MCGI to fund 50% of the costs of resolving the disputes.
     On April 5, 2011, the Company, Pneumo Abex, Mafco Flavors, PCT International Holdings Inc. (a wholly owned subsidiary of the Company), Cooper Industries plc, Cooper Industries Ltd., Cooper Holdings, Ltd., Cooper US Inc. and Cooper Industries, LLC, collectively referred to herein as “Cooper”, entered into an agreement, referred to herein as the “Settlement Agreement” to settle various claims relating to Cooper’s indemnification obligations to Pneumo Abex. Pursuant to the Settlement Agreement, on April 5, 2011, a subsidiary of the Company transferred all of the membership interests in Pneumo Abex to a Delaware statutory trust, referred to herein as the “Settlement Trust”, and the Settlement Trust became the sole owner and managing member of Pneumo Abex. The Company and its subsidiaries also contributed a total of $15 million to Pneumo Abex and paid $5 million to the Settlement Trust. Concurrently, Cooper paid $250 million to the Settlement Trust and gave it a promissory note in the amount of $57.5 million, subject to certain adjustments, payable over four years and guaranteed by certain parent entities of Cooper. As a result of these transactions, the Company and its affiliates received an indemnity from the Settlement Trust against any liability for the matters formerly subject to the Cooper indemnity.
     In connection with the Settlement Agreement, the Transfer Agreement was amended such that Holdings and its subsidiaries are no longer obliged to undertake obligations with respect to Pneumo Abex’s contingent liabilities.

     Management Services Agreement and Transaction Fees. Since 2005, Holdings has provided the services of Mr. Schwartz, a director and the Chief Executive Officer of the Company and Mr. Savas, the Company’s Chief Financial Officer, as well as other management, advisory, transactional, corporate finance, legal, risk management, tax and accounting services, pursuant to the terms of a management services agreement, which has been amended from time to time. Under the terms of the management services agreement, the Company pays Holdings an annual fee for these services. The annual rate is currently $10.0 million. In each of 2010 and 2009, the Company paid to Holdings $10.0 million for the services provided pursuant to the management services agreement. The management services agreement renews year to year, unless either party gives the other party written notice at least 90 days prior to the end of the initial term or a subsequent renewal period. The management services agreement will also terminate in the event that Holdings or its affiliates no longer in the aggregate retain beneficial ownership of 10% or more of the outstanding common stock. The management services agreement also contains customary indemnities covering Holdings and its affiliates and personnel.
     MacAndrews & Forbes Insurance Programs. The Company participates in Holdings’ directors and officers insurance program, which covers the Company as well as Holdings and its other affiliates. The limits of coverage are available on aggregate losses to any or all of the participating companies and their respective directors and officers. The Company reimburses Holdings for its allocable portion of the premiums for such coverage, which the Company believes is more favorable than premiums the Company could secure were it to secure its own coverage. In December 2008, the Company elected to participate in third party financing arrangements, together with MacAndrews & Forbes and certain of MacAndrews Holdings’ affiliates, to finance a portion of premium payments. The Company paid $1.1 million, $0.8 million and $0.6 million to Holdings in 2010, 2009 and 2008, respectively, under the insurance programs, including amounts due under the financing arrangements.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS
     In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless M & F Worldwide has received contrary instructions from one or more of the stockholders. M & F Worldwide will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to M & F Worldwide’s transfer agent, American Stock Transfer & Trust Company, LLC, at 6201 15th Avenue, Brooklyn, NY 11219 or by calling 1-800-937-5449. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting American Stock Transfer & Trust Company, LLC at the address and phone number set forth in the prior sentence.
SUBMISSION OF STOCKHOLDER PROPOSALS
     If the merger is completed, we do not expect to hold an annual meeting of stockholders in 2012. If the merger is not completed, you will continue to be entitled to attend and participate in our annual meetings of stockholders and we will hold a 2012 annual meeting of stockholders, in which case we will provide notice of or otherwise publicly disclose the date on which such 2012 annual meeting will be held. If the 2012 meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for our 2012 annual meeting of stockholders in accordance with Rule 14a-8 under the Exchange Act and our Amended and Restated By-laws, as described below.
     Pursuant to Rule 14a-8 under the Exchange Act, any holder of at least $2,000 in market value of common stock who has held such securities for at least one year and who desires to have a proposal presented in the Company’s proxy material for use in connection with the annual meeting of stockholders to be held in 2012 must transmit that proposal (along with his or her name, address, the number of shares of common stock that he or she holds of record or beneficially, the dates upon which the shares of common stock were acquired, documentary support for a claim of beneficial ownership and a statement of willingness to hold such common stock through the date of the annual meeting of stockholders to be held in 2012) in writing to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065, no later than December 24, 2011 (not less than 120 calendar days before the first anniversary of the date (April 22, 2011) of the Company’s proxy materials for its 2011 annual meeting), unless the 2012 annual meeting is to be held on a date which is not within 30 days before or after the anniversary of the 2011 annual meeting, in which case the deadline is a reasonable time before the Company begins to print and send its proxy materials.
     In accordance with the Company’s Amended and Restated By-laws, proposals of stockholders made outside of Rule 14a-8 under the Exchange Act (which the Company will not be required to include in its proxy material) must be submitted not less than 30 days nor more than 60 days prior to the date of the 2012 annual meeting, provided that if notice or public disclosure of the date of the 2012 annual meeting by the Company is given or made less than 40 days prior to the date of the 2012 annual meeting, such proposals must be submitted within ten days following notice or public disclosure by the Company. Please note that these requirements are separate from the SEC’s requirements to have your proposal included in our proxy materials.

WHERE YOU CAN FIND ADDITIONAL INFORMATION
     The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:
Public Reference Room
100 F Street, N.E.
Washington, D.C. 20549
     Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.
     The Company will make available a copy of its public reports, without charge, upon written request to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065. Each such request must set forth a good faith representation that, as of the record date, the person making the request was a beneficial owner of common stock entitled to vote at the special meeting. In order to ensure timely delivery of such documents prior to the special meeting, any such request should be made promptly to the Company. A copy of any exhibit may be obtained upon written request by a stockholder (for a fee limited to the Company’s reasonable expenses in furnishing such exhibit) to the Secretary, M & F Worldwide Corp., 35 East 62nd Street, New York, New York 10065.
     Because the merger is a “going private” transaction, the Company and the Holdings Filing Persons have filed with the SEC a Transaction Statement on Schedule 13E–3 with respect to the merger. The Schedule 13E–3, including any amendments and exhibits filed or incorporated by reference as a part of it, is available for inspection as set forth above. The Schedule 13E–3 will be amended to report promptly any material change in the information set forth in the most recent Schedule 13E–3 filed with the SEC.
     The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below and any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting:

Company Filings
Annual Report on Form 10-K for the Fiscal Year Ended December 31, 2010
Quarterly Reports on Form 10-Q for the Quarters Ended June 30, 2011 and March 31, 2011
Definitive Proxy Statement for the Company’s 2011 Annual Meeting, filed April 22, 2011
Current Reports on Form 8-K, filed March 4, 2011, April 11, 2011, May 5, 2011, May 12, 2011, May 13, 2011, May 20, 2011, August 4, 2011 and September 12, 2011.
     No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated [•], 2011. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to stockholders shall not create any implication to the contrary.

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

MX HOLDINGS ONE, LLC,

MX HOLDINGS TWO, INC.,

and

M & F WORLDWIDE CORP.

Dated as of

September 12, 2011

A-i

A-ii

INDEX OF DEFINED TERMS

Acceptable Confidentiality Agreement	2
Acquisition Proposal	2
Adverse Company Recommendation	24
Affiliates	2
Agreement	1
Benefit Plan	2
Book-Entry Shares	8
Business Day	2
Bylaws	6
Certificate of Incorporation	6
Certificate of Merger	6
Certificates	8
Closing	6
Closing Date	6
Code	3
Common Stock	1
Company	1
Company Board	1
Company Disclosure Schedule	11
Company IP	16
Company Recommendation	13
Company Stockholders’ Meeting	23
Company Subsidiaries	12
Contract	3
Contributing Stockholders	1
Control	3
Covered Person	28
DGCL	1
Dissenting Shares	7, 8
Dual Employee	3
Effective Time	6
Equity Contribution	1
ERISA	2
Exchange Act	3
Exchange Fund	8
Excluded Shares	7
GAAP	3
Governmental Entity	3
HSR Act	14
Intellectual Property	16
Intervening Event	3
Judgment	3
Knowledge	3
Law	3

A-iii

Liabilities	4
Lien	4
M&F	1
Material Adverse Effect	4
Material Contract	17
Maximum Premium	29
Merger	1
Merger Consideration	7
Merger Sub	1
Merger Sub Common Stock	1
Parent	1
Parent Expenses	33
Party	4
Paying Agent	8
Person	5
Proxy Statement	22
Public Stockholders	5
Purchasers	1
Representatives	23
Required Stockholder Vote	12
Schedule 13E-3	22
SEC	5
SEC Documents	15
Securities Act	5
Software	17
Special Committee	1
Subsidiary	5
Superior Proposal	5
Surviving Corporation	6
Tax	5
Tax Return	5
Termination Fee	33

A-iv

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of September 12, 2011 (this “Agreement”), by and among MX Holdings One, LLC, a Delaware limited liability company (“Parent”), MX Holdings Two, Inc., a Delaware corporation (“Merger Sub” and, together with Parent, ‘‘Purchasers”), M & F Worldwide Corp., a Delaware corporation (the “Company”), and, solely with respect to Section 5.3(a) and Article VIII, MacAndrews & Forbes Holdings Inc., a Delaware corporation (“M&F”).

RECITALS:

WHEREAS, the parties intend that Merger Sub be merged with and into the Company with the Company as the surviving entity in accordance with the Delaware General Corporation Law (the ‘‘DGCL”), upon the terms and subject to the conditions of this Agreement (the ‘‘Merger”);

WHEREAS, in the Merger, upon the terms and subject to the conditions of this Agreement, each share of common stock, par value $.01 per share, of the Company (“Common Stock”), other than Excluded Shares and Dissenting Shares, will be converted into the right to receive $25.00 per share in cash;

WHEREAS, the board of directors of the Company (the “Company Board”) (upon the recommendation of a special committee consisting of certain independent members of the Company Board (the “Special Committee”)) has (i) approved the terms of this Agreement and the Merger, (ii) determined that the Merger is fair to and in the best interest of the Company and the Public Stockholders, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger;

WHEREAS, the sole member of Parent and the board of directors of Merger Sub have each approved this Agreement and the Merger and declared it advisable for Parent and Merger Sub, as applicable, to enter into this Agreement; and

WHEREAS, pursuant to a letter entered into as of the date of this Agreement, certain existing stockholders of the Company that are Affiliates of the Purchasers (the “Contributing Stockholders”) have agreed to contribute (the “Equity Contribution”) Common Stock to Merger Sub immediately prior to the Effective Time in exchange for shares of common stock, par value $.01, of Merger Sub (“Merger Sub Common Stock”), such that immediately following such Equity Contribution Merger Sub will be wholly-owned by Parent and the Contributing Stockholders.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINED TERMS

Section 1.1  Definitions.  In this Agreement, unless the context otherwise requires, the following terms have the following meanings:

“Acceptable Confidentiality Agreement” means a confidentiality agreement between the Company and a Person making an Acquisition Proposal entered into in accordance with the terms and conditions set forth in Section 5.4, and on terms and conditions customary with respect to transactions of the nature contemplated by such Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer relating to (a) a merger, consolidation, share exchange or business combination involving the Company or any Company Subsidiaries representing 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of the Company and the Company Subsidiaries, taken as a whole, (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of the

Company, including by way of a tender offer or exchange offer or (d) any other transaction having a similar effect to those described in clauses (a) through (c).

“Affiliates” means, with respect to any Person, any other Person that directly or indirectly Controls, is Controlled by or is under common Control with, such Person; provided that (a) M&F and its Affiliates (other than the Company and the Company Subsidiaries) shall not be deemed to be Affiliates of the Company and the Company Subsidiaries and (b) the Company and the Company Subsidiaries shall not be deemed to be Affiliates of M&F and its Affiliates (other than the Company and the Company Subsidiaries) for any purpose hereunder.

“Benefit Plan” means each deferred compensation and each bonus or other incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other material employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or any of the Company Subsidiaries for the benefit of directors, employees or former employees of the Company or any of the Company Subsidiaries.

“Business Day” means any day other than Saturday, Sunday or a day on which commercial banks in New York, New York are authorized or required by Law to close.

“Code” means the US Internal Revenue Code of 1986, as amended.

“Contract” means any contract, license, lease, commitment, arrangement, purchase or sale order, undertaking, understanding or other agreement, whether written or oral.

“Control” means the power to direct or cause the direction of management or policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Dual Employee” means each of the persons listed in Section 1.1 of the Company Disclosure Schedule and any other director of or Person employed by M&F, any Purchaser or any of their respective Affiliates who is a director or employee of or provides services to the Company or any Company Subsidiary pursuant to contractual obligations or otherwise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC promulgated under such Exchange Act from time to time.

“GAAP” means accounting principles and practices generally accepted in the United States.

“Governmental Entity” means: (a) any federal, state, local, municipal, foreign or international government or governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court, tribunal, arbitrator or arbitral body or any body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature, (b) any self-regulatory organization or (c) any subdivision of any of the foregoing.

“Intervening Event” means a material event, change, development, effect, occurrence or state of facts that was not known or reasonably foreseeable to the Company Board or the Special Committee on the date of this Agreement, and becomes known to the Company Board or the Special Committee before the Required Stockholder Vote; provided, that in no event shall the receipt, existence of or terms of an Acquisition Proposal or any inquiry relating thereto constitute an Intervening Event.

“Judgment” means any judgment, order, award, writ, injunction or decree of any Governmental Entity or arbitrator.

“Knowledge” means, with respect to any Person, the knowledge of such Person after reasonable inquiry.

“Law” means any law, statute, ordinance, code, regulation, rule or other requirement of any Governmental Entity.

“Liabilities” means any liabilities or obligations of any kind, whether accrued, contingent, known or unknown, absolute, inchoate or otherwise.

“Lien” means any mortgage, pledge, lien, charge, restriction, claim or encumbrance of any nature whatsoever (other than Liens for or with respect to Taxes that are not yet due and payable or delinquent), including any restriction on use, transfer, voting or other exercise of any attributes of ownership.

“Material Adverse Effect” means any change, development or event that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the operations, business, properties, Liabilities or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, that the term “Material Adverse Effect” shall not include any such effect relating to or arising from (a) changes in the economy or financial markets generally in the United States or other countries in which the Company conducts material operations, (b) the occurrence, escalation, outbreak or worsening of any war, acts of terrorism or military conflicts in the United States or other countries in which the Company conducts material operations, (c) changes generally affecting the industries in which the Company and its Subsidiaries operate, (d) changes in any applicable Laws or GAAP or principles, interpretations or enforcement thereof, (e) the existence, occurrence or continuation of any force majeure events, including any earthquakes, floods, hurricanes, tropical storms, fires or other natural disasters, (f) any failure by the Company to meet any published analyst estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet its internal or published projections, budgets, plans or forecasts of its revenues, earnings, or other financial performance or results of operations, in and of itself (provided, that the facts or occurrences giving rise to or contributing to such failure to the extent not otherwise excluded from the definition of “Material Adverse Effect” may be taken into account in determining whether there has been a Material Adverse Effect), (g) the announcement of the execution of this Agreement and the transactions contemplated hereby, including the initiation or continuation of litigation by any Person with respect to or related to the subject matter of this Agreement, and including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise (including loan agreements or any other financing sources), with any customers, suppliers, lenders, distributors, partners or employees of the Company and its Subsidiaries, or the identity of the parties to this Agreement, (h) any action taken or not taken by the Company or any Company Subsidiary, in each case which is required by this Agreement (provided that this clause (h) shall not apply with respect to any action taken pursuant to the requirement that the Company and the Company Subsidiaries conduct their business in all material respects in the ordinary course of business consistent with past practice), or (i) any actions taken or not taken at the request of Parent; provided, however, that, with respect to clauses (a) through (e), effects resulting from any change, event, circumstance or development that has had or would reasonably be expected to have a disproportionate adverse effect on the Company or any Company Subsidiary compared to other companies operating in the industries in which the Company or its Subsidiaries operate will be considered for purposes of determining whether a Material Adverse Effect has occurred or is reasonably likely to occur.

“Party” means each party to this Agreement.

“Person” means any individual, corporation, general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

“Public Stockholders” means all of the holders of outstanding shares of Common Stock, excluding M&F and its Affiliates.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations of the SEC promulgated under such Securities Act from time to time.

“SEC” means the Securities and Exchange Commission, and any successor or replacement entity.

“Subsidiary” means, when used with respect to any Person, any other Person that such Person directly or indirectly owns or has the power to vote or control more than 50% of the voting stock or other interests the holders of which are generally entitled to vote for the election of the board of directors or other applicable governing body of such other Person (or, in the case of a partnership, limited liability company or other similar entity, control of the general partnership, managing member or similar interests).

“Superior Proposal” means an unsolicited bona fide Acquisition Proposal (except that references to “10%” in the definition of such term will be deemed to be references to “50%”) made in writing and not solicited in violation of Section 5.4 that the Company Board has determined in its good faith judgment (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition), and (b) if consummated, would result in a transaction more favorable to the Public Stockholders from a financial point of view (including the effect of any termination fee or provision relating to the reimbursement of expenses) than the transaction contemplated by this Agreement (after taking into account any revisions to the terms of the transaction contemplated by Section 5.4(e) of this Agreement and the time likely to be required to consummate such Acquisition Proposal).

“Tax” means all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duties, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy, license, estimated, real property, personal property, windfall profits, occupation, premium, social security (or similar), workers compensation, transfer, registration, alternative or other tax, duty, fee or assessment of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amount and any interest in respect of such penalties and additions and including any amount payable pursuant to an obligation to indemnify or otherwise assume or succeed to the Tax Liability of any other Person.

“Tax Return” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) supplied or required to be supplied to a Tax authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, claim for refund, and declaration of estimated Tax.

ARTICLE II

THE MERGER

Section 2.1  The Merger.  At the Effective Time, upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, Merger Sub will be merged with and into the Company, the separate existence of Merger Sub will cease, and the Company will continue as the surviving corporation (the ‘‘Surviving Corporation”). The Merger will have the effects as provided by the DGCL.

Section 2.2  Effective Time.  As soon as practicable on the Closing Date, Merger Sub and the Company will file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as is permissible in accordance with the DGCL and as the Parties may agree, as specified in the Certificate of Merger (the time the Merger becomes effective, the “Effective Time”).

Section 2.3  Closing.  Unless otherwise agreed by the Parties in writing, the closing of the Merger (the ‘‘Closing”) will take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York on the third Business Day after the satisfaction or waiver (to the extent permitted by this

Agreement and applicable Law) of the conditions (other than conditions that by their nature are to be satisfied at the Closing but subject to such conditions being satisfied) provided in Article VI (the date of the Closing, the “Closing Date”).

Section 2.4  Certificate of Incorporation; Bylaws; Directors and Officers.  At the Effective Time:

(a) subject to Section 5.9(a), the certificate of incorporation of the Company shall be amended in the Merger to read the same as the certificate of incorporation of Merger Sub in effect immediately prior to the Effective Time, and as so amended shall be the certificate of incorporation of the Surviving Corporation (the “Certificate of Incorporation”), until thereafter amended in accordance with its terms and as provided by the DGCL;

(b) subject to Section 5.9(a), the bylaws of the Company shall be amended in the Merger to read the same as the bylaws of Merger Sub in effect immediately prior to the Effective Time, and as so amended shall be the bylaws of the Surviving Corporation (the “Bylaws”), until thereafter amended in accordance with its terms and as provided by the DGCL;

(c) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation following the Merger until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly elected or appointed as provided in the Certificate of Incorporation or Bylaws; and

(d) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until the earlier of (i) their death, resignation or removal or (ii) such time as their respective successors are duly appointed as provided in the Certificate of Incorporation or Bylaws.

Section 2.5  Effect of Merger on Capital Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any equity interests of the Company or Merger Sub, as applicable:

(a) each share of Merger Sub Common Stock that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one (1) share of common stock, par value $0.01 per share, of the Surviving Corporation;

(b) subject to Section 2.6:

(i) each share of Common Stock that is issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock (A) held by Merger Sub or (B) held by the Company in treasury (collectively, “Excluded Shares”)) will be converted into the right to receive $25.00 in cash, without interest (the “Merger Consideration”), and, when so converted, will automatically be canceled and will cease to exist;

(ii) each Excluded Share will automatically be canceled and will cease to exist; and

(iii) each share of series A preferred stock, par value $0.01 per share, of the Company will automatically be canceled and will cease to exist.

Section 2.6  Dissenting Shares.

(a) Notwithstanding anything in this Agreement to the contrary, shares of Common Stock outstanding immediately prior to the Effective Time and held by a holder who has demanded and perfected such holder’s right to appraisal of such shares in accordance with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into or represent the right to receive the Merger Consideration, but their holder will instead be entitled to such rights as are afforded under the DGCL with respect to Dissenting Shares, unless such holder fails to perfect or withdraws or otherwise loses its right to appraisal.

(b) If any holder of shares of Common Stock who demands appraisal of such holder’s shares pursuant to the DGCL fails to perfect or withdraws or otherwise loses such holder’s right to appraisal, at the later of the Effective Time or upon the occurrence of such event, such holder’s Dissenting Shares will be converted into and will represent the right to receive the Merger Consideration, without interest, in accordance with Section 2.5(b), and shall no longer be deemed “Dissenting Shares” hereunder.

(c) The Company shall give Parent:

(i) prompt notice of any written demand for appraisal or payment of the fair value of any shares of Common Stock, withdrawals or attempted withdrawals of such demands, and any other instruments served pursuant to the DGCL received by the Company; and

(ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under the DGCL.

(d) The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisals of Common Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

Section 2.7  Exchange of Certificates; Payment for Common Stock.

(a) Paying Agent.  Prior to the Effective Time, Parent will appoint a bank or trust company reasonably acceptable to the Company to act as paying agent (the “Paying Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent will have deposited, or caused to be deposited, with the Paying Agent, for the benefit of the Public Stockholders, the aggregate amount of cash payable under Section 2.5(b) (the “Exchange Fund”).

(b) Exchange Procedures.

(i) Promptly after the Effective Time (but no later than five (5) Business Days after the Effective Time), the Paying Agent will mail to each holder of record of a certificate or certificates, which represented outstanding shares of Common Stock immediately prior to the Effective Time (“Certificates”), and to each holder of uncertificated shares of Common Stock represented by book entry immediately prior to the Effective Time (“Book-Entry Shares”), in each case, whose shares were converted into the right to receive cash pursuant to Section 2.5(b):

(A) a letter of transmittal (which will be in customary form and reviewed by the Company prior to delivery thereof) specifying that delivery will be effected, and risk of loss and title to the Certificates or Book-Entry Shares held by such Person will pass, only upon delivery of the Certificates or Book-Entry Shares to the Paying Agent; and

(B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares, in exchange for the applicable Merger Consideration.

(ii) Upon surrender to, and acceptance in accordance with Section 2.7(b)(iii) below by, the Paying Agent of a Certificate or of Book-Entry Shares, the holder will be entitled to the amount of cash into which the number of Book-Entry Shares or shares of Common Stock formerly represented by each Certificate surrendered have been converted under this Agreement.

(iii) The Paying Agent will accept Certificates or Book Entry Shares upon compliance with such reasonable terms and conditions as the Paying Agent may impose to effect an orderly exchange of the Certificates or Book-Entry Shares in accordance with normal exchange practices.

(iv) After the Effective Time, no further transfers may be made on the records of the Company or its transfer agent of Certificates or Book-Entry Shares and if such Certificates or Book-Entry Shares are presented to the Company for transfer, they will be canceled against delivery of the Merger Consideration allocable to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(v) No interest will be paid or accrued for the benefit of holders of Certificates or Book-Entry Shares on the Merger Consideration payable in respect of Certificates or Book-Entry Shares.

(vi) If any Merger Consideration is to be remitted to a name other than that in which the surrendered Certificate or Book-Entry Share is registered, no Merger Consideration may be paid in exchange for such surrendered Certificate or Book-Entry Share unless:

(A) the Certificate so surrendered is properly endorsed, with signature guaranteed, or otherwise in proper form for transfer;

(B) the Book-Entry Share is properly transferred; and

(C) the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate or Book-Entry Share or establish to the satisfaction of the Paying Agent that such Tax has been paid or is not payable.

(vii) Until surrendered as contemplated by this Section 2.7 and at any time after the Effective Time, each Certificate or Book-Entry Share (other than Dissenting Shares and Excluded Shares) will be deemed to represent only the right to receive upon such surrender the Merger Consideration allocable to such Book-Entry Share or the shares represented by such Certificate as contemplated by Section 2.5(b).

(c) No Further Ownership Rights in Common Stock.  The Merger Consideration paid upon the surrender for exchange of Certificates or Book-Entry Shares in accordance with this Section 2.7 will be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Common Stock represented by such Certificates or Book-Entry Shares.

(d) Termination of Exchange Fund.  The Paying Agent will deliver to the Surviving Corporation any portion of the Exchange Fund (including any interest and other income received by the Paying Agent in respect of all such funds) which remains undistributed to the holders of Certificates or Book-Entry Shares upon expiry of the period of six (6) months following the Effective Time. Any holders of shares of Common Stock prior to the Merger who have not complied with this Section 2.7 prior to such time may look only to the Surviving Corporation for payment of their claim for Merger Consideration to which such holders may be entitled.

(e) No Liability.  No Party will be liable to any Person in respect of any amount from the Exchange Fund delivered to a public official in accordance with any applicable abandoned property, escheat or similar Law.

(f) Lost, Stolen or Destroyed Certificates.  If any Certificate is lost, stolen or destroyed, the Paying Agent will issue the Merger Consideration deliverable in respect of, and in exchange for, such lost, stolen or destroyed Certificate, as determined in accordance with this Section 2.7, only upon:

(i) the making of an affidavit of such loss, theft or destruction by the Person claiming such Certificate to be lost, stolen or destroyed; and

(ii) if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may reasonably require as indemnity against any claim that may be made against it with respect to such Certificate; or

(iii) if required by the Surviving Corporation, the entering into an indemnity agreement by such Person reasonably satisfactory to the Surviving Corporation to indemnify the Surviving Corporation against any claim that may be made against it with respect to such Certificate.

(g) Withholding Rights.  Purchasers and the Surviving Corporation may deduct and withhold, or may instruct the Paying Agent to deduct and withhold, from the consideration otherwise payable under this Agreement to any holder of shares of Common Stock such amounts as Purchasers, the Surviving Corporation or the Paying Agent is required to deduct and withhold under the Code or any similar provision of state, local or foreign Tax Law with respect to the making of such payment. Any amounts so deducted and withheld by Purchasers, the Surviving Corporation or the Paying Agent will be treated as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made for all purposes.

Section 2.8  Deferred Stock Accounts.  At the Effective Time, each notional stock account with respect to Common Stock under the Company’s deferred compensation plan shall be adjusted pursuant to the terms of the plan such that the account ceases to represent a notional investment in shares of Common Stock and shall be converted into a notional cash account equal to the product of (x) the number of shares of Common Stock subject to such stock account multiplied by (y) the Merger Consideration.

Section 2.9  Adjustments to Merger Consideration.  In the event that, between the date of this Agreement and the Effective Time, the number of issued and outstanding shares of Common Stock or securities convertible or exchangeable into or exercisable for shares of Common Stock changes as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, issuer tender or exchange offer, or other similar transaction, the per share Merger Consideration shall be equitably adjusted to reflect such change; provided that nothing in the foregoing shall permit the Company to take any action which is otherwise prohibited by the terms of this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in (i) the corresponding sections of the disclosure letter delivered by the Company to Parent before the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item in any section of the Company Disclosure Schedule shall be deemed to be disclosed with respect to any other section of the Company Disclosure Schedule to the extent that the relevance of such item to such other section is or reasonably should be apparent to the Purchasers or any Dual Employee) or (ii) the SEC Documents filed at least two (2) Business Days prior to the date of this Agreement (excluding, in each case, any disclosures set forth in any risk factor section or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), or (b) as any Dual Employee otherwise has Knowledge of as of the date hereof, the Company hereby represents and warrants to the Purchasers as follows:

Section 3.1  Organization and Qualification.

(a) The Company is a corporation duly organized, validly existing and in good standing under the Laws of Delaware and has all the requisite corporate power and authority to carry on its business as now being conducted and to own, lease, use and operate the properties owned and used by it. Except as would not have a Material Adverse Effect, each Company Subsidiary is validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as now conducted.

(b) The Company and the Company Subsidiaries are qualified and in good standing to do business in each jurisdiction in which the nature of its business requires it to be so qualified, except to the extent the failure to be so qualified would not have a Material Adverse Effect.

Section 3.2  Capitalization.

(a) As of the date of this Agreement, the authorized capital stock of the Company consists of (i) 250,000,000 shares of Common Stock; and (ii) 250,020,000 shares of preferred stock, par value $.01 per share. As of June 30, 2011, there were 19,333,931 shares of Common Stock issued and outstanding, 4,541,900 shares of Common Stock held in treasury, and 20,000 shares of series A preferred stock held in treasury. All of the issued and outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable. No restricted shares of Common Stock have been granted by the Company other than such shares that have vested prior to the date hereof.

(b) There are no outstanding options, warrants or other rights of any kind (including preemptive rights) issued or granted by the Company to acquire from the Company any additional shares of capital stock of the Company or securities convertible into or exchangeable for, or which otherwise confer on the holder thereof any right to acquire, any such additional shares from the Company, nor is the Company committed to issue any such option, warrant, right or security.

(c) The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter.

Section 3.3  Subsidiaries.  Section 3.3(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all Subsidiaries of the Company as of the date hereof (the “Company Subsidiaries”). Except for the Company Subsidiaries, the Company does not own, directly or indirectly, any capital stock, voting securities, partnership interests or equity securities of any Person. Except as set forth in Section 3.3(b) of the Company Disclosure Schedule, all of the outstanding shares of capital stock or other equity interests of each of the Company’s Subsidiaries are duly authorized, validly issued, fully paid and nonassessable and owned free and clear of any Lien.

Section 3.4  Authorization; Approval and Fairness.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger, subject only to adoption of this Agreement by the affirmative vote of (i) at least a majority of all outstanding shares of Common Stock and (ii) at least a majority of all outstanding shares of Common Stock held by the Public Stockholders, in each case, entitled to vote on such matter at a meeting of stockholders duly called and held for such purpose (together, the “Required Stockholder Vote”).

(b) This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Purchasers, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or by general equitable principles.

(c) On or prior to the date of this Agreement, the Special Committee and the Company Board (upon the recommendation of the Special Committee) have (i) approved the terms of this Agreement and the Merger, (ii) determined that the Merger is fair to and in the best interest of the Company and the Public Stockholders, and (iii) resolved to recommend that the stockholders of the Company approve the adoption of this Agreement and the Merger (the “Company Recommendation”).

(d) The Special Committee has received an opinion of Evercore Group L.L.C. to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the Public Stockholders.

Section 3.5  Consents.

(a) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 3.5(b) have been made or obtained, the execution, delivery and performance by the Company of this Agreement will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i) any provision of the Company’s or any of the Company Subsidiaries’ certificate of incorporation or bylaws (or comparable organizational documents);

(ii) any Law or Judgment to which the Company or any of the Company Subsidiaries or their respective properties is subject or bound, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement; or

(iii) any Contract to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or their respective properties is bound, or result in the creation of any Lien upon any of the properties or assets of any the Company or any of the Company

Subsidiaries, except for such violations, conflicts, breaches, defaults or Liens that would not, together with all such other violations, conflicts, breaches, defaults and Liens, have a Material Adverse Effect or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the Company’s valid execution, delivery or performance of this Agreement, or the consummation of any other transaction contemplated on the part of the Company under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate related documents with the relevant authorities of other states in which the Company is qualified to do business, (iii) the filings required under, and compliance with other applicable requirements of, the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and (iv) approvals, qualifications, orders, authorizations, or filings, in each case, the failure to obtain which would not have a Material Adverse Effect on the Company or reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

Section 3.6  Brokers and Finders.  Other than Evercore Group L.L.C., the Company has not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement. The Company has disclosed to Parent all amounts payable to Evercore Group L.L.C.

Section 3.7  Proxy Statement; Schedule 13E-3.

(a) None of the information to be supplied by the Company for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(b) Each of the Proxy Statement and the Schedule 13E-3 will, as of its first date of use, comply as to form in all material respects with the provisions of the Exchange Act.

Section 3.8  SEC Documents; Financial Statements; Sarbanes-Oxley.

(a) The Company has filed with the SEC all reports, schedules, forms, statements, amendments, supplements and other documents required to be filed with the SEC since January 1, 2009, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (these documents, and together with all information incorporated by reference therein and exhibits thereto, the “SEC Documents”).

(b) As of the respective dates that they were filed, the SEC Documents complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act, as the case may be. None of the SEC Documents, at the time filed, contained any untrue statement of a material fact or omitted to state any material fact required to be stated in or necessary in order to make the statements in the SEC Documents, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Documents. To the Knowledge of the Company, as of the date hereof, none of the SEC Documents is the subject of ongoing SEC formal, informal or voluntary review or investigation.

(c) The financial statements of the Company included in the SEC Documents (i) comply in all material respects with applicable accounting requirements and the applicable published rules and regulations of the SEC, (ii) have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by applicable instructions or regulations of the SEC relating to the preparation of quarterly reports on Form 10-Q) applied on a consistent basis during the period involved (except as may be indicated in the notes to the financial statements), and (iii) fairly present in all material respects the consolidated financial position of the Company as of the respective dates and the Company’s consolidated results of operations and cash flows for the periods then ended except as otherwise noted therein (subject, in the case of unaudited statements, to normal year-end audit adjustments).

(d) The Company maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) required in order for the Chief Executive Officer and Chief Financial Officer of the Company to engage in the review and evaluation process mandated by Section 302 of the Sarbanes-Oxley Act of 2002. The Company’s “disclosure controls and procedures” are reasonably designed to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure. The Company is not a party to any off-balance sheet arrangements (as defined in Item 303(c) of Regulation S-K promulgated under the Exchange Act).

Section 3.9  Absence of Certain Changes or Events.

(a) Since December 31, 2010, the Company and the Company Subsidiaries have conducted their respective businesses only in the ordinary course of such businesses.

(b) From December 31, 2010 through the date of this Agreement there has not been any Material Adverse Effect.

Section 3.10  No Undisclosed Liabilities.  Neither the Company nor any of the Company Subsidiaries has any Liabilities of any kind whatsoever (whether accrued, contingent, absolute or otherwise, whether known or unknown), except Liabilities:

(a) reflected, reserved for or disclosed in the Company’s balance sheet as of December 31, 2010 included in the SEC Documents filed by the Company;

(b) incurred after December 31, 2010 in the ordinary course of business consistent with past practice; or

(c) that would not have a Material Adverse Effect.

Section 3.11  Compliance with Laws.  Each of the Company and each of the Company Subsidiaries is in compliance with and has not been given notice of any violation of, any applicable Law, rule, regulation, judgment, injunction, order or decree of any Governmental Entity applicable to the Company or the Company Subsidiaries, except for such violations as would not have a Material Adverse Effect.

Section 3.12  Legal Proceedings.  Neither the Company nor any of the Company Subsidiaries is subject to any continuing Judgment with any Governmental Entity, and there is no claim, action, suit, litigation, proceeding, or arbitration pending or, to the Knowledge of the Company, threatened, except for matters which would not have a Material Adverse Effect.

Section 3.13  Intellectual Property.

(a) Except as would not have a Material Adverse Effect, (i) the Company and the Company Subsidiaries have sufficient rights to use all Intellectual Property that is used in their respective businesses as conducted on the date of this Agreement (the “Company IP”) free and clear of all Liens and (ii) all of the registrations and applications included in the Company IP owned by the Company or any of the Company Subsidiaries are subsisting.

(b) Except as would not have a Material Adverse Effect, neither the conduct of the business of the Company nor the conduct of the business of any of the Company Subsidiaries nor the ownership or use of the Company IP infringes or otherwise violates any Intellectual Property rights of any third party.

(c) For purposes of this Agreement: “Intellectual Property” means all foreign and domestic (i) trademarks, service marks, brand names, corporate names, Internet domain names, logos, symbols, trade dress, trade names, and all other source indicators and all goodwill associated therewith and symbolized thereby; (ii) patents and proprietary inventions and discoveries; (iii) confidential and proprietary information, trade secrets and know-how; (iv) copyrights, Software and works of authorship in any media; (v) all other intellectual property rights; and (vi) all applications and registrations, invention disclosures, and extensions, revisions, restorations, substitutions, modifications, renewals, divisions, continuations, continuations-in-part, reissues and re-examinations related to any of the foregoing; and “Software” means any and all (A) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, and (B) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise.

Section 3.14  Contracts.  Each Contract (or group of related Contracts) that is material to the Company and the Company Subsidiaries taken as a whole (a “Material Contract”) is valid and binding on the Company or the Company Subsidiaries, as the case may be, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, except for such failures to be valid and binding or to be in full force and effect as would not have a Material Adverse Effect. There is no breach or default under any Material Contracts by the Company or the Company Subsidiaries and no event has occurred that, with the lapse of time or the giving of notice or both, would constitute a breach or default thereunder by the Company or the Company Subsidiaries, in each case except as would not have a Material Adverse Effect.

Section 3.15  Takeover Statutes.  No “business combination,” “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (including Section 203 of the DGCL) is applicable to this Agreement, the Merger or the other transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS

Purchasers hereby represent and warrant to the Company as follows:

Section 4.1  Organization and Qualification.  Each of Parent and Merger Sub is duly organized, and is validly existing and in good standing under the laws of Delaware. Merger Sub has been formed solely for the purpose of merging with and into the Company and taking action incident to the Merger. Except for Liabilities and activities contemplated by this Agreement or the Equity Contribution, Merger Sub has not incurred any obligations or Liabilities or engaged in any business activities of any kind prior to the Closing. All issued and outstanding shares of Merger Sub Common Stock are and will remain beneficially owned by M&F prior to the Closing.

Section 4.2  Authorization.

(a) Parent has all requisite limited liability company power and authority and has taken all limited liability company action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement. Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated by this Agreement, including the Merger.

(b) This Agreement has been duly executed and delivered by Purchasers and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of Purchasers, enforceable against Purchasers in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, or similar laws affecting creditors’ rights generally or by general equitable principles.

(c) Immediately following the execution of this Agreement by the parties hereto, Parent, in its capacity as the sole stockholder of Merger Sub, will approve this Agreement.

Section 4.3  Consents.

(a) Assuming that the consents, approvals, qualifications, orders, authorizations and filings referred to in Section 4.3(b) have been made or obtained, the execution, delivery and performance by Purchasers of this Agreement will not (with or without notice or lapse of time) result in any violation of or be in conflict with, or result in a breach of, or constitute a default (or trigger or accelerate loss of rights or benefits or accelerate performance or obligations required) under:

(i) any provision of the organizational documents of Parent or Merger Sub; or

(ii) any Law or Judgment to which Parent or Merger Sub or their respective properties is subject or bound, except for such violations, conflicts, breaches or defaults that would not, together with all such other violations, conflicts, breaches and defaults, reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) No consent, approval, qualification, order or authorization of, or filing with, any Governmental Entity is required in connection with the valid execution, delivery or performance of this Agreement by Parent or Merger Sub, or the consummation of any other transaction contemplated on the part of Parent or Merger Sub under this Agreement, except (i) in connection, or in compliance, with the Securities Act and the Exchange Act, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (iii) the filings required under, and compliance with other applicable requirements of, the HSR Act and (iv) approvals, qualifications, orders, authorizations, or filings, in each case the failure to obtain which would not reasonably be expected to prevent or materially delay Purchaser or Merger Subs ability to consummate the transactions contemplated by this Agreement.

Section 4.4  Financing.  Merger Sub will have access to sufficient funds to pay the aggregate Merger Consideration and other amounts payable pursuant to this Agreement at the Effective Time, including all fees and expenses incurred in connection with the transactions contemplated hereby.

Section 4.5  Brokers and Finders.  Other than Moelis & Company, Purchasers have not employed any broker, finder, advisor or intermediary in connection with the transactions contemplated by this Agreement that would be entitled to a broker’s, finder’s, or similar fee or commission in connection with or upon the consummation of the transactions contemplated by this Agreement.

Section 4.6  Proxy Statement; Schedule 13E-3.  None of the information to be supplied by the Purchasers for inclusion in the Proxy Statement or the Schedule 13E-3 will (i) in the case of the Schedule 13E-3 (or any amendment thereof or supplement thereto), as of the date of filing and as of the date of the Company Stockholders’ Meeting and (ii) in the case of the Proxy Statement (or any amendment thereof or supplement thereto), as of the date of filing or mailing to the Company’s stockholders and as of the date of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein with respect to information provided by Purchasers, in light of the circumstances under which they are made, not misleading.

Section 4.7  Solvency of Parent and the Surviving Corporation.  Immediately following the Effective Time and after giving effect to the Merger and taking into account the financing and related transaction costs necessary to consummate the Merger, Parent, the Surviving Corporation and each of its Subsidiaries will not (i) be insolvent (either because their respective financial conditions are such that the sum of their debts is greater than the fair market value of their assets or because the fair saleable value of their assets is less than the amount required to pay their probable liability on their existing debts as such debts mature); (ii) have unreasonably small capital with which to engage in the business of the Company as conducted immediately prior to the consummation of the Merger; or (iii) have incurred debts beyond their ability to pay such debts as such debts become due, taking into account the timing of and amounts of cash to be received by them and the timing of and amounts of cash to be payable on or in respect of their respective indebtedness, in each case after giving effect to the transactions contemplated by this Agreement.

Section 4.8  Ownership of Shares.  Merger Sub and the Contributing Stockholders collectively own 8,394,000 shares of Common Stock as of the date hereof and, immediately after the Equity Contribution,

Merger Sub will own at least 8,394,000 shares of Common Stock. Except as set forth herein, none of M&F or its Subsidiaries owns (directly or indirectly, beneficially or of record) any shares of capital stock of the Company or holds any rights to acquire or vote any shares of capital stock of the Company except pursuant to this Agreement.

Section 4.9  No Other Representations or Warranties.  Except for the representations and warranties contained in Article III, each of the Purchasers acknowledges that (i) neither the Company nor any other Person on behalf of the Company makes any express or implied representation or warranty to the Purchasers and (ii) neither the Company nor any other Person acting on behalf of the Company will have or be subject to any liability to the Purchasers or any of their Affiliates or their respective directors, officers or employees resulting from the distribution to any Purchaser, or any Purchaser’s use of, any information, documents, projections, forecasts or other material available or made available to the Purchasers.

ARTICLE V

CERTAIN COVENANTS AND AGREEMENTS

Section 5.1  Certain Actions Pending Merger.  Except as required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the business of it and the Company Subsidiaries shall be conducted in all material respects in the ordinary and usual course consistent with past practice and, to the extent consistent therewith, the Company and Company Subsidiaries shall use their respective reasonable best efforts to preserve their business organizations intact and maintain existing relations and goodwill with Governmental Entities, customers, suppliers, licensors, licensees, distributors, creditors, lessors, employees and business associates and keep available the services of its and its Subsidiaries’ present employees and agents. Without limiting the generality of the foregoing, except as required by applicable Law, as set forth in Section 5.1 of the Company Disclosure Schedule, or as expressly contemplated by this Agreement, the Company covenants and agrees as to itself and the Company Subsidiaries that, after the date of this Agreement and prior to the Effective Time, the Company, other than with respect to actions taken by or at the direction of any Dual Employee, shall not, and shall cause the Company Subsidiaries not to, without the prior written consent of Parent (not to be unreasonably withheld or delayed):

(a) (i) adjust, split, combine or reclassify any of its capital stock or other equity interests or (ii) set any record dates or payment dates for the payment of any dividends or distributions on its capital stocks, or make, declare, set aside or pay any dividends on or make any other distribution in respect of any of its capital stock, other than, in each case, any such dividends or distributions from any Company Subsidiary to the Company or any other Company Subsidiary;

(b) issue, deliver, pledge, encumber, sell or purchase any shares of its capital stock or other equity interests, or rights, warrants or options to acquire, any such shares of capital stock or other equity interests, or propose to do any of the foregoing;

(c) amend its certificate of incorporation, bylaws or other organizational documents in any manner;

(d) merge or consolidate with any other Person, or acquire any assets or capital stock of any other Person, other than acquisitions of assets in the ordinary course of business consistent with past practice;

(e) (i) incur any long-term indebtedness for money borrowed or guarantee any such indebtedness of another Person in excess of $5,000,000, other than in the ordinary course of business, or (ii) make, or commit to make, any individual capital expenditures in excess of $2,500,000, other than in the ordinary course of business;

(f) except as may be required by changes in applicable Law or GAAP, change any method, practice or principle of accounting;

(g) enter into any new employment agreements with, or increase the compensation of, any officer or director of the Company or any Company Subsidiary (including entering into any bonus, severance, change of control, termination, reduction-in-force or consulting agreement or other employee benefits arrangement or agreement pursuant to which such person has the right to any form of compensation from the Company or such Company Subsidiary), other than as required by Law or by written agreements in effect on or prior to the date of this Agreement with such person, or otherwise amend in any material respect any existing agreements with any such person or use its discretion to amend any Benefit Plan or accelerate the vesting or any payment under any Benefit Plan, other than in the ordinary course of business;

(h) settle or otherwise compromise any material litigation, arbitration or other judicial or administrative dispute or proceeding relating to (i) the Company or the Company Subsidiaries other than in the ordinary course of business, or (ii) the Merger or the transactions contemplated by this Agreement;

(i) sell, transfer, lease, mortgage, encumber or otherwise dispose of any of its material properties or assets to any Person, except (i) in the ordinary course of business consistent with past practice, (ii) pursuant to an agreement in effect on the date of this Agreement, or (iii) dispositions of obsolete assets;

(j) make an investment in, or loan to, any Person, except the Company or the Company Subsidiaries, other than in the ordinary course of business;

(k) enter into, terminate or amend any Material Contract other than in the ordinary course of business;

(l) except in the ordinary course of business, make or change any material election concerning Taxes or Tax Returns, file any material amended Tax Return, enter into any material closing agreement with respect to Taxes, settle any material Tax claim or assessment or surrender any right to claim a material refund of Taxes or obtain any Tax ruling; or

(m) enter into any agreement to, or the making of any commitment to, take any of the actions prohibited by this Section 5.1.

Section 5.2  Proxy Statement.

(a) The Company shall (i) as promptly as reasonably practicable after the date of this Agreement, prepare and file with the SEC a proxy statement relating to the Company Stockholders’ Meeting (together with any amendments thereof or supplements thereto and any other required proxy materials, the “Proxy Statement”), (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings, (iii) as promptly as reasonably practicable prepare and file any amendments or supplements necessary to be filed in response to any such comments and (iv) use its reasonable best efforts to have cleared by the staff of the SEC the Proxy Statement and thereafter mail to its stockholders as promptly as reasonably practicable such Proxy Statement, and (v) to the extent required by applicable Law, as promptly as reasonably practicable, file and mail to the Company stockholders any supplement or amendment to the Proxy Statement. The Company shall promptly notify Parent upon the receipt of any comments (written or oral) from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, shall consult with Parent and provide Parent with the opportunity to review and comment on any response to such comments or requests prior to responding to any such comments or request, and shall provide Parent with copies of all correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand. Parent shall cooperate with the Company in connection with the preparation and filing of the Proxy Statement, including promptly furnishing the Company upon request with any and all information as may be required to be set forth in the Proxy Statement under the Exchange Act. The Company will provide Parent a reasonable opportunity to review and comment upon the Proxy Statement, or any amendments or supplements thereto, prior to filing the same with the SEC.

(b) The Company and Parent shall cooperate to (i) concurrently with the preparation and filing of the Proxy Statement, jointly prepare and file with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3 (together with any amendments thereof or supplements thereto, the “Schedule 13E-3”) relating to the transactions contemplated by this Agreement, and furnish to each other all information concerning such party as may be reasonably requested in connection with the preparation of the Schedule 13E-3, (ii) respond as promptly as reasonably practicable to any comments received from the staff of the SEC with respect to such filings and will consult with each other prior to providing such response, (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any such comments, (iv) use reasonable best efforts to have cleared by the SEC the Schedule 13E-3 and (v) to the extent required by applicable Law, as promptly as reasonably practicable, prepare and file any supplement or amendment to the Schedule 13E-3.

(c) If, at any time prior to the Company Stockholders’ Meeting any information relating to the Company or Parent or any of their respective Affiliates should be discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or Schedule 13E-3, as applicable, so that the Proxy Statement or Schedule 13E-3, as applicable, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other party and, to the extent required by applicable Law, the Company (or the Company and Parent jointly, in the case of the Schedule 13E-E) shall disseminate an appropriate amendment thereof or supplement thereto describing such information to the Company’s stockholders.

(d) Subject to Section 5.4, the Company Recommendation shall be included in the Proxy Statement and the Schedule 13E-3.

Section 5.3  Stockholders’ Meeting.

(a) The Company will call and hold a meeting of the stockholders of the Company for the purpose of voting upon the adoption and approval of this Agreement and the transactions contemplated by this Agreement (such meeting, the “Company Stockholders’ Meeting”). The Company Stockholders’ Meeting will be held (on a date selected by the Company in consultation with Parent) as promptly as practicable (but no later than 40 days) after the mailing of the Proxy Statement to the stockholders of the Company subject to any reasonable delay required by the need to supplement or amend the Proxy Statement. M&F shall cause to be voted all shares of Common Stock beneficially owned by it in favor of the adoption and approval of this Agreement and the transactions contemplated by this Agreement.

Section 5.4  No Solicitation; No Adverse Company Recommendation.

(a) Except as expressly permitted by this Section 5.4, neither the Company nor any of the Company Subsidiaries nor any of their respective officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives (such officers, directors, employees, investment bankers, attorneys, accountants and other advisors or representatives, collectively, “Representatives”) shall, directly or indirectly:

(i) initiate, solicit, or knowingly encourage, induce or assist any inquiries or the making, submission or announcement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal;

(ii) execute or enter into any Contract with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement pursuant to the terms and conditions of Section 5.4(b));

(iii) engage in, continue or otherwise participate in any discussions or negotiations regarding, or provide or furnish any non-public information or data relating to the Company or any of the Company Subsidiaries or afford access to the business, properties, assets, books, records or personnel of the Company or any of the Company Subsidiaries to any Person (other than Parent, Merger Sub, or any of their respective Affiliates, designees or Representatives) with the intent to initiate, solicit, encourage, induce or assist the making, submission or commencement of any proposal or offer that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal; or

(iv) otherwise knowingly facilitate any effort or attempt to make an Acquisition Proposal.

(b) Notwithstanding Section 5.4(a), from the date hereof until the date that the Required Stockholder Vote has been obtained, following the receipt by the Company of an unsolicited bona fide written Acquisition Proposal, (i) the Company Board and the Special Committee shall be permitted to participate in discussions regarding such Acquisition Proposal solely to clarify the terms of such Acquisition Proposal and (ii) if the Company Board determines in good faith (A) that such Acquisition Proposal constitutes or could reasonably be expected to lead to a Superior Proposal and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such Acquisition Proposal would be inconsistent with its fiduciary duties, then the Company may, in response to such Acquisition Proposal, (x) furnish access and non-public information with respect to the Company and of the Company Subsidiaries to the Person who has made such Acquisition Proposal pursuant to an Acceptable Confidentiality Agreement and (y) participate in discussions and negotiations regarding such Acquisition Proposal.

(c) The Company shall promptly (and, in any event, within 24 hours) notify Parent if any inquiries, proposals or offers with respect to an Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter shall keep Parent informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in the Company’s intentions as previously notified.

(d) Except as set forth in Section 5.4(e) and Section 5.4(f), the Company Board or any committee thereof shall not (i) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent, (ii) approve, endorse or recommend an Acquisition Proposal or (iii) at any time following receipt of an Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Merger as promptly as practicable (but in any event within five (5) business days after receipt of any reasonable written request to do so from Parent) (any of the above, an “Adverse Company Recommendation”).

(e) Notwithstanding the foregoing, the Company Board may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties, in response to a Superior Proposal received by the Company Board after the date of this Agreement, make an Adverse Company Recommendation, but only if:

(i) the Company shall have first provided Parent prior written notice, at least three (3) Business Days in advance, that it intends to make such Adverse Company Recommendation and is prepared to terminate this Agreement to enter into a Contract with respect to a Superior Proposal, which notice shall include the material terms and conditions of the transaction that constitutes such Superior Proposal, the identity of the party making such Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such Superior Proposal; and

(ii) during the three (3) Business Days after the receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such Superior Proposal shall require an additional notice to Parent of a two (2) Business Day period which may, in whole or in part, run concurrently with the initial three (3) Business Day period), the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such Acquisition Proposal to constitute a Superior Proposal.

(f) Notwithstanding the foregoing, the Company Board may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its fiduciary duties, in response to an Intervening Event, make an Adverse Company Recommendation, but only if:

(i) the Company shall have first provided Parent prior written notice, at least three (3) Business Days in advance, that it intends to make such Adverse Company Recommendation; and

(ii) during the three (3) Business Days after the receipt of such notice, the Company shall have, and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that there is no longer a basis for such withdrawal, modification or amendment.

(g) Nothing contained in this Section 5.4 shall be deemed to prohibit the Company Board from disclosing to the stockholders of the Company a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided, that if such disclosure does not reaffirm the Company Recommendation or has the substantive effect of withdrawing or adversely modifying the Company Recommendation, such disclosure shall be deemed to be an Adverse Company Recommendation (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed to be an Adverse Company Recommendation).

(h) Any violations of the restrictions set forth in this Section 5.4 by any Representatives of the Company or any of its Subsidiaries (other than any such Representatives that are also Representatives of M&F or its Affiliates) shall be deemed to be a breach of this Section 5.4 by the Company.

Section 5.5  Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement and in accordance with applicable Law, each Party shall, and shall cause its Affiliates to, use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to ensure that the conditions set forth in Article VI are satisfied and to consummate the transactions contemplated by this Agreement as promptly as practicable. The terms of this Section 5.5 shall not limit the rights of the Company set forth in Section 5.4.

(b) Without limiting the generality of Section 5.5(a), each Party shall (i) use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws and regulations or required to be taken by any Governmental Entity or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, (ii) obtain from any Governmental Entity any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by any Party, or to avoid an action or proceeding by any Governmental Entity, in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger, (iii) defend and contest any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any Governmental Entity vacated or reversed, (iv) make, as promptly as practicable (and in any event within ten (10) Business Days of the date of this Agreement), an appropriate filing with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement and (v) make, as promptly as practicable, appropriate filings under any other applicable antitrust or anti-competition Law. Notwithstanding the foregoing or any other provision of this Agreement, the Company shall not, without Parent’s prior written consent, commit to any divestiture transaction or agree to any restriction on its business, and nothing in this Section 5.5 shall require Parent, the Company or their respective Affiliates to offer, accept or agree to (A) dispose or hold separate any material part of its or their businesses, operations or assets, (B) not compete in any geographic area or line of business, and/or (C) restrict the manner in which, or whether, Parent, the Company or any of their respective Affiliates may carry on any material part of its or their business.

(c) Each Party shall cooperate to obtain all consents, approvals or waivers from, or take other actions with respect to, third parties necessary or advisable to be obtained or taken in connection with the transactions contemplated by this Agreement.

(d) The Company shall and shall cause the Company Subsidiaries and their respective Representatives to cooperate, at Parent’s cost and expense, with Parent in connection with its efforts to obtain any financing for Parent or its Affiliates in connection with consummation of the Merger (provided that such requested cooperation is consistent with applicable Law and does not unreasonably interfere with the operations of the

Company and Company Subsidiaries), including by participating in presentations, meetings or diligence sessions with prospective lenders and assisting with the preparation of financial statements and other materials requested by prospective lenders. Parent shall indemnify, defend, and hold harmless the Company, the Company Subsidiaries and their respective Representatives from and against any and all losses suffered or incurred by them in connection with (i) any action taken by them at the request of Parent pursuant to this Section 5.5(d) or (ii) any information utilized in connection with this Section 5.5(d) (other than information provided by the Company or the Company Subsidiaries).

Section 5.6  Access.  From the date of this Agreement to the Effective Time, the Company shall allow Parent and its Representatives reasonable access at all reasonable times to the personnel, auditors, offices, records and files, correspondence, audits and properties, as well as to all information relating to or otherwise pertaining to the business and affairs, of the Company. No investigation by Parent or its Representatives pursuant to this Section 5.6, shall affect any representation or warranty of the Company in this Agreement.

Section 5.7  Notification of Certain Matters.  From and after the date of this Agreement until the Effective Time, each Party shall promptly notify the other Parties of:

(a) any change or event that would be reasonably likely to cause any of the conditions in Article VI not to be satisfied or to cause the satisfaction thereof to be materially delayed; and

(b) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Party, threatened against any Party which seeks to prohibit, prevent or materially delay consummation of the transactions contemplated hereby;

(c) provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not be deemed to be an amendment of this Agreement and shall not cure any breach of any representation or warranty hereunder.

Section 5.8  Public Announcements.  None of the Parties or their respective Affiliates will issue any press release or otherwise make any public statement with respect to this Agreement and the transactions contemplated hereby without the prior consent of the other Party (which consent will not be unreasonably withheld), except as may be required by applicable Law or stock exchange regulation. The Parties will consult (to the extent reasonably practicable if disclosure is required by Law) with each other before issuing, and provide each other the opportunity to review and comment upon, any such press release or other public statement with respect to this Agreement and the transactions contemplated by this Agreement, whether or not required by Law.

Section 5.9  Directors’ and Officers’ Indemnification.

(a) The Certificate of Incorporation and the Bylaws will contain provisions with respect to indemnification, advancement of expenses and limitation of Liability of directors and officers set forth in the Company’s certificate of incorporation and bylaws in effect as of the date of this Agreement. These provisions may not be amended, repealed or otherwise modified for a period of six (6) years following the Effective Time in any manner that would adversely affect the rights of individuals who on or prior to the Effective Time were directors or officers of the Company (each a “Covered Person”), unless such modification is required by Law and then only to the maximum extent required by such applicable Law.

(b) From the Effective Time through the later of (i) the sixth anniversary of the date on which the Effective Time occurs and (ii) the expiration of any statute of limitations applicable to any claim, action, suit, proceeding or investigation referred to below, the Surviving Corporation shall indemnify and hold harmless each Covered Person against all claims, losses, Liabilities, damages, judgments, fines, fees, costs or expenses, including reasonable attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time (including this Agreement and the transactions and actions contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent permitted under applicable Law and as required by the certificate of incorporation or bylaws of the Company in effect on the date of this Agreement, including provisions relating to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation.

(c) The Surviving Corporation shall provide, for a period of not less than six (6) years after the Effective Time, the Covered Persons who are currently covered by the Company’s existing director and officer insurance policy with an insurance policy (including by arranging for run-off coverage, if necessary) that provides coverage for events occurring at or prior to the Effective Time that is no less favorable than the existing policy so long as the Surviving Corporation is not required to pay an annual premium in excess of 300% of the last annual premium paid by the Company for such insurance before the date of this Agreement (such 300% amount being the “Maximum Premium”). If Surviving Corporation is unable to obtain the insurance described in the prior sentence for an amount less than or equal to the Maximum Premium, then the Surviving Corporation shall instead obtain as much comparable insurance as possible for an annual premium equal to the Maximum Premium. Notwithstanding the foregoing, in lieu of the arrangements contemplated by this Section 5.9(c), Parent shall be entitled to purchase a “tail” directors’ and officers’ liability insurance policy covering the matters described in this Section 5.9(c), and if it so elects, the obligations under this Section 5.9(c) shall be satisfied so long as Purchaser (or the Surviving Corporation) causes such policy to be maintained in effect for a period of six years following the Effective Time.

(d) The covenants contained in this Section 5.9 shall survive the Effective Time, and are intended to be for the benefit of, and shall be enforceable by, each Covered Person and their respective heirs and legal representatives and shall not be deemed exclusive of any other rights to which a Covered Person is entitled, whether pursuant to Law, Contract or otherwise.

(e) In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Parent’s option, Parent, shall assume the obligations set forth in this Section 5.9.

Section 5.10  Stockholder Litigation.  Each of the Parties shall give the other the reasonable opportunity to participate in the defense of any stockholder litigation against any Party or their respective directors and officers, as applicable, relating to this Agreement and the transactions contemplated hereby. No settlement that imposes obligations (monetary or otherwise) on the Company or the Surviving Corporation shall be agreed to without the prior written consent of Parent.

Section 5.11  Rule 16b-3.  Prior to the Effective Time, the Company shall take such steps as may be reasonably requested by any Party hereto to cause dispositions of Company equity securities pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the SEC regarding such matters.

Section 5.12  Knowledge of Inaccuracies.  Parent shall not have any right to (a) terminate this Agreement under Section 7.1(c)(ii) or (b) claim any damage or seek any other remedy at Law or in equity for any breach of or inaccuracy in any representation or warranty made by the Company in Article III to the extent (i) M&F, the Purchasers or any of their respective Affiliates or (ii) any Dual Employee had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty as of the date hereof.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.1  Conditions to each Party’s Obligation to Effect the Merger.  The respective obligation of each Party to effect the Merger is subject to the satisfaction on or prior to the Closing Date of each of the following conditions, none of which may be waived:

(a) No Injunctions or Restraints; Illegality.  No court or other Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement.

(b) Approval of Stockholders.  The Required Stockholder Vote shall have been obtained.

(c) Regulatory Approvals.  The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been earlier terminated.

Section 6.2  Conditions to the Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a) Representations and Warranties.  The representations and warranties of the Purchasers set forth in this Agreement shall be true and correct in all respects as of the date hereof and as of the Closing Date, without regard to any “materiality” qualifications contained in them, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of any such representation or warranty to be so true and correct would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement.

(b) Agreements.  Purchasers shall have performed and complied in all material respects with all its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Certificate.  The Company shall have received a certificate of a senior executive officer of each of Parent and Merger Sub, dated as of the Closing Date, certifying that the conditions specified in Section 6.2(a) and Section 6.2(b) have been fulfilled.

Section 6.3  Conditions to the Obligation of Purchasers to Effect the Merger.  The obligation of Purchasers to effect the Merger is further subject to the satisfaction or waiver of each of the following conditions prior to or at the Closing Date:

(a) Representations and Warranties.  The representations and warranties of the Company set forth in (i) this Agreement (other than in Section 3.9(b)) shall be true and correct in all respects as of the date hereof and as of the Closing Date, without regard to any “materiality” or “Material Adverse Effect” qualifications contained in them, as though made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except where the failure of any such representation or warranty to be so true and correct would not (A) individually or in the aggregate have a Material Adverse Effect or (B) reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement and (ii) Section 3.9(b) shall be true and correct in all respects as of the date hereof and as of the Closing Date.

(b) Agreements.  The Company shall have performed and complied in all material respects with all of its undertakings and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

(c) Certificate.  Parent and Merger Sub shall have received a certificate of a senior executive officer of the Company, dated as of the Closing Date, certifying that the conditions specified in Section 6.3(a) and Section 6.3(b) have been fulfilled.

(d) Material Adverse Effect.  Since the date of this Agreement, there shall not have occurred any Material Adverse Effect.

For the avoidance of doubt, the obtaining of financing is not a condition to the obligations of the Purchasers.

ARTICLE VII

TERMINATION

Section 7.1  Termination.  This Agreement may be terminated and the Merger may be abandoned as follows:

(a) At any time prior to the Effective Time, by the mutual written consent of Parent and the Company.

(b) By either Parent or the Company, in each case by written notice to the other, if:

(i) the Merger has not been consummated on or prior to March 31, 2012; provided that the right to terminate this Agreement under this Section 7.1(b)(i) will not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to occur on or prior to such date;

(ii) an administrative agency or commission or other governmental authority or instrumentality shall have issued a final nonappealable injunction, order, decree, judgment or ruling, permanently enjoining or otherwise prohibiting the Merger; or

(iii) at the Company Stockholders’ Meeting or any adjournment thereof at which this Agreement has been voted upon, the Company stockholders fail to approve this Agreement by the Required Stockholder Vote; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) if the failure to obtain the Required Stockholder Vote is due to the failure of M&F to vote the shares of Common Stock beneficially owned by it in accordance with Section 5.3(a).

(c) By Parent upon written notice to the Company:

(i) if, at any time prior to adoption of this Agreement by the Required Stockholder Vote, the Company Board or the Special Committee shall have effected an Adverse Company Recommendation; or

(ii) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 6.3(a) or Section 6.3(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.

(d) By the Company upon written notice to Parent:

(i) if, at any time prior to adoption of this Agreement by the Required Stockholder Vote, the Company Board or the Special Committee shall have effected an Adverse Company Recommendation as a result of an Intervening Event; provided that the Company has complied with the requirements of Section 5.4 (including Section 5.4(f));

(ii) if, at any time prior to adoption of this Agreement by the Required Stockholder Vote, the Company Board or the Special Committee shall have effected an Adverse Company Recommendation as a result of a Superior Proposal; provided that the Company has complied with requirements as set forth in Section 5.4 (including Section 5.4(e)); or

(iii) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement such that (if such breach occurred or was continuing as of the Closing Date) the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of fulfillment and which breach is incapable of being cured, or is not cured, within 15 days following receipt of written notice of such breach.

Section 7.2  Effect of Termination.  If this Agreement is terminated as provided in Section 7.1, this Agreement will become null and void (except that the provisions of Section 7.2, Section 7.3 and Article VIII will survive any termination of this Agreement); provided that nothing in this Agreement will relieve any party from any Liability resulting from any willful breach of this Agreement or intentional misconduct.

Section 7.3  Termination Fee.

(a) The Company will pay, or cause to be paid, to Parent an amount equal to $8,250,000 (the “Termination Fee”) if (i) the Company terminates this Agreement pursuant to Section 7.1(d)(ii), or (ii) Parent terminates this Agreement pursuant to Section 7.1(c)(i) and an Adverse Company Recommendation is made in connection with the receipt or announcement of an Acquisition Proposal.

(b) If this Agreement is terminated (i) pursuant to Section 7.1(b)(iii) and prior to the date of the Company Stockholders’ Meeting an Acquisition Proposal shall have been made or publicly announced and such Acquisition Proposal shall not have been publicly withdrawn without qualification at least five (5) Business Days prior to the Company Stockholders’ Meeting, (ii) by the Company pursuant to Section 7.1(d)(i) or (iii) by Parent pursuant to Section 7.1(c)(i) under circumstances in which the Termination Fee is not payable, the Company will pay, or cause to be paid, all of Parent’s, Merger Sub’s and their respective Affiliates’ reasonable out-of-pocket fees and expenses (including reasonable legal fees and expenses) actually incurred by Parent, Merger Sub and their respective Affiliates on or prior to the termination of this Agreement in connection with the transactions contemplated by this Agreement; provided that in no event shall the amount payable pursuant to this Section 7.3(b) exceed $4,000,000 (the amount payable pursuant to this Section 7.3(b), “Parent Expenses”).

(c) The Company acknowledges that the agreements contained in Section 7.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Purchasers would not enter into this Agreement; accordingly, if the Company fails to promptly pay the Termination Fee or Parent Expenses and, in order to obtain such payment, Parent or Merger Sub commences a suit that results in a judgment against the Company for the Termination Fee or Parent Expenses (or a portion of any such fees), the Company shall pay Parent its costs and expenses (including attorneys’ fees) in connection with such suit, together with interest on the amount of the fee at the prime rate published in the Money Rates section of The Wall Street Journal in effect on the date such payment was required to be made.

(d) All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent, and shall be made in the case of, (i) the Termination Fee, within two (2) Business Days after the termination of this Agreement, and (ii) Parent Expenses, within two (2) Business Days of receipt of an invoice from Parent.

(e) In the event that Parent shall have the right to receive the Termination Fee or Parent Expenses, Parent’s right to receive such payment (and the fees and expenses set forth in Section 7.3(d)), if any, shall be the sole and exclusive remedy (other than with respect to any Liability resulting from any willful breach of this Agreement or intentional misconduct by the Company) against the Company and any of the Company’s Subsidiaries or Affiliates for any and all losses suffered by Parent, Merger Sub, their respective Affiliates in connection with, or as a result of the failure, of the transactions contemplated by this Agreement to be consummated.

ARTICLE VIII

MISCELLANEOUS

Section 8.1  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered under this Agreement will survive the Effective Time, and none of the Purchasers and the Company, their respective Affiliates and any of the officers, directors, employees or stockholders of any of the foregoing, will have any Liability whatsoever with respect to any such representation or warranty after such time. This Section 8.1 will not limit any covenant or agreement of the Parties which by its terms contemplates performance after the Effective Time.

Section 8.2  Amendment.  This Agreement may be amended only by an agreement in writing executed by all of the Parties. After the approval of the adoption of this Agreement by the stockholders of the Company, no amendment requiring approval of the stockholders of the Company and Merger Sub shall be made without first obtaining such approval.

Section 8.3  Waiver.  At any time prior to the Effective Time, any of the Parties may:

(a) extend the time for the performance of any of the obligations or other acts of any of the other Party or Parties, as the case may be; or

(b) waive compliance with any of the agreements of the other Party or Parties, as the case may be, or fulfillment of any conditions (to the extent any such condition may be waived) to its own obligations under this Agreement.

Any agreement on the part of a Party to any such extension or waiver will be valid only if set forth in an instrument in writing signed on behalf of such Party by a duly authorized officer.

Section 8.4  Special Committee Approval.  No amendment or waiver of any provision of this Agreement and no decision or determination shall be made, or action taken, by the Company with respect to this Agreement without first obtaining the approval of the Special Committee.

Section 8.5  Expenses.  Except as contemplated by this Agreement, including Section 7.3, all costs and expenses incurred in connection with this Agreement and the consummation of the transactions contemplated by this Agreement will be the obligation of the Party incurring such expenses.

Section 8.6  Guarantee.  M&F hereby guarantees the performance of the obligations of the Purchasers under this Agreement. M&F shall cause each of the Purchasers and the Surviving Corporation, as applicable, to perform all of their respective agreements, covenants and obligations under this Agreement, including those to be performed from and after the Effective Time. This is a guarantee of payment and performance and not of collectability. M&F hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against any of the Purchasers or the Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 8.6.

Section 8.7  Actions by Dual Employees.  For purposes of this Agreement, including without limitation Sections 5.1 and 5.4, the Company shall not be in breach of this Agreement or liable in respect of any actions taken by any Dual Employee.

Section 8.8  Applicable Law; Jurisdiction; Specific Performance.

(a) This Agreement will be governed by the Laws of the State of Delaware without regard to the conflicts of law principles thereof. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in the Chancery Court of the State of Delaware, and the Parties hereby irrevocably submit to the exclusive jurisdiction of such courts (and, in the case of appeals, appropriate appellate courts therefrom) in any such action or proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such action or proceeding. The consents to jurisdiction set forth in this paragraph shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the Parties. The Parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

(b) The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this

Agreement and to enforce specifically the terms and provisions of this Agreement in the Court of Chancery of the State of Delaware, this being in addition to any other remedy to which such Party is entitled at law or in equity.

Section 8.9  Notices.  All notices and other communications under this Agreement must be in writing and will be deemed to have been duly given or made as follows: (a) if delivered in person, on the day of such delivery, (b) if by facsimile, on the day on which such facsimile was sent; provided, that receipt is personally confirmed by telephone, (c) if by certified or registered mail (return receipt requested), on the fifth Business Day after the mailing thereof or (d) if by reputable overnight delivery service, on the second Business Day after the sending thereof.

If to the Company, to:

M & F Worldwide Corp.
35 East 62nd Street
New York, NY 10065
Attention: Special Committee
Fax:       (212) 572-8435

with a copy to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, NY 10019
Attention: Michael A Schwartz, Esq.
                 Jeffrey S. Hochman, Esq.
Fax:       (212) 728-8111

If to Parent or Merger Sub, to:

MacAndrews & Forbes Holdings Inc.
35 East 62nd Street
New York, NY 10065
Attention: General Counsel
Fax:      (212) 572-8439

with a copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Franklin M. Gittes, Esq.
                 Alan C. Myers, Esq.
Fax:      (212) 735-2000

Section 8.10  Entire Agreement.  This Agreement (including the documents and instruments referred to in this Agreement) contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes and cancels all prior agreements, negotiations, correspondence, undertakings and communications of the parties, oral or written, respecting such subject matter.

Section 8.11  Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any Party (whether by operation of law or otherwise) without the prior written consent of the other Party or Parties, as the case may be; provided, however each of Parent and Merger Sub may assign its rights under this Agreement without such prior written consent to any of its Affiliates; provided, further, that any such assignment shall not relieve such Party of its obligations hereunder.

Section 8.12  Construction; Interpretation.

(a) The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

(c) References to “$” mean U.S. dollars.

(d) References herein to a specific Section, Subsection, Schedule or Annex shall refer, respectively, to Sections, Subsections, Recitals, Schedules or Annexes of this Agreement.

(e) Wherever the word “include,” “includes” or “including” is used in this Agreement, it shall be deemed to be followed by the words “without limitation”.

(f) References herein to any Law shall be deemed to refer to such Law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part and in effect from time to time, and also to all rules and regulations promulgated thereunder.

(g) References herein to any Contract mean such Contract as amended, supplemented or modified (including any waiver thereto) in accordance with the terms thereof.

(h) The headings contained in this Agreement are intended solely for convenience and shall not affect the rights of the Parties.

(i) If the last day for the giving of any notice or the performance of any act required or permitted under this Agreement is a day that is not a Business Day, then the time for the giving of such notice or the performance of such action shall be extended to the next succeeding Business Day.

(j) References herein to “as of the date hereof,” “as of the date of this Agreement” or words of similar import shall be deemed to mean “as of immediately prior to the execution and delivery of this Agreement.”

Section 8.13  Counterparts.  This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original but all of which will be considered one and the same agreement.

Section 8.14  Transfer Taxes.  Parent shall pay all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with the transactions contemplated by this Agreement. Purchaser shall file all necessary documents (including, but not limited to, all Tax Returns) with respect to all such amounts.

Section 8.15  No Third Party Beneficiaries.  Except as provided in Section 5.9, nothing in this Agreement, express or implied, is intended to confer upon any Person not a party to this Agreement any rights or remedies under or by reason of this Agreement.

Section 8.16  Severability; Enforcement.  Any term or provision of this Agreement that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or unenforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

[remainder of this page left intentionally blank]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

MX HOLDINGS ONE, LLC

By:	/s/ Barry F. Schwartz
Name:     Barry F. Schwartz

Title:	Executive Vice Chairman

MX HOLDINGS TWO, INC.

By:	/s/ Barry F. Schwartz
Name:     Barry F. Schwartz

Title:	Executive Vice Chairman

MACANDREWS & FORBES
Holdings Inc., solely with respect to Section
5.3(a) and Article VIII

By:	/s/ Barry F. Schwartz
Name:     Barry F. Schwartz

Title:	Executive Vice Chairman

M & F WORLDWIDE CORP.

By:	/s/ Paul G. Savas
Name:     Paul G. Savas

Title:	Executive Vice President and Chief Financial Officer

Annex B

[Letterhead of Evercore]

September 10, 2011

The Special Committee of the Board of Directors of
M & F Worldwide Corp.
35 East 62nd Street
New York, NY 10065

Members of the Special Committee:

We understand that M & F Worldwide Corp., a Delaware corporation (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), with MX Holdings One, LLC, a Delaware limited liability company (“Parent”), MX Holdings Two, Inc., a Delaware corporation (“Merger Sub”), and MacAndrews & Forbes Holdings Inc., a Delaware corporation (“M&F”), pursuant to which Merger Sub will be merged with and into the Company (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares owned by Merger Sub or the Company and Dissenting Shares (as defined in the Merger Agreement), will be converted into the right to receive $25.00 per share in cash, without interest (the “Merger Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Merger Agreement.

The Special Committee has asked us whether, in our opinion, the Merger Consideration is fair, from a financial point of view, to the holders of shares of Company Common Stock (other than M&F and its affiliates) entitled to receive such Merger Consideration.

In connection with rendering our opinion, we have, among other things:

(i) reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant;

(ii) reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by management of the Company and its operating divisions;

(iii) reviewed certain non-public projected financial data relating to the Company under alternative business assumptions prepared and furnished to us by management of the Company and its operating divisions;

(iv) reviewed certain non-public projected operating data relating to the Company prepared and furnished to us by management of the Company and its operating divisions;

(v) discussed the past and current operations, financial projections and current financial condition of the Company with management of the Company and its operating divisions (including their views on the risks and uncertainties of achieving such projections);

(vi) reviewed the reported prices and the historical trading activity of the Company Common Stock;

(vii) compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(viii) compared the financial performance of the Company and the valuation multiples relating to the Merger with those of certain other transactions that we deemed relevant;

(ix) reviewed a draft, dated September 8, 2011, of the Agreement (the “Draft Agreement”); and

(x) performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial data relating to the Company and its operating divisions referred to above, we have assumed that they have been reasonably prepared on bases reflecting the best then-available estimates and good faith judgments of the respective managements of the Company and its operating divisions as to the future financial performance of the Company and its operating divisions under the alternative business assumptions reflected therein. Management of the Company have advised us that the assumptions regarding the Company’s expected refinancing plans for Harland Clarke Holding Corp. (“HCHC”) as provided to us by the Company’s management in September 2011 (the “Refinancing Assumptions”) reflect the best currently available estimates and good faith judgments of management of the Company as to the matters covered thereby. Management of HCHC have advised us that the projected financial data for HCHC provided to us by HCHC’s management in July 2011 (the “HCHC Projections”) reflect the best currently available estimates and good faith judgments of management of HCHC as to the future financial performance of HCHC. Management of Mafco Worldwide Corporation (“Mafco”) have advised us that the projected financial data for Mafco provided to us by Mafco’s management in June 2011 and reaffirmed in July 2011 (the “Mafco Projections”) reflect the best currently available estimates and good faith judgments of management of Mafco as to the future financial performance of Mafco. With the consent of the Special Committee, we have relied on the Refinancing Assumptions, the HCHC Projections and the Mafco Projections for purposes of our analysis and opinion. We express no view as to any projected financial data relating to the Company, HCHC or Mafco or the assumptions on which they are based.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof. We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or materially reduce the benefits to the holders of the Company Common Stock of the Merger. We have also assumed, at the direction of the Special Committee, that the executed Merger Agreement will not differ in any material respect from the Draft Agreement reviewed by us.

We have not made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than M&F and its affiliates), from a financial point of view, of the Merger Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Merger Consideration or otherwise. We have assumed that any amendment to the Merger Agreement will not amend or modify the structure of the transaction in a manner material to our analysis. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of Company Common Stock should vote or act in respect of the Merger. We express no opinion herein as to the price at which shares of the Company will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Special Committee in connection with the Merger and have received fees in connection therewith. We will receive a fee for our services upon the rendering of this opinion and may receive, at the conclusion of this engagement, an additional fee in the sole discretion of the Special Committee. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and the Company, Parent or M&F pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to the Company, Parent or M&F in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company and its affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is addressed to, and for the information and benefit of, the Special Committee in connection with their evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair, from a financial point of view, to the holders of the shares of Company Common Stock (other than M&F and its affiliates) entitled to receive such Merger Consideration.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Jonathan A. Knee
Jonathan A. Knee
Senior Managing Director

Annex C

Section 262 of the Delaware General Corporation Law

§ 262. Appraisal rights.

(a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; and the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

(b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263 or § 264 of this title:

(1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to §§ 251, 252, 254, 255, 256, 257, 258, 263 and 264 of this title to accept for such stock anything except:

a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

(3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and (e) of this section, shall apply as nearly as is practicable.

(d) Appraisal rights shall be perfected as follows:

(1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

(2) If the merger or consolidation was approved pursuant to § 228, § 253, or § 267 of this title, then either a constituent corporation before the effective date of the merger or consolidation or the surviving or resulting corporation within 10 days thereafter shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section and, if 1 of the constituent corporations is a nonstock corporation, a copy of § 114 of this title. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder’s shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) of this section hereof and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation.

Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) of this section hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder’s written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section hereof, whichever is later. Notwithstanding subsection (a) of this section, a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition or request from the corporation the statement described in this subsection.

(f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

(g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

(h) After the Court determines the stockholders entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, interest from the effective date of the merger through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger and the date of payment of the judgment. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder’s certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

(i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

(j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

(k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder’s demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just; provided, however that this provision shall not affect the right of any stockholder who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered upon the merger or consolidation within 60 days after the effective date of the merger or consolidation, as set forth in subsection (e) of this section.

(l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

8 Del. C. 1953, § 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, § 24; 57 Del. Laws, c. 148, §§ 27-29; 59 Del. Laws, c. 106, § 12; 60 Del. Laws, c. 371, §§ 3-12; 63 Del. Laws, c. 25, § 14; 63 Del. Laws, c. 152, §§ 1, 2; 64 Del. Laws, c. 112, §§ 46-54; 66 Del. Laws, c. 136, §§ 30-32; 66 Del. Laws, c. 352, § 9; 67 Del. Laws, c. 376, §§ 19, 20; 68 Del. Laws, c. 337, §§ 3, 4; 69 Del. Laws, c. 61, § 10; 69 Del. Laws, c. 262, §§ 1-9; 70 Del. Laws, c. 79, § 16; 70 Del. Laws, c. 186, § 1; 70 Del. Laws, c. 299, §§ 2, 3; 70 Del. Laws, c. 349, § 22; 71 Del. Laws, c. 120, § 15; 71 Del. Laws, c. 339, §§ 49-52; 73 Del. Laws, c. 82, § 21; 76 Del. Laws, c. 145, §§ 11-16; 77 Del. Laws, c. 14, §§ 12, 13; 77 Del. Laws, c. 253, §§ 47-50; 77 Del. Laws, c. 290, §§ 16, 17.

—— . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . —— 0 M & F WORLDWIDE CORP. COMMON STOCK THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE SPECIAL MEETING TO BE HELD ON __________, 2011 The undersigned appoints Barry F. Schwartz, Michael C. Borofsky and Edward P. Taibi, and each of them, attorneys and proxies, each with power of substitution, to vote all shares of Common Stock of M & F Worldwide Corp. (the “Company”) that the undersigned may be entitled to vote at the Special Meeting of Stockholders of the Company to be held on __________, 2011 on the proposals set forth on the reverse side hereof and on such other matters as may properly come before the meeting and any adjournments or postponements thereof. The proxy holders will vote the shares represented by this proxy in the manner indicated on the reverse side hereof. Unless a contrary direction is indicated, the proxy holders will vote such shares “FOR” adoption of the Agreement and Plan of Merger and FOR the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies. If any further matters properly come before the Special Meeting, it is the intention of the persons named above to vote such proxies in accordance with their best judgment. (Continued and to be signed on the reverse side.) 14475

SPECIAL MEETING OF STOCKHOLDERS OF M & F WORLDWIDE CORP. ____, 2011 PROXY VOTING INSTRUCTIONS INTERNET — Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page. TELEPHONE — Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy COMPANY NUMBER card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. ACCOUNT NUMBER MAIL — Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON — You may vote your shares in person by attending the Special Meeting. Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting To Be Held on , 2011. The proxy statement is available at http://mandfworldwide.com/Financial_reporting/proxy_materials.htm —— Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. —— 00030300000000000000 8 THE BOARD RECOMMENDS A VOTE “FOR” EACH OF THE FOLLOWING PROPOSALS. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x FOR AGAINST ABSTAIN 1. Adoption of the Agreement and Plan of Merger, dated as of September 12, 2011, by and among M & F Worldwide Corp., MX Holdings One, LLC, MX Holdings Two, Inc., and MacAndrews & Forbes Holdings, as described in the Proxy Statement 2. Approval of the adjournment of the Special Meeting, if necessary or appropriate, to solicit addiitional proxies if there are not sufficient votes to adopt the Agreement and Plan of Meger. 3. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment or postponement thereof on behalf of the undersigned. JOHN SMITH 1234 MAIN STREET APT. 203 NEW YORK, NY 10038 To change the address on your account, please check the box at right and PLEASE MARK, SIGN, DATE, AND RETURN THE PROXY PROMPTLY USING indicate your new address in the address space above. Please note that THE ENCLOSED ENVELOPE. changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.